Exhibit 10.26

FINANCING AGREEMENT

Dated as of June 24, 2016

by and among

RIMINI STREET, INC.,
as a Borrower,

EACH SUBSIDIARY OF RIMINI STREET, INC.
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO
AND FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

CORTLAND CAPITAL MARKET SERVICES LLC,
as Collateral Agent,

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

and

CB AGENT SERVICES LLC,
as Origination Agent

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE AND RELATED TREASURY REGULATIONS, THE TERM LOAN IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ON THE TERM LOAN MAY BE DIRECTED TO RIMINI STREET, INC., 3993 HOWARD HUGHES PARKWAY, SUITE 500, LAS VEGAS, NEVADA 89169.

TABLE OF CONTENTS

i

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Ineligible Assignees
Schedule 2.03	Amortization
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.01(c)(ii)	Certain tax liabilities
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Note
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Intercompany Subordination Agreement

FINANCING AGREEMENT

Financing Agreement, dated as of June 24, 2016, by and among Rimini Street, Inc., a Nevada corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and CB Agent Services LLC, a Delaware limited liability company (“Colbeck”) as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of a multi-draw term loan in the aggregate principal amount of $125,000,000. The proceeds of the term loan shall be used to pay the final judgment of the Oracle Litigation (as hereinafter defined), fund an appeal bond with respect to the Appealable Claims (as hereinafter defined), to pay legal fees or other costs and expenses related to the Oracle Litigation, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01        Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 4.05.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Affiliated Advisors” has the meaning specified therefor in Section 10.16.

“After Acquired Property” has the meaning specified therefor in Section 6.01(n).

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Fee Letter” means that certain Fee Letter, dated June 24, 2016, between Cortland and the Borrowers.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Amortization Commencement Date” means, the first Business Day of the month immediately succeeding the month during which the final judgment in connection with the litigation described in clause (i) of the definition of Oracle Litigation has been entered.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(z).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Appealable Claims” means any claims for the Oracle Litigation Computer Access Damages, the Oracle Litigation Fees and Costs or the Oracle Litigation Interest.

“Applicable Premium” means, as of the date of the occurrence of an Applicable Premium Trigger Event:

(a)                during the period of time from and after the Effective Date up to and including the date that is the thirty-six (36) month anniversary of the Effective Date (the “First Period”), an amount equal to the Make-Whole Amount;

(b)               during the period of time after the First Period up to and including the date that is the forty-eight (48) month anniversary of the Effective Date, an amount equal to 1.00% times the principal amount of any principal prepayment of the outstanding Term Loans on such date (or, in the case of clauses (b), (c), (d) or (e) of the definition of Applicable Premium Trigger Event, the principal amount of the Term Loan outstanding on such date); and

(c)                thereafter, zero.

“Applicable Premium Trigger Event” means

(a)                any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, but excluding (x) any regularly scheduled amortization payment made pursuant to the first sentence of Section 2.03(a), (y) any mandatory prepayment made pursuant to Section 2.05(c)(iv) from the insurance proceeds paid in connection with any casualty event and (z) any mandatory prepayment made pursuant to Section 2.05(c)(vi)) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(b)               the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

(c)                the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Collateral Agent, for the account of the Secured Parties in full or partial satisfaction of the Obligations;

(d)               any reduction of the Total Delayed Draw Term Loan Commitment (other than any reduction pursuant to Section 2.01(b) or Section 2.05(a)); or

(e)                the termination of this Agreement for any reason not described in clauses (a) through (d) above.

“Asset Coverage Ratio” means, (I) with respect to the Parent and its Subsidiaries for any period prior to the making of any Term Loans pursuant to the Lenders’ Delayed Draw A Term Loan Commitments, the ratio of (a) the Current A/R Value as of the end of such period, to (b) the result of (x) all Consolidated Total Debt of the Parent and its Subsidiaries as of the end of such period minus (y) all Qualified Cash of the Parent and its Subsidiaries as of the end of such period, and (II) with respect to the Parent and its Subsidiaries for any period after the making of any Term Loans pursuant to the Lenders’ Delayed Draw A Term Loan Commitments, the ratio of (a) the sum of (i) the Non-Cancellable Contract Value plus (ii) the Current A/R Value, in each case, as of the end of such period, to (b) the result of (x) all Consolidated Total Debt of the Parent and its Subsidiaries as of the end of such period minus (y) all Qualified Cash of the Parent and its Subsidiaries as of the end of such period.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Origination Agent and the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party, the chief executive officer, chief financial officer, chief administrative officer, vice president-finance, treasurer, president or executive vice president of such Loan Party.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Blocked Collection Account” shall have the meaning specified therefor in Section 8.01(a).

“Blocked Person” means any Person:

(a)                that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of an OFAC Sanctions Program; or (iii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)               that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Budget Compliance Report” has the meaning specified therefor in Section 8.01(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Nevada are authorized or required to close.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution or restoration of such Loan Party’s assets pursuant to Section 2.05(c)(v) from the Net Cash Proceeds of Dispositions and Extraordinary Receipts consisting of insurance proceeds or condemnation awards, (ii) a Permitted Acquisition, (iii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (iv) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or any member of the European Union or issued by any agency thereof and backed by the full faith and credit of the United States or any member of the European Union or any agency thereof, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof; and (g) instruments equivalent to those referred to in clauses (a) through (f) above comparable in credit quality and tenor to those referred to above and denominated in any foreign currency that is convertible to Dollars and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)                the Permitted Holders cease to beneficially and of record own and control, directly or indirectly, at least (i) 50.1% on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent or (ii) 35% on a fully diluted basis of the aggregate ordinary economic power represented by the issued and outstanding Equity Interests of the Parent;

(b)               Seth Ravin, SAR Trust U/A/D August 30, 2005 or their Controlled Investment Affiliates cease to beneficially and of record own and control, directly or indirectly, at least (i) 20% on a fully diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent or (ii) 15% on a fully diluted basis of the aggregate ordinary economic power represented by the issued and outstanding Equity Interests of the Parent;

(c)                the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 33% of the aggregate ordinary voting or economic power represented by the issued and outstanding Equity Interests of the Parent;

(d)               the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than (i) in connection with any transaction permitted pursuant to Section 7.02(c)(i) and (ii) (x) director’s qualifying shares and (y) shares issued to foreign nationals, in each case, to the extent required by applicable law to be issued), free and clear of all Liens (other than Permitted Specified Liens);

(e)                Seth Ravin shall cease to be involved in the day to day operations and management of the business of the Parent, and a successor reasonably acceptable to the Origination Agent and the Required Lenders is not appointed by the Parent’s Board of Directors on terms reasonably acceptable to the Origination Agent and the Required Lenders within 45 days of such cessation of involvement; or

(f)                a “Change of Control” (or any comparable term or provision, but excluding any change of control arising as a result of a Change of Control Effective Date Transaction) under or with respect to any of the Equity Interests of the Parent or other Indebtedness of the Parent or any of its Subsidiaries with a principal amount in excess of $1,000,000.

“Change of Control Effective Date Transaction” means a “Change of Control Transaction” (as defined in the Parent’s Certificate of Incorporation as in effect on the Effective Date) arising on the Effective Date solely as a result of the granting of the Liens under the Loan Documents, provided that no consideration is required to be paid to the Class A and Class B Equity Interests of the Parent as a result of such “Change of Control Transaction”.

“Churn Rate” means, with respect to the Parent and its Subsidiaries for any period, the result (expressed as a percentage) of (a) the aggregate amount of recurring revenue of the Parent and its Subsidiaries lost during such period, divided by (b) the aggregate amount of recurring revenue of the Parent and its Subsidiaries as of the beginning of such period.

“Colbeck” has the meaning specified therefor in the preamble hereto.

“Colbeck Lenders” has the meaning specified therefor in Section 10.16.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party in favor of Collateral Agent as security for all or any part of the Obligations.

“Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Collateral Agent and, in the case of any such agreement with a mortgagee or lessor, permits Collateral Agent reasonable access to and use of such real property.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds), excluding any Specified Collections.

“Commitment Fee Letter” means the commitment fee letter, dated as of the date hereof, among the Borrowers and the Origination Agent.

“Commitments” means, with respect to each Lender, such Lender’s Effective Date Term Loan Commitment, Delayed Draw A Term Loan Commitment and Delayed Draw B Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)                the Consolidated Net Income of such Person for such period,

plus

(b)               without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)                 any provision for United States federal income taxes or other taxes measured by net income,

(ii)               Consolidated Net Interest Expense,

(iii)             any loss from extraordinary items,

(iv)             any depreciation and amortization expense,

(v)               any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi)             any fees and expenses paid (in cash or through original issue discount) to the Agents and the Lenders pursuant to, or in connection with, the Loan Documents during such period,

(vii)           Capital Expenditures made during such period to the extent permitted hereunder,

(viii)         expenses related to an initial public offering paid during such period, to the extent permitted to be paid under Section 7.02(t),

(ix)             one-time litigation costs actually paid during such period in an aggregate amount not exceeding $2,500,000 during the term of this Agreement,

(x)               any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), and

(xi)             the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period,

minus

(c)                without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)                 any credit for United States federal income taxes or other taxes measured by net income,

(ii)               any gain from extraordinary items,

(iii)             any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(iv)             any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest,

(v)               the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period, and

(vi)             any Extraordinary Prepayments;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Total Debt” means, as at any date of determination for any Person, the aggregate principal amount (or stated balance sheet amount, if larger) of all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business, endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any contractual arrangement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Cooperation Party” means Seth Ravin.

“Cooperation Agreement” means the cooperation agreement, dated as of the Effective Date, made by the Parent and the Cooperation Party in favor of the Collateral Agent for the benefit of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time.

“Cortland” has the meaning specified therefor in the preamble hereto.

“Covered Affiliate” means (a) the Borrowers, each of the Borrowers’ Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Current A/R Value” means, with respect to the Parent and its Subsidiaries as of any date of determination, the aggregate amount of outstanding Accounts Receivable (other than accounts past due by more than 90 days) of the Parent and its Subsidiaries as of such date.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

“Delayed Draw A Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans after the Effective Date pursuant to such Lender’s Delayed Draw A Term Loan Commitment, the percentage obtained by dividing (i)  such Lender’s Delayed Draw A Term Loan Commitment, by (ii) the Total Delayed Draw A Term Loan Commitment.

“Delayed Draw A Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers after the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Delayed Draw A Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw A Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Delayed Draw A Term Loan Commitments are permanently reduced to zero pursuant to Section 2.01(b), (ii) the date of the termination of the Delayed Draw A Term Loan Commitments pursuant to Section 9.01 and (iii) the first anniversary of the Effective Date.

“Delayed Draw A Unused Line Fee” has the meaning specified therefor in Section 2.06(c).

“Delayed Draw B Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans after the Effective Date pursuant to such Lender’s Delayed Draw B Term Loan Commitment, the percentage obtained by dividing (i)  such Lender’s Delayed Draw B Term Loan Commitment, by (ii) the Total Delayed Draw B Term Loan Commitment.

“Delayed Draw B Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers after the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Delayed Draw B Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw B Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Delayed Draw B Term Loan Commitments are permanently reduced to zero pursuant to Section 2.01(b), (ii) the date of the termination of the Delayed Draw B Term Loan Commitments pursuant to Section 2.05(a), (iii) the date of the termination of the Delayed Draw B Term Loan Commitments pursuant to Section 9.01 and (iv) the Final Maturity Date.

“Delayed Draw B Unused Line Fee” has the meaning specified therefor in Section 2.06(d).

“Disbursement Letter” means a disbursement letter, in form and substance satisfactory to the Origination Agent and the Administrative Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts or (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (c), any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Contingent Indemnity Obligations) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not Disqualified Equity Interests and cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is twelve months after the Final Maturity Date; provided, that if such Equity Interest is issued pursuant to a plan for the benefit of employees of the Parent or any Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Parent or any Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Effective Date Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i) such Lender’s Effective Date Term Loan Commitment, by (ii) the Total Effective Date Term Loan Commitment.

“Effective Date Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers on the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Effective Date Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable; provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)) on the Loans made during such period, and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance) and (iv) all cash fees and expenses described in clause (b)(vi) of the definition of Consolidated EBITDA to the extent paid in cash during such period, and (v) income taxes paid in cash by such Person and its Subsidiaries for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and (b) any non-U.S. deposit account.

“Excluded Equity Issuance” means (a) in the event that the Parent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Parent or such Subsidiary, as applicable, (b) the issuance of Equity Interests by the Parent to any Person that is an equity holder of the Parent prior to such issuance (an “Equity Holder”) so long as such Equity Holder did not acquire any Equity Interests of the Parent so as to become an Equity Holder concurrently with, or in contemplation of, the issuance of such Equity Interests to such Equity Holder, (c) the issuance of Equity Interests of the Parent to directors, officers and employees of the Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Parent, (d) the issuance of Equity Interests by the Parent to any Person in order to raise capital within the first 180 days after the date on which the final judgment is entered in respect of the Oracle Litigation described in clause (i) of the definition thereof, the proceeds of which shall be used (1) to pay any Oracle Litigation Expenses in excess of the Total Delayed Draw A Term Loan Commitment and (2) with respect to any remainder after paying such excess, for general corporate purposes of the Parent and its Subsidiaries, (e) any issuances of Equity Interests by the Parent to any Person after the Effective Date (other than any Equity Issuance described in any other clause of this definition of Excluded Equity Issuance) to the extent the Net Cash Proceeds of such Equity Issuances does not exceed $20,000,000, (f) the issuance of Equity Interests by a Subsidiary of the Parent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (e) above, and (g) the issuance of Equity Interests by the Parent to any Secured Party or their successors or assigns.

“Excluded Hartford Insurance Proceeds” means, to the extent the final judgment entered in connection with the litigation described in clause (i) of the definition of Oracle Litigation is greater than $65,000,000, insurance proceeds actually received by the Borrowers from The Hartford Insurance in connection therewith in an amount equal to the result (if positive) of (a) the Total Hartford Insurance Proceeds minus (b) the Retained Hartford Insurance Proceeds.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Prepayments” means, for any period of determination, the difference (if positive) between (i) long term deferred revenue of the Parent and its Subsidiaries for such period and (ii) 20% of total deferred revenue Parent and its Subsidiaries for such period.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i), (ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business, (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds or (iii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs and expenses incurred by the Parent or any of its Subsidiaries prior to the receipt thereof directly related to the litigation event resulting in the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (g) any purchase price adjustment received in connection with any purchase agreement.

“Facility” means any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement (and related legislation or official interpretations thereof) implementing the foregoing.

“FCPA” has the meaning specified therefor in Section 6.01(z).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of the date hereof, among the Borrowers and the Origination Agent.

“Final Maturity Date” means June 24, 2020.

“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2014, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the 5 months ended May 31, 2016, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 5 months then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st (or the end of February pursuant to Section 7.01(k)) of each year.

“Foreign Official” has the meaning specified therefor in Section 6.01(z).

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary; provided, that, for the purposes of Section 7.01(b) (and any corresponding requirements set forth in the Security Agreement or any other Loan Document), a Domestic Subsidiary (i) all or substantially of the assets of which consist of Equity Interests in (and/or intercompany obligations owed or treated as owed by) one or more Foreign Subsidiaries and/or Subsidiaries described in this clause (i) or (ii) which is owned directly or indirectly by a CFC, shall, in each case, constitute a “Foreign Subsidiary” for such purposes.

“Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the Parent and its Subsidiaries, the Loans.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Origination Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Margin” means, for any Person with respect to any period of determination, (i) the difference between the total revenue and the cost of goods sold (each determined in accordance with GAAP) of such Person and its Subsidiaries divided by (ii) total revenue of such Person and its Subsidiaries, expressed as a percentage.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means each Person which guarantees, pursuant to Article XI, Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(b).

“Immaterial Subsidiary” means any Subsidiary that did not, as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements have been (or were required to be) delivered pursuant to Section 7.01(a)(ii), have revenues representing in excess of 3.00% of total revenues of the Parent and its Subsidiaries on a consolidated basis as of such date; provided, that the total revenues of all Immaterial Subsidiaries shall not, in the aggregate, exceed 5.00% of total revenues of the Parent and its Subsidiaries on a consolidated basis as of such date.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than (x) 90 days after the date such payable was created or (y) 60 days after the date such payable was due, and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Origination Agent and in accordance with generally accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; (k) all amounts recorded by such Person and its Subsidiaries as long-term deferred revenue in accordance with GAAP; and (l) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer. The amount of any net obligation under any Hedging Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Ineligible Assignee” means any Person listed on Schedule 1.01(B) attached hereto.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Insurance Loan” has the meaning specified therefor in clause (l) of the definition of Permitted Indebtedness.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto).

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. For the avoidance of doubt, intercompany payments to cover accrued expenses on a cost-plus or similar basis in the ordinary course of business consistent with past practices shall not constitute “Investments”.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) the result of (x) all Consolidated Total Debt of such Person and its Subsidiaries as of the end of such period minus (y) all Qualified Cash of such Person and its Subsidiaries as of the end of such period, to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means, at any date of determination, Qualified Cash of the Parent and its Subsidiaries.

“Loan” means the Term Loan.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Control Agreement, the Disbursement Letter, the Agent Fee Letter, the Commitment Fee Letter, the Cooperation Agreement, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any landlord waiver, any Collateral Access Agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor. For the avoidance of doubt, the Cooperation Party is not a Loan Party.

“Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the difference between (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the principal amount of the Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c), (d) or (e) of the definition thereof, the principal amount of the Loan outstanding on such date and the aggregate amount of Delayed Draw B Unused Line Fees (assuming for purposes of calculating the Delayed Draw B Unused Line Fees that the Total Delayed Draw B Term Loan Commitment is equal to the amount of the Total Delayed Draw B Term Loan Commitment immediately prior to the occurrence of the Applicable Premium Trigger Event) which would have otherwise accrued), from the date of the occurrence of the Applicable Premium Trigger Event until the thirty-six (36) month anniversary of the Effective Date, minus (B) the aggregate amount of interest the Lenders would earn if the principal amount of the Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c), (d) or (e) of the definition thereof, the principal amount of the Loan outstanding on such date and the aggregate amount of Delayed Draw B Unused Line Fees (assuming for purposes of calculating the Delayed Draw B Unused Line Fees that the Total Delayed Draw B Term Loan Commitment is equal to the amount of the Total Delayed Draw B Term Loan Commitment immediately prior to the occurrence of the Applicable Premium Trigger Event)), were reinvested for the period from the date of the occurrence of the Applicable Premium Trigger Event until the thirty-six (36) month anniversary of the Effective Date at the Treasury Rate plus (ii) an amount equal to the Applicable Premium that would otherwise be payable as if such Applicable Premium Trigger Event had occurred on the day after the thirty-six (36) month anniversary of the Effective Date.

“Marketing Return Ratio” means, with respect to the Parent and its Subsidiaries for any period, the ratio of (a) Total New Customer Invoicing for such period to (b) the Total Sales and Marketing Expense for such period.

“Material Adverse Effect” means a material adverse effect on (a) the operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties and their Subsidiaries taken as a whole to perform any of their obligations under any Loan Document, (c) the legality, validity or enforceability against the Loan Parties of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity or perfection of a first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral, except to the extent permitted by the terms hereof or any other Loan Document and except to the extent that any such loss of perfection or priority results solely from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or other Loan Document or to file Uniform Commercial Code continuation statements and except to the extent, in the case of a Mortgage, that such loss is covered by a lender’s title insurance policy and the Collateral Agent (acting at the direction of the Required Lenders) shall be reasonably satisfied with the credit of such insurer.

“Material Contract” means, with respect to any Loan Party, (a) each contract or agreement to which such Loan Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Loan Party or such Subsidiary of an amount more than 10% of the consolidated total revenue of the Parent and its Subsidiaries in any Fiscal Year (provided, that, purchase orders in the ordinary course of the business of such Loan Party or such Subsidiary and contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium shall not constitute “Material Contracts” hereunder) and (b) any other sales or vendor contract as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Monthly Cash Disbursement Report” has the meaning specified therefor in Section 8.01(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Net Cash Proceeds” means, with respect to any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto (including without limitation underwriting discounts and commissions) incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid or to be paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (d)  income or other taxes paid or to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (e) any funded escrow established pursuant to the documents evidencing any such Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Disposition (provided that to the extent that any amounts are released from such escrow to the Parent or any other Obligor, such amounts net of any related expenses shall constitute Net Cash Proceeds), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) (except in the case of any such funded escrow) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.01(m).

“New Lending Office” has the meaning specified therefor in Section 2.09(c).

“Non-Cancellable Contract” means, as of any date of determination, a contract between a Borrower and its customer providing for the rendering of services by a Borrower to such customer for a period of at least twelve months, and such contract may not be terminated by such customer without cause during such twelve-month period.

“Non-Cancellable Contract Value” means, as of any date of determination, the aggregate amount anticipated to be billed to customers of the Borrowers (without any rights of set-off or other deduction) during the following twelve-month period pursuant to all Non-Cancellable Contracts less any such amounts to be billed to customers of the Borrowers that have any Accounts Receivable owing to the Parent and its Subsidiaries more than 90 days past due as of such date of determination.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(c).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities (including, without limitation, the Term Loan PIK Amount) of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest (including, without limitation, the Term Loan PIK Amount), charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Swap Obligations.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Oracle Litigation” means the cases titled (i) Oracle USA, Inc., et al. v. Rimini Street, Inc., Case No. 2:10-cv-00106-LRH-PAL in the United States District Court for Nevada and (ii) Rimini Street, Inc. v. Oracle International Corp., Case No. 2:14-cv-0699 in the United States District Court for Nevada, and, in each case of clauses (i) and (ii), any derivative actions, suits and proceedings related thereto.

“Oracle Litigation Computer Access Damages” means any damages the Parent or Seth Ravin may be required to pay of the $14.427 million awarded by the jury in response to Questions 17–20 (as limited to non-duplicative damages by Questions 21–22) of the jury verdict form, ECF filing number 896, in Oracle USA, Inc. v. Rimini Street, Inc., No. 10-cv-0106-LRH-PAL (D. Nev.).

“Oracle Litigation Expenses” means the final judgment amount rendered in the Oracle Litigation described in clause (i) of the definition thereof projected to be paid by the Parent and its Subsidiaries.

“Oracle Litigation Fees and Costs” means any attorneys’ fees or court costs that the Parent or Seth Ravin may be required to pay upon final resolution of Oracle’s Motion for Attorney Fees and Costs, ECF filing number 917, in Oracle USA, Inc. v. Rimini Street, Inc., No. 10-cv-0106-LRH-PAL (D. Nev.).

“Oracle Litigation Interest” means any prejudgment interest that the Parent or Seth Ravin may be required to pay upon final resolution of Oracle’s Motion for Prejudgment Interest, ECF filing number 910, in Oracle USA, Inc. v. Rimini Street, Inc., No. 10-cv-0106-LRH-PAL (D. Nev.).

“Origination Agent” has the meaning specified therefor in the preamble hereto.

“Origination Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(h).

“Payment Office” means the Administrative Agent’s office located at 225 W. Washington Street, Suite 2100, Chicago, Illinois 60606, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

“Perfection Certificate” means a certificate in substantially the form of Exhibit D executed and delivered by the Parent to the Origination Agent.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)                no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)               to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c)                the Borrowers shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such material agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, and (iv) copies of such other agreements, instruments or other documents as any Agent shall reasonably request;

(d)               the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(e)                such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(f)                the Parent and its Subsidiaries shall have Liquidity in an amount equal to or greater than $20,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(g)               the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(h)               the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(i)                 the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(j)                 such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(k)               any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition; and

(l)                 the Purchase Price payable in cash in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed in the aggregate during the term of this Agreement the sum of (x) $5,000,000 plus (y) the aggregate amount of Term Loan proceeds borrowed pursuant to Section 5.03 and used to consummate a Permitted Acquisition.

“Permitted Disposition” means:

(a)                sale of Inventory in the ordinary course of business;

(b)               Dispositions of cash and Cash Equivalents;

(c)                licensing or sublicensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(d)               leasing or subleasing assets in the ordinary course of business;

(e)                (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(f)                any involuntary loss, damage or destruction of property;

(g)               any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)               so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from the Parent or any of its Subsidiaries (other than the Borrowers) to a Loan Party, and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(i)                 to the extent constituting mergers, consolidations and liquidations permitted by Section 7.02, Permitted Restricted Payments, Permitted Liens, Permitted Investments and payments of Permitted Indebtedness;

(j)                 the unwinding of any Hedging Agreement in accordance with its terms;

(k)               terminations of leases, subleases, licenses and sublicenses in the ordinary course of business;

(l)                 Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof, not as part of a financing transaction, and in an aggregate amount not exceeding 2.00% of gross accounts receivable of the Parent and its Subsidiaries in any Fiscal Year;

(m)             Disposition of surplus, obsolete or worn-out equipment in the ordinary course of business; and

(n)               Disposition of property or assets not otherwise permitted in clauses (a) through (l) above for cash in an aggregate amount not less than the fair market value of such property or assets;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (m) and (n) above, do not exceed $500,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(i) or applied as provided in Section 2.05(c)(v).

“Permitted Holder” means Seth Ravin, SAR Trust U/A/D August 30, 2005, Adams Street Partners and Thomas Shay or any Controlled Investment Affiliate thereof.

“Permitted Indebtedness” means:

(a)                any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)               any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)                Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)               Permitted Intercompany Investments;

(e)                Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f)                Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)               the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h)               Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(i)                 contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(j)                 Indebtedness incurred by Foreign Subsidiaries (without recourse to any Loan Parties) in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(k)               Indebtedness owing by the Parent or any of its Subsidiaries described in clause (k) of the definition of Indebtedness, in an aggregate outstanding principal amount not to exceed 18% of the aggregate total deferred revenue recorded for the Parent and its Subsidiaries on a consolidated basis at any applicable month-end;

(l)                 Indebtedness owing by the Parent or any of its Subsidiaries to The Hartford Insurance in an aggregate principal amount not to exceed $5,000,000 (the “Insurance Loan”); provided, such Indebtedness may only be incurred so long as (i) both immediately before and immediately after the incurrence thereof, no Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness is subordinated on terms and conditions satisfactory to the Origination Agent and (iii) the amount of the Oracle Litigation Interest is in excess of $7,500,000 and/or the amount of the Oracle Litigation Fees and Costs is in excess of $50,000,000.

(m)             other unsecured Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time outstanding.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than the Parent), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed $1,500,000 during the term of this Agreement and (ii) no Default or Event of Default has occurred and is continuing either immediately before or immediately after giving effect to such Investment.

“Permitted Investments” means:

(a)                Investments in cash and Cash Equivalents;

(b)               Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)                advances made in connection with trade credit or the purchases of goods or services in the ordinary course of business;

(d)               Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)                Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)                Permitted Intercompany Investments;

(g)               (i) Permitted Acquisitions and (ii) Investments consisting of Liens, Indebtedness, Dispositions and Restricted Payments expressly permitted under Section 7.02;

(h)               Investments in Hedging Agreements permitted under Section 7.02;

(i)                 Investments consisting of licensing (on a non-exclusive basis) of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(j)                 Investments to the extent that payment for such Investments is made solely with Equity Issuances (other than Disqualified Equity Issuances) of the Parent;

(k)               Loans or advances to officers, directors, employees and consultants of any Loan Party and any Subsidiary (i) for reasonable business-related travel, entertainment, relocation and analogous ordinary business purposes, and (ii) in connection with such Person’s purchase of Equity Interests of the Parent, in the case of subclauses (i) and (ii) above, in an aggregate amount not exceeding $100,000 at any time outstanding; and

(l)                 so long as no Event of Default has occurred and is continuing or would result therefrom at the time such Investment is made, any other Investments in an aggregate amount not to exceed $250,000 at any time outstanding.

“Permitted Liens” means:

(a)                Liens securing the Obligations;

(b)               Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c)                Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)               Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)                purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)                deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)               with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)               Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)                 the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j)                 non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)               judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l)                 rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, and Liens that are contractual rights of set-off or rights of pledge relating to purchase orders and other agreements entered into with customers of any Loan Party or its Subsidiaries in the ordinary course of business;

(m)             Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)               Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(o)               Liens securing Indebtedness described in clause (j) of the definition of Permitted Indebtedness, so long as such Liens do not encumber the assets of any Loan Parties; and

(p)               Liens securing corporate credit card Indebtedness of any Loan Party or its Subsidiaries in the ordinary course of business in an aggregate amount not exceeding $500,000 at any time outstanding;

(q)               Liens securing the Insurance Loan so long as such Liens are subject to an intercreditor agreement satisfactory to the Origination Agent; and

(r)                 other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness, when incurred, shall not exceed the purchase price of the asset financed and (b) the aggregate principal amount of all such Indebtedness shall not exceed $1,500,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)                after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)               such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)                such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)               the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means any of the following:

(a)                Restricted Payments made by any Loan Party to the Parent in amounts necessary to pay taxes and other customary expenses as and when due and owing by the Parent in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of the Parent),

(b)               Restricted Payments made by any Subsidiary of any Borrower to any Loan Party and any other Subsidiary of the Parent that owns a direct Equity Interest in such Subsidiary;

(c)                Restricted Payments made by the Parent to pay dividends in the form of common Equity Interests;

(d)               Restricted Payments made by the Parent to permit the Parent (i) to repurchase, retire or otherwise acquire or retire for value Equity Interests issued by the Parent to any future, present or former employee, officer, director or consultant of the Parent or any of its Subsidiaries, or (ii) make payments on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or requirement for value of such Equity Interests, in each case pursuant to any employee or director equity or benefit plan or any agreement with any employee, director or consultant of the Parent or any of its Subsidiaries; provided, that the amount of Restricted Payments made under this clause (d) shall not exceed $100,000 in the aggregate during any Fiscal Year without the prior written consent of the Origination Agent; and

(e)                repurchases of Equity Interests in the Parent deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; provided, that the amount of Restricted Payments made under this clause (e) shall not exceed $100,000 in the aggregate during any Fiscal Year without the prior written consent of the Origination Agent.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Pro Rata Share” means, with respect to:

(a)                a Lender’s obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i)  such Lender’s Effective Date Term Loan Commitment, by (ii) the Total Effective Date Term Loan Commitment;

(b)               a Lender’s obligation to make the Term Loans after the Effective Date pursuant to its Delayed Draw A Term Loan Commitment and its right to receive payments of the Delayed Draw A Unused Line Fee, the percentage obtained by dividing (i)  such Lender’s Delayed Draw A Term Loan Commitment, by (ii) the Total Delayed Draw A Term Loan Commitment;

(c)                a Lender’s obligation to make the Term Loans after the Effective Date pursuant to its Delayed Draw B Term Loan Commitment and its right to receive payments of the Delayed Draw B Unused Line Fee, the percentage obtained by dividing (i)  such Lender’s Delayed Draw B Term Loan Commitment, by (ii) the Total Delayed Draw B Term Loan Commitment;

(d)               a Lender’s right to receive payments of interest, fees (other than the Delayed Draw A Unused Line Fee and Delayed Draw B Unused Line Fee), and principal with respect thereto, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan by (ii) the aggregate unpaid principal amount of the Term Loan, and

(e)                all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s undrawn Term Loan Commitment (if any) and the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the sum of the undrawn Total Term Loan Commitment (if any) and the aggregate unpaid principal amount of the Term Loans; provided, that once the Term Loans have been paid in full, the “Pro Rata Share” in respect of any Lender shall mean such Lender’s Pro Rata Share on the date immediately prior to payment in full.

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, (i) the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements, plus (ii) the aggregate amount of unrestricted cash on-hand of any Foreign Subsidiaries (other than Rimini Street Brazil Serviços de Tecnologia Ltda. and any other Subsidiary organized in Brazil) to the extent such cash does not exceed the lesser of (x) $8,000,000 or (y) 20% (or for the months ending January 31, 2017 and January 31, 2018, 25%) of the sum of (1) the cash described in clause (i) above plus (2) the aggregate amount of all unrestricted cash on-hand for all Foreign Subsidiaries, plus (iii) the aggregate amount of cash on-hand of Rimini Street Brazil Serviços de Tecnologia Ltda. and any other Subsidiary organized in Brazil to the extent such cash does not exceed the lesser of (x) $5,000,000 or (y) 15% (or for the months ending January 31, 2017 and January 31, 2018, 20%) of the sum of (1) the cash described in clause (i) above plus (2) the aggregate amount of all unrestricted cash on-hand for all Foreign Subsidiaries.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility:

(a)                a Mortgage duly executed by the applicable Loan Party,

(b)               evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)                a Title Insurance Policy with respect to each Mortgage;

(d)               a current ALTA survey and a surveyor’s certificate, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Origination Agent;

(e)                in the case of a leasehold interest, (i) a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, and (ii) an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) and the applicable Loan Party with respect to such leasehold interest and the Collateral Agent;

(f)                a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to each Facility;

(g)               an opinion of counsel, reasonably satisfactory to the Origination Agent and the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(h)               a reasonably satisfactory ASTM 1527-00 Phase I Environmental Site Assessment (“Phase I ESA”) provided by the Borrowers to the Collateral Agent (and, if requested by the Collateral Agent (acting at the direction of the Required Lenders) based upon the results of such Phase I ESA, an ASTM 1527-00 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm reasonably satisfactory to the Origination Agent; and

(i)                 such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” means any Agent and any Lender, as applicable.

“Register” has the meaning specified therefor in Section 12.07(e).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(e).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and partners, members, managers, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Party Assignment” has the meaning specified therefor in Section 12.07(b)(ii).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Replacement Lender” has the meaning specified therefor in Section 12.02(b).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means the Origination Agent and Lenders whose Pro Rata Shares (calculated in accordance with clause (e) of the definition thereof) aggregate at least 50.1%.

“Required Prepayment Date” has the meaning specified therefor in Section 2.05(g).

“Required Supermajority Lenders” means the Origination Agent and Lenders whose Pro Rata Shares (calculated in accordance with clause (e) of the definition thereof) aggregate at least 66.67%.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Retained Equity Issuance Proceeds” means, as of any date of determination, an amount equal to 75% of the Net Cash Proceeds of all Equity Issuances (other than Excluded Equity Issuances) after the Effective Date, which proceeds shall be deposited into the Blocked Collection Account.

“Retained Insurance Proceeds” has the meaning specified therefor in Section 2.05(c)(v).

“Retained Hartford Insurance Proceeds” means the insurance proceeds actually received by the Borrowers from The Hartford Insurance in connection with the final judgment entered in connection with the litigation described in clause (i) of the definition of Oracle Litigation in the aggregate amount equal to the sum of (i) $10,000,000 plus (ii) an amount equal to the difference between (A) the sum of (1) the amount of the Total Delayed Draw A Term Loan Commitment, plus (2) insurance proceeds in an amount equal to 60% of the Oracle Litigation Fees and Costs actually awarded up to $50,000,000, to the extent actually received by, or paid on behalf of, the Borrowers plus (3) the proceeds of the Insurance Loan actually received by the Borrowers, minus (B) the amount of the final judgment entered in connection with the litigation described in clause (i) of the definition of Oracle Litigation.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Parties” means the Agents, the Lenders and their respective permitted successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(k).

“Security Agreement” means a Pledge and Security Agreement, in form and substance satisfactory to the Origination Agent and the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Semi-Monthly Report” shall have the meaning specified therefor in Section 8.01(c).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, to the extent permitted by and in conformity with GAAP.

“Specified Collections” means (a) 100% of the Net Cash Proceeds of all Excluded Equity Issuances (other than the Net Cash Proceeds of Excluded Equity Issuances described in clause (e) of the definition thereof), (b) proceeds of the Term Loan made on the Effective Date and (c) any Excluded Hartford Insurance Proceeds.

“Specified Disbursements” means the disbursements set forth opposite the following line items in the Loan Parties’ Monthly Cash Disbursement Report: (i) cost of goods sold, (ii) sales & marketing and (iii) general & administrative.

“Specified Equity Issuance Proceeds” means the Net Cash Proceeds of all Equity Issuances (other than Excluded Equity Issuances), less the amount of any Retained Equity Issuance Proceeds.

“Specified Fees” means those certain fees designated as “Specified Fees” in the Fee Letter.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any nationally recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full in cash (except as otherwise expressly set forth in the Loan Documents) and the Commitments of the Lenders are terminated.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code under any Plan, (c) the filing of a notice of intent to terminate an Employee Plan under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan under Section 4042 of ERISA, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Term Loan” means, means, collectively, the loans made by the Lenders to the Borrowers pursuant to ARTICLE II.

“Term Loan Commitment” means, with respect to each Lender, such Lender’s Effective Date Term Loan Commitment, Delayed Draw A Term Loan Commitment and Delayed Draw B Term Loan Commitment.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Term Loan that has been paid in kind by being added to the balance thereof in accordance with Section 2.04(a).

“Threshold Amount” means with respect to the litigation described in clause (i) of the definition of Oracle Litigation, the difference between the (i) amount of the final judgment entered thereto minus (ii) the sum of (x) insurance proceeds in an amount equal to 60% of the Oracle Litigation Fees and Costs actually awarded up to $50,000,000, to the extent actually received by, or paid on behalf of, the Borrowers plus (y) the proceeds of the Insurance Loan actually received by the Borrowers plus (z) the Net Cash Proceeds of any Excluded Equity Issuances described in clause (d)(1) of the definition of Excluded Equity Issuance.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Origination Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Origination Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Origination Agent and the Collateral Agent, delivered to the Collateral Agent.

“Total Delayed Draw A Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw A Term Loan Commitments.

“Total Delayed Draw B Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw B Term Loan Commitments.

“Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Total Delayed Draw A Term Loan Commitments and Total Delayed Draw B Term Loan Commitments.

“Total Effective Date Term Loan Commitment” means the sum of the amounts of the Lenders’ Effective Date Term Loan Commitments.

“Total Hartford Insurance Proceeds” means the insurance proceeds actually received by the Borrowers from The Hartford Insurance in connection with the final judgment entered in connection with the litigation described in clause (i) of the definition of Oracle Litigation in the aggregate amount equal to the sum of (i) $10,000,000, plus (ii) an amount equal to 60% of the Oracle Litigation Fees and Costs actually awarded up to $50,000,000, to the extent actually received by, or paid on behalf of, the Borrowers plus (iii) the proceeds of the Insurance Loan actually received by the Borrowers.

“Total Sales and Marketing Expense” means, with respect to the Parent and its Subsidiaries for any period, the aggregate dollar amount of Specified Disbursements of the type set forth in clause (ii) of the definition thereof for such period, which Specified Disbursements constitute charges and expenses attributable to sales and marketing, advertising and promotional efforts during such period, and shall include, without limitation, wages, commissions, bonuses, materials costs and event planning related to such efforts and activities.

“Total New Customer Invoicing” means, with respect to the Parent and its Subsidiaries for any period, the aggregate dollar amount of invoices (other than invoices for which payment thereof is more than 90 days past due) issued to customers acquired within the prior twelve-month period.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Effective Date Term Loan Commitments, Delayed Draw A Term Loan Commitments and Delayed Draw B Term Loan Commitments.

“Transferee” has the meaning specified therefor in Section 2.09(a).

“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date 3 Business Days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than 36 months.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Waivable Mandatory Prepayment” has the meaning specified therefor in Section 2.05(g).

“WARN” has the meaning specified therefor in Section 6.01(p).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03        Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04        Accounting and Other Terms.

(a)                Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)               All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05        Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01        Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)                 each Lender with an Effective Date Term Loan Commitment agrees, severally and not jointly, to make or cause to be made on the Effective Date, a Term Loan to the Borrowers in an aggregate principal amount not to exceed its Effective Date Term Loan Commitment and the Term Loans of all Lenders made on the Effective Date shall be in an aggregate principal amount not to exceed the Total Effective Date Term Loan Commitment;

(ii)               each Lender with a Delayed Draw A Term Loan Commitment agrees, severally and not jointly, to make or cause to be made, from time to time after the Effective Date and prior to the Delayed Draw A Term Loan Commitment Termination Date and subject to Section 5.02, one or more Term Loans to the Borrowers in an aggregate principal amount not to exceed the lesser of (A) its Delayed Draw A Pro Rata Share of such Term Loan and (B) its Delayed Draw A Term Loan Commitment;

(iii)             each Lender with a Delayed Draw B Term Loan Commitment agrees, severally and not jointly, to make or cause to be made, from time to time after the Effective Date and prior to the Delayed Draw B Term Loan Commitment Termination Date and subject to Section 5.03, one or more Term Loans to the Borrowers in an aggregate principal amount not to exceed the lesser of (A) its Delayed Draw B Pro Rata Share of such Term Loan and (B) its Delayed Draw B Term Loan Commitment; and

(iv)             all Term Loans (whether made on or after the Effective Date) shall be made with an original issue discount of two percent (2.00%) of the aggregate principal amount of the Term Loans such that the proceeds of the Term Loans shall be advanced net of the original issue discount and the Borrowers acknowledge and agree that they will receive proceeds in an amount equal to 98% of the aggregate principal amount of the Term Loans, but that the entire amount of such principal shall be deemed outstanding as the Term Loans.

(b)               Notwithstanding the foregoing, the aggregate principal amount of all Term Loans made on the Effective Date pursuant to this Agreement shall not exceed the Total Effective Date Term Loan Commitment. The aggregate principal amount of all Term Loans made after the Effective Date pursuant to the Delayed Draw A Term Loan Commitment pursuant to this Agreement shall not exceed the Total Delayed Draw A Term Loan Commitment. The aggregate principal amount of all Term Loans made after the Effective Date pursuant to the Delayed Draw B Term Loan Commitment pursuant to this Agreement shall not exceed the Total Delayed Draw B Term Loan Commitment. The Total Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the funding of the Term Loan on the Effective Date. The Total Delayed Draw A Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date pursuant to the Total Delayed Draw A Term Loan Commitment in an amount equal to such funded Term Loan. The Total Delayed Draw B Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date pursuant to the Total Delayed Draw B Term Loan Commitment in an amount equal to such funded Term Loan. Each Lender’s Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the funding of the Term Loan on the Effective Date. Each Lender’s Delayed Draw A Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date made pursuant to a Delayed Draw A Term Loan Commitment in an amount equal to such Lender’s Delayed Draw A Pro Rata Share of such funded Term Loan. Each Lender’s Delayed Draw B Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date made pursuant to a Delayed Draw B Term Loan Commitment in an amount equal to such Lender’s Delayed Draw B Pro Rata Share of such funded Term Loan. The undrawn Total Delayed Draw A Term Loan Commitment and each Lender’s Delayed Draw A Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw A Term Loan Commitment Termination Date. The undrawn Total Delayed Draw B Term Loan Commitment and each Lender’s Delayed Draw B Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw B Term Loan Commitment Termination Date. Any principal amount of the Term Loans which is repaid or prepaid may not be reborrowed.

Section 2.02        Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent prior written notice, in substantially the form of Exhibit C hereto (a “Notice, of Borrowing”), not later than 12:00 noon (New York City time) on the date which is (x) in the case of the Term Loans to be made on the Effective Date, on the date of the proposed Loan, (y) in the case of the Term Loans to be made pursuant to the Delayed Draw A Term Loan Commitment, 7 days prior to the date of the proposed Loan and (z) in the case of the Term Loans to be made pursuant to the Delayed Draw B Term Loan Commitment, 15 Business Days prior to the date of the proposed Loan (or, in each case, such shorter period as the Origination Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York time) one Business Day prior to the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the use of the proceeds of such proposed Loan, (iii) the proposed borrowing date, which must be a Business Day, and, with respect to the initial Term Loan, must be the Effective Date, and the (iv) the wire instructions for the account or accounts to which the proposed Loan funds should be transferred. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or other electronic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing. Upon its receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender, and thereafter each Lender shall make the amount of its applicable Term Loan Commitment available to the Administrative Agent in immediately available funds no later than 12 noon (New York City time) on the borrowing date of the proposed Loan. Upon receipt of all Loan funds, the Administrative Agent shall transfer such funds to the Administrative Borrower by wire transfer in immediately available funds to the account or accounts designated in the Notice of Borrowing.

(b)               Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Term Loan made after the Effective Date shall be made in a minimum amount of $10,000,000 and shall be in an integral multiple of $1,000,000.

(c)                Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their (i) Pro Rata Shares of the Effective Date Pro Rata Shares of the Total Effective Date Term Loan Commitment, (ii) Delayed Draw A Pro Rata Shares of the Total Delayed Draw A Term Loan Commitment and (iii) Delayed Draw B Pro Rata Shares of the Total Delayed Draw B Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03        Repayment of Loans; Evidence of Debt. (a) The outstanding principal amount of the Term Loan shall be repayable on the first Business Day of every month, commencing on the Amortization Commencement Date, in accordance with Schedule 2.03; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to Section 9.01 of this Agreement.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to Section 2.03(b) or Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the accounts maintained pursuant to Section 2.03(c) shall govern and control.

(e)                Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04        Interest.

(a)                Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to fifteen percent (15.00%); provided that a portion of interest accruing at a rate per annum equal to three percent (3.00%) shall be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of the Term Loan. Any interest to be so capitalized pursuant to this clause (a) is the Term Loan PIK Amount and shall be capitalized, in arrears, on the first Business Day of each month, commencing on the first Business Day of the month following the month in which such Loan is made, and added to the then outstanding principal amount of the Term Loan and, thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan.

(b)               Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Origination Agent, provided written notice of such election has been delivered to the Administrative Agent, the principal (including the Term Loan PIK Amount) of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c)                Interest Payment. Interest (other than the Term Loan PIK Amount, which shall be capitalized in accordance with Section 2.04(a)) on each Loan shall be payable monthly, in arrears, on the first Business Day of each month, commencing on the first day of the month following the month in which such Loan is made and (iii) in the case of each Loan, at maturity (whether upon demand, by acceleration or otherwise. Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due and payable hereunder.

(d)               General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05        Reduction of Commitment; Prepayment of Loans.

(a)                Reduction of Commitments. The Total Effective Date Term Loan Commitment shall terminate on the earlier of (i) the making of the Term Loan on the Effective Date and (ii) 5:00 p.m. on the Effective Date. The Total Delayed Draw A Term Loan Commitment shall terminate on the Delayed Draw A Term Loan Commitment Termination Date. The Total Delayed Draw B Term Loan Commitment shall terminate on the Delayed Draw B Term Loan Commitment Termination Date. In addition, the Total Term Loan Commitment, the Effective Date Term Loan Commitment, the Delayed Draw A Term Loan Commitment and the Delayed Draw B Term Loan Commitment of each Lender shall be reduced or terminated, as applicable, in accordance with Section 2.01(b). At any time after the date that is the 36 month anniversary of the Effective Date, the Borrowers may, upon at least 3 Business Days’ prior written notice to the Administrative Agent and the Origination Agent, terminate the Total Delayed Draw B Term Loan Commitment in whole or in part.

(b)               Optional Prepayment.

(i)                 Term Loan. The Borrowers may, at any time and from time to time, upon at least 5 Business Days’ prior written notice to the Administrative Agent, prepay the outstanding principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued but unpaid interest to the date of such payment on the amount prepaid and (B) the Applicable Premium payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(ii)               Termination of Agreement. The Borrowers may, upon at least 10 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash (except as otherwise expressly provided in the Loan Documents), all of the outstanding Obligations (other than Contingent Indemnity Obligations) in full in accordance with the Loan Documents, plus the Applicable Premium payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(ii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the outstanding Obligations, in full, plus the Applicable Premium payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c)                Mandatory Prepayment.

(i)                 Within three Business Days after any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k) or (l) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $250,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(ii)               Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith within two (2) Business Days upon receipt thereof by such Person. The provisions of this Section 2.05(c)(ii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iii)             Upon the receipt of any Specified Equity Issuance Proceeds after the Effective Date, the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such Specified Equity Issuance Proceeds received by such Person in connection therewith within two (2) Business Days after receipt thereof by such Person. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any Equity Issuance by a Subsidiary that is prohibited by the terms and conditions of this Agreement.

(iv)             Within two (2) Business Days after the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts (other than Excluded Hartford Insurance Proceeds), the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(v)               Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(i) or Section 2.05(c)(iv), as the case may be, up to (A) $250,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts (other than Retained Insurance Proceeds) and (B) 100% of Extraordinary Receipts consisting of the Retained Insurance Proceeds, in each case, shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used (x) in the case of Net Cash Proceeds constituting insurance proceeds received from Scottsdale, Hartford, AIG or Traveler’s in connection with the Oracle Litigation, to be deposited into the Blocked Collection Account and available to be used by the Loan Parties and their Subsidiaries for liquidity and general working capital purposes (such amounts described in this clause (x) shall be referred to as “Retained Insurance Proceeds”; provided, that Retained Insurance Proceeds shall not include Excluded Hartford Insurance Proceeds) or (y) in the case of all other Net Cash Proceeds described above, to replace, repair or restore properties or assets (other than current assets) used in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 5 days after such Disposition or loss, destruction or taking or receipt of Extraordinary Receipts, as the case may be, stating that such Net Cash Proceeds shall (x) in the case of Net Cash Proceeds constituting Retained Insurance Proceeds, be available to be used by the Loan Parties and their Subsidiaries for liquidity and general working capital purposes or (y) in the case of all other Net Cash Proceeds described above, used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 90 days (or, if a binding agreement relating to such reinvestment has been executed within such 90 day period but such reinvestment has not closed, an additional 180 days following such 90 day period) after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an operating account of a Loan Party that is subject to a Control Agreement (or, in the case of Retained Insurance Proceeds, the Blocked Collection Account), and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence and continuance of an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the outstanding Obligations in accordance with Section 2.05(c)(i) or Section 2.05(c)(iv) as applicable.

(vi)             Concurrently with the delivery to the Agents and the Lenders of unaudited quarterly financial statements pursuant to Section 7.01(a)(ii) for each fiscal quarter of the Parent and its Subsidiaries, commencing with the delivery to the Agents and the Lenders of the financial statements for the fiscal quarter ended March 31, 2017 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 25% of the Excess Cash Flow of the Parent and its Subsidiaries for such fiscal quarter.

(d)               Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(vi) above shall be applied to the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity. A payment on the Final Maturity Date is an installment. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has been directed by the Origination Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e)                Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment and (ii) the Applicable Premium payable in connection with such prepayment of the Loans to the extent required under Section 2.06(b).

(f)                Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g)               Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, two (2) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Administrative Borrower shall notify the Administrative Agent of the amount of such prepayment in writing, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loans of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse all or any portion of such amount. Each such Lender may exercise such option by giving written notice to the Administrative Borrower and the Administrative Agent of its election to do so one (1) Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Borrower and the Administrative Agent of its election to exercise such option on or before the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option or that have elected to exercise such option in part (and, in the case of any Lender that has elected to exercise such option in part, only that portion of such payment for which such Lender has not made such election), to prepay the Term Loans of such Lenders, and (ii) to the extent of any excess, to the Borrowers.

Section 2.06        Fees.

(a)                Fee Letters. As and when due and payable under the terms thereof, the Borrowers shall pay the fees and expenses set forth in the Commitment Fee Letter, the Fee Letter and the Agent Fee Letter.

(b)               Applicable Premium.

(i)                 Upon the occurrence of an Applicable Premium Trigger Event, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii)               Any Applicable Premium payable in accordance with this Section 2.06(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii)             The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv)             Nothing contained in this Section 2.06(b) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(c)                Delayed Draw A Term Loan Commitment Unused Line Fee. From and after the Effective Date and until the Delayed Draw A Term Loan Commitment Termination Date, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders in accordance with their Pro Rata Shares, monthly in arrears on the first Business Day of each month commencing July 1, 2016, an unused line fee (the “Delayed Draw A Unused Line Fee”), which shall accrue at the rate per annum of 15.00% on the undrawn amount, if any, of the Total Delayed Draw A Term Loan Commitment.

(d)               Delayed Draw B Term Loan Commitment Unused Line Fee. From and after the Effective Date and until the Delayed Draw B Term Loan Commitment Termination Date, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders in accordance with their Pro Rata Shares, monthly in arrears on the first Business Day of each month commencing July 1, 2016, an unused line fee (the “Delayed Draw B Unused Line Fee”), which shall accrue at the rate per annum of 5.00% on the undrawn amount, if any, of the Total Delayed Draw B Term Loan Commitment.

Section 2.07        [Intentionally Omitted].

Section 2.08        [Intentionally Omitted].

Section 2.09        Taxes.

(a)                Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party, (i) the applicable Withholding Agent shall make such deductions and (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.09) such Secured Party receives the amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made.

(b)               In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Loan Party shall deliver to each applicable Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder, or other documentary evidence reasonably satisfactory to such Secured Party, promptly after payment of such Taxes or Other Taxes.

(c)                The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(d)               Each Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Agents on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Agents), two original executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Administrative Borrower and the Agents two original properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, W-9, and/or other certification documents from each beneficial owner of the Obligations, as applicable) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder. In addition, in the case of a Non-U.S. Lender (or its beneficial owners) claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender (or its beneficial owners, as applicable) hereby represents to the Agents and the Borrowers that such Non-U.S. Lender (or its beneficial owners, as applicable) is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Lender or Agent shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Borrower, any Agent or the assigning Lender, as applicable. Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(c) that such Non-U.S. Lender is not legally able to deliver.

(e)                Each Secured Party shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or, if such Secured Party is claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09, to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such withholding, indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party to disclose any information such Secured Party deems confidential and would not, in the sole determination of such Secured Party, be otherwise disadvantageous to such Secured Party.

(f)                If any Secured Party shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid additional amounts, pursuant to this Section 2.09, it shall promptly notify the Administrative Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Administrative Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense. If any Secured Party receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an Indemnity payment or paid additional amounts pursuant to this Section 2.09, it shall within 30 days from the date of such receipt pay over such refund to the Administrative Borrower, net of all out-of-pocket expenses of such Secured Party.

(g)               If a payment made to a Lender or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Agent shall deliver to the Administrative Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Agents as may be necessary for the Administrative Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (g) shall be delivered by each Lender and each Agent.

(h)               Each Lender agrees that if any form or certification it previously delivered expires or becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Agents in writing of its legal inability to do so.

(i)                 The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10        Increased Costs and Reduced Return.  (a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party to any Taxes with respect to this Agreement or any Loan made by such Agent or such Lender, hereunder (except for (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (iii) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)               If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)                All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the rate applicable to the Loans. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)               Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01        Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. Any payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day may (in the Administrative Agent’s sole discretion) be deemed received on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent will, from time to time at the direction of the Origination Agent or the Required Lenders, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed an Obligation. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, provided that, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)               The Administrative Agent shall provide the Administrative Borrower, at or around the end of each calendar month if there is activity during such month or upon the reasonable written request of the Administrative Borrower, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error. The Administrative Agent shall not be liable for the failure to provide notice under this Section 4.01.

Section 4.02        Sharing of Payments. Except as provided in Section 2.02 hereof or with respect to any payments made pursuant to (or in connection with or related to) the Commitment Fee Letter, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03        Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)                All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in any written agreement among the Agents and the Lenders) and all other payments in respect of any other outstanding Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)               After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, upon the direction of the Origination Agent or the Required Lenders, apply all payments in respect of any Obligations, including without limitation, all proceeds of Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the outstanding Obligations in respect of any fees (other than the Specified Fees), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay accrued but unpaid interest then due and payable in respect of the Origination Agent Advances until paid in full; (iii) third, to pay outstanding principal of the Origination Agent Advances until paid in full; (iv) fourth, ratably to pay the outstanding Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Term Loan Lenders until paid in full; (v) fifth, ratably to pay accrued but unpaid interest then due and payable in respect of the Term Loan until paid in full; (vi) sixth, ratably to pay outstanding principal of the Term Loan (including the Term Loan PIK Amount) until paid in full; (vii) seventh, ratably to pay the outstanding Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; (viii) eighth, to the ratable payment of all other outstanding Obligations (other than the Specified Fees) then due and payable until paid in full, (ix) ninth, to the ratable payment of the Specified Fees then due and payable, and (x) tenth, any remainder, to the Administrative Borrower or as a court of competent jurisdiction may direct. Notwithstanding the forgoing, the Administrative Agent shall not be directed by the Required Lenders to not pay the fees and expenses under the first clause above.

(c)                For purposes of Section 4.03(b) (other than clause (viii) thereof), “paid in full” means payment in cash (except as otherwise expressly provided in the Loan Documents) of all amounts (other than Contingent Indemnity Obligations) owing under the Loan Documents in accordance with the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (viii), “paid in full” means payment in cash (except as otherwise expressly provided in the Loan Documents) of all amounts (other than Contingent Indemnity Obligations) owing under the Loan Documents in accordance with the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d)               In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04        Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b)               The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed in writing by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)                Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Notice to replace the Defaulting Lender shall be in writing and shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(d)               The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e)                This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05        Administrative Borrower; Joint and Several Liability of the Borrowers.

(a)                Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)               Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c)                The provisions of this Section 4.05 are made for the benefit of the Secured Parties, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Secured Parties first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(d)               Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until the Termination Date shall have occurred. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash (except as otherwise expressly set forth in the Loan Documents) of the Obligations.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01        Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents:

(a)                Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs and expenses then due and payable pursuant to Section 2.06 and Section 12.04.

(b)               Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective on the Effective Date in accordance with its or their respective terms.

(c)                Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(d)               Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(e)                Delivery of Documents. The Collateral Agent and the Origination Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent, with any originals being delivered to the Collateral Agent after the Effective Date and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)                 a Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii)               evidence satisfactory to the Origination Agent and the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;

(iii)             the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent (acting upon the direction of the Required Lenders));

(iv)             a Perfection Certificate;

(v)               the Disbursement Letter;

(vi)             the Fee Letter;

(vii)           the Commitment Fee Letter;

(viii)         the Cooperation Agreement;

(ix)             the Agent Fee Letter;

(x)               a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);

(xi)             a certificate of the chief financial officer of the Parent attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(aa)(ii) and (D) certifying that immediately after giving effect to all Loans to be made on the Effective Date, (1) the Liquidity of the Parent and its Subsidiaries is not less than $14,000,000 and (2) except as described in Schedule 6.01(f) and Schedule 7.01(c)(ii), all liabilities of the Parent and its Subsidiaries on a consolidated basis are current in all material respects;

(xii)           a certificate of the chief financial officer of the Parent, certifying, that immediately after giving effect to the Loans made on the Effective Date, the Parent and its Subsidiaries on a consolidated basis are Solvent on the Effective Date;

(xiii)         a certificate of an Authorized Officer of the Administrative Borrower certifying that (A) the attached copies of the Material Contracts listed on Schedule 6.01(v) as in effect on the Effective Date are true, complete and correct copies thereof and (B) such agreements remain in full force and effect and that to the Administrative Borrower’s knowledge, none of the Loan Parties has breached any of its material obligations under such agreements;

(xiv)         a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of such Loan Party in such jurisdictions, together with written confirmation (where available) on the Effective Date from such official(s) as to such matters;

(xv)           an opinion of (A) Wilson Sonsini Goodrich & Rosati, counsel to the Loan Parties, and (B) Greenberg Traurig LLP, local Nevada counsel to the Loan Parties, in each case, as to such matters as the Origination Agent and the Collateral Agent may reasonably request;

(xvi)         evidence of the insurance coverage required by Section 7.01(h), with such endorsements as to the named insureds or loss payees thereunder as the Origination Agent and the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Origination Agent and the Collateral Agent may request;

(xvii)       a landlord waiver, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule III to the Security Agreement;

(xviii)     evidence reasonably satisfactory to the Agents that a Process Agent has been properly appointed by each Loan Party in accordance with Section 12.10(b);

(xix)         all Control Agreements for the Cash Management Accounts listed on Schedule 8.01, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution; and

(xx)                 such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to the Agents in form and substance, as any Agent may reasonably request prior to the Effective Date (including, without limitation, IRS form W-9s, W-8BENs, or such other tax form as may be applicable, tax identification numbers and addresses).

(f)                Material Adverse Effect. Except as described in Schedule 6.01(f) and Schedule 7.01(c)(ii), no event or development shall have occurred since December 31, 2014 which could reasonably be expected to have a Material Adverse Effect.

(g)               Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(h)               Proceedings. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory to the Origination Agent and its counsel.

(i)                 Management Reference Checks. The Origination Agent shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party, including, without limitation, Seth Ravin.

(j)                 Due Diligence. The Origination Agent shall have (i) completed its business, legal and collateral due diligence with respect to each Loan Party (including, without limitation, diligence with respect to the Oracle Litigation) and the results thereof shall be acceptable to the Origination Agent, in its sole and absolute discretion and (ii) received a quality of earnings report prepared by third party acceptable to the Origination Agent, the form and substance of which shall be satisfactory to the Origination Agent.

(k)               Intellectual Property Due Diligence Report. The Agents shall have received an intellectual property due diligence report from an independent consultant who is satisfactory to the Origination Agent, the form and substance of which shall be satisfactory to the Origination Agent.

Section 5.02        Conditions Precedent to Loans made from Delayed Draw A Term Loan Commitments. The obligation of any Lender to make any Loan after the Effective Date pursuant to a Delayed Draw A Term Loan Commitment is subject to the fulfillment, in a manner reasonably satisfactory to the Agents, of each of the following conditions precedent:

(a)                Payment of Fees, Etc. The Borrowers shall have paid all fees, costs and expenses then due and payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)               Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties of the Loan Parties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and immediately after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. The submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, shall be deemed to constitute a representation and warranty by the Administrative Borrower that the conditions specified in clauses (i) and (ii) of this paragraph have been satisfied on and as of the date of the applicable Loan.

(c)                Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)               Notices. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02 hereof.

(e)                Oracle Litigation. The Agents shall have received a certificate of the chief financial officer of the Parent, in form and substance reasonably satisfactory to the Origination Agent, certifying that, as of such date, to the best of the Parent’s knowledge, the Threshold Amount does not exceed the Total Delayed Draw A Term Loan Commitment; provided, that if the Threshold Amount is less than the Total Delayed Draw A Term Loan Commitment, then the Borrowers shall direct that any proceeds of Term Loans made pursuant to the Delayed Draw A Term Loan Commitments in excess of the Threshold Amount are deposited into the Blocked Collection Account.

(f)                Receipt of Documents. The Agents and their counsel shall have received:

(i)                 a certificate of an Authorized Officer of each Loan Party, certifying (A) either (x) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the date of such Loan by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction) or (y) that such Loan Party’s Governing Documents previously delivered to the Agents have not been amended or otherwise modified since the Effective Date (or such later date on which Governing Documents were previously delivered to the Agents), (B) either (x) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith or (y) that such Loan Party’s authorizing resolutions previously delivered to the Agents have not been rescinded, amended or otherwise modified since the Effective Date (or such later date on which authorizing resolutions were previously delivered to the Agents), (C) either (x) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers or (y) that the names and signatures on any incumbency certificates previously delivered to the Agents have not been amended or otherwise modified since the Effective Date (or such later date on which incumbency certificates were previously delivered to the Agents), and (D) as to the matters set forth in Section 5.02(b); and

(ii)               a certificate of the chief financial officer of the Parent certifying that, immediately after giving effect to all Loans to be made on such date, (1) the Liquidity of the Parent and its Subsidiaries is not less than the minimum required Liquidity permitted at such time pursuant to Section 7.03(b), (2) except as described in Schedule 6.01(f) and Schedule 7.01(c)(ii), all liabilities of the Parent and its Subsidiaries on a consolidated basis are current in all material respects and (3) the Loan Parties will be in pro forma compliance with the financial covenants set forth in Section 7.03, together with calculations demonstrating such compliance, in each case in form and substance reasonably satisfactory to the Origination Agent.

Section 5.03        Conditions Precedent to Loans made from Delayed Draw B Term Loan Commitments. The obligation of any Lender to make any Loan after the Effective Date pursuant to a Delayed Draw B Term Loan Commitment is subject to the fulfillment, in a manner reasonably satisfactory to the Agents, of each of the following conditions precedent:

(a)                Payment of Fees, Etc. The Borrowers shall have paid all fees, costs and expenses then due and payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)               Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties of the Loan Parties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.03 have been satisfied as of the date of such request. The submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, shall be deemed to constitute a representation and warranty by the Administrative Borrower that the conditions specified in clauses (i) and (ii) of this paragraph have been satisfied on and as of the date of the applicable Loan.

(c)                Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)               Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e)                Delayed Draw A Term Loan Commitments. All Delayed Draw A Term Loan Commitments shall have been funded and all such Delayed Draw A Term Loan Commitments shall have been reduced to zero.

(f)                Receipt of Documents. The Agents and their counsel shall have received:

(i)                 a certificate of an Authorized Officer of each Loan Party, certifying (A) either (x) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the date of such Loan by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction) or (y) that such Loan Party’s Governing Documents previously delivered to the Agents have not been amended or otherwise modified since the Effective Date (or such later date on which Governing Documents were previously delivered to the Agents), (B) either (x) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith or (y) that such Loan Party’s authorizing resolutions previously delivered to the Agents have not been rescinded, amended or otherwise modified since the Effective Date (or such later date on which authorizing resolutions were previously delivered to the Agents), (C) either (x) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers or (y) that the names and signatures on any incumbency certificates previously delivered to the Agents have not been amended or otherwise modified since the Effective Date (or such later date on which incumbency certificates were previously delivered to the Agents), and (D) as to the matters set forth in Section 5.03(b); and

(ii)               a certificate of the chief financial officer of the Parent certifying that, immediately after giving effect to all Loans to be made on such date, (1) the Liquidity of the Parent and its Subsidiaries is not less than $20,000,000, (2) except as described in Schedule 6.01(f) and Schedule 7.01(c)(ii), all liabilities of the Parent and its Subsidiaries on a consolidated basis are current in all material respects (3) the Loan Parties will be in pro forma compliance with the financial covenants set forth in Section 7.03, together with calculations demonstrating such compliance, and (iii) the Leverage Ratio of the Parent and its Subsidiaries is not greater than 2.50 to 1.00, together with calculations demonstrating such compliance, in each case in form and substance reasonably satisfactory to the Origination Agent; and

(g)               The Origination Agent shall have provided its prior written consent to the making of any such Loan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01        Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)                Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite corporate (or equivalent) power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to borrow the Loans hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(b)               Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary corporate (or equivalent) action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law to the extent such contravention would adversely affect the material operations of the Borrowers or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document or any other Permitted Lien) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except for any violation referred to in clause (ii)(C) or clause (iv) above which could not reasonably be expected to have a Material Adverse Effect.

(c)                Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d)               Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when executed and delivered by such Loan Party, will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)                Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and, except as described on Schedule 6.01(e), the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries that are owned, directly or indirectly, by the Parent are free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), on the Effective Date, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f)                Litigation. Except as described in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened (in writing) action, suit or proceeding by or against any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)               Financial Statements.

(i)                 The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries are set forth in the Financial Statements. Since December 31, 2014 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect, except as described in Schedule 6.01(f) and Schedule 7.01(c)(ii).

(ii)               The Parent has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries on a consolidated basis for the period from January 1, 2016, through December 31, 2017, (B) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries on a consolidated basis for the period from January 1, 2016, through December 31, 2018 and (C) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries on a consolidated basis for the Fiscal Years ending in 2016 through 2017, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).

(h)               Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law to the extent such violation would adversely affect the material operations of the Borrowers, or (iii) any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing thereunder, except, in the case of this clause (iii), to the extent that such violation, default or event of default could not reasonably be expected to have a Material Adverse Effect.

(i)                 ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or, to the best knowledge of any Loan Party or any of its ERISA Affiliates, is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates.

(j)                 Taxes, Etc. (i) All foreign and Federal income tax returns and material provincial, state and local tax returns required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $100,000 and which have become due and payable on or prior to the date hereof have been paid, except (A) as disclosed in Schedule 7.01(c)(ii) or (B) to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)               Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, U and X.

(l)                 Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m)             Adverse Agreements, Etc. Except as described in Schedule 6.01(f) and Schedule 7.01(c)(ii), no Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has a Material Adverse Effect.

(n)               Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and no Loan Party has received a written claim that any thereof is not in full force and effect, except to the extent such condition could not reasonably be expected to have a Material Adverse Effect.

(o)               Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p)               Employee and Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there is: (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of any Loan Party, threatened against any Loan Party or (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q)               Environmental Matters. Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) to the Loan Parties’ knowledge, no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r)                 Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(s)                Use of Proceeds. The proceeds of the Loans shall be used to (a) pay fees and expenses in connection with the transactions contemplated hereby, (b) to pay the final judgment of the Oracle Litigation, fund an appeal bond (solely with respect to the Appealable Claims), and pay the legal fees and other costs and expenses related to the Oracle Litigation and (c) fund working capital and general corporate purposes of the Borrowers; provided, that with respect to a Term Loan made after the Effective Date, the proceeds of such Term Loan may only be used to pay the verdict, legal fees or other costs and expenses related to the Oracle Litigation, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement.

(t)                 Solvency. Immediately before and immediately after giving effect to each borrowing of Loans hereunder, on the date of such borrowing of Loans hereunder, the Parent and its Subsidiaries on a consolidated basis are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u)               Intellectual Property. Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; (ii) each material work of authorship owned by each Loan party and which is not Registered Intellectual Property, and (iii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the Loan Parties’ knowledge, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)               Material Contracts. Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. On the Effective Date, each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(w)             Investment Company Act. None of the Loan Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(x)               Customers and Suppliers. Except as could not reasonably be expected to have a Material Adverse Effect, there exists no actual or, to the Loan Parties’ knowledge, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof (other than Oracle), on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof (other than Oracle), on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party.

(y)               Anti-Money Laundering and Anti-Terrorism Laws.

(i)                 None of the Loan Parties, nor any Covered Affiliate of any of the Loan Parties, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or, to the Loan Parties’ knowledge, conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)               None of the Loan Parties, nor any Covered Affiliate of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.

(iii)             None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.

(z)                Anti-Bribery and Anti-Corruption Laws.

(i)                 The Loan Parties are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(ii)               None of the Loan Parties has at any time:

(A)             offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B)              acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii)             There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or, to the Parent’s knowledge, by any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iv)             The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(aa)            Full Disclosure.

(i)                 Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

(ii)               Projections, have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01        Affirmative Covenants. So long as any principal of or interest on any Loan or any other outstanding Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)                Reporting Requirements. Furnish to each Agent (for distribution by the Administrative Agent to each Lender):

(i)                 as soon as available, and in any event within 20 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets, statements of operations and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP (except those exceptions set forth in such financial statements that are reasonably acceptable to the Origination Agent) applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)               as soon as available and in any event within 50 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)             as soon as available, and in any event (x) for the Fiscal Year ended on December 31, 2015, by September 1, 2016 and (y) for each Fiscal Year ending thereafter, 100 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Origination Agent (it being agreed that, as of the Effective Date, any of the “Big Four” accounting firms are reasonably satisfactory to the Origination Agent) (which opinion shall be without (1) a “going concern” or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03);

(iv)             simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent in substantially the form of Exhibit F hereto (a “Compliance Certificate”):

(A)             stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B)              in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the covenants specified in Section 7.03 and Section 7.02(t), (2) including a management discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (3) to the extent the Fiscal Year of the Parent and its Subsidiaries has been modified either (x) during the prior four-quarter period (in the case of quarterly financial statements delivered under clause (ii) of this Section 7.01(a)) or (y) after the most recent annual financial statements delivered under clause (iii) of this Section 7.01(a)), attaching a reconciliation for such change in Fiscal Year, in each of the cases of clauses (1) through (3) above, in form and detail reasonably satisfactory to the Origination Agent, and

(C)              in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (i) of this Section 7.01(a), attaching a schedule detailing the contracted revenue on a month to month basis (both in the aggregate and on a client by client basis), including deferred revenue, invoicing, cash receipts, newly added service level agreements, in form and substance reasonably satisfactory to the Origination Agent, and

(D)             in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a) (and in the case of clause (2) below, clause (ii) of this Section 7.01(a)(ii)), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Origination Agent may reasonably require, (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(vi) and (3) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

Documents required to be delivered pursuant to Section 7.01(a)(i) through (iii) above (to the extent any such documents are included in materials otherwise filed with the SEC, in the same format and with the same details as required herein) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agents have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request, the Borrowers shall deliver paper copies of such documents to each Agent, and (ii) the Borrowers shall notify each Agent (by telecopier or electronic mail) of the posting of any such documents and provide to each Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates or other certificates required by this Section 7.01(a) to each Agent.  Except for such Compliance Certificates and other certificates, the Agents shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(v)               as soon as available and in any event within 10 days after the end of each fiscal month of the Parent and its Subsidiaries, commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail reasonably satisfactory to the Origination Agent and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete in all material respects (A) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days past due and a description of all known Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, and such other information as the Origination Agent may reasonably request, and (B) listing all accounts payable of the Loan Parties as of each such 30, 60, 90 and 120 days past due which shall include the amount and age of each such account payable, and such other information as the Origination Agent may reasonably request;

(vi)             as soon as available and in any event not later than 30 days prior to the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching preliminary Projections for the Parent and its Subsidiaries on a consolidated basis, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, in form and substance reasonably satisfactory to the Origination Agent, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(aa)(ii) are true and correct with respect to such Projections;

(vii)           as soon as available and in any event not later than 30 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching finalized Projections for the Parent and its Subsidiaries on a consolidated basis, supplementing and superseding the Projections previously required to be delivered pursuant to Section 7.01(a)(vi) of this Agreement, in form and substance reasonably satisfactory to the Origination Agent, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(aa)(ii) are true and correct with respect to such Projections;

(viii)         promptly after submission to any Governmental Authority, all documents and written information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine or immaterial inquiries by such Governmental Authority;

(ix)             as soon as possible, and in any event within 3 Business Days after an Authorized Officer of a Loan Party obtains knowledge of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)               (A) as soon as possible and in any event within 10 Business Days after any Authorized Officer of a Loan Party knows that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi)             promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Authorized Officer of a Loan Party, notice of each action, suit or proceeding against a Loan Party before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xii)           as soon as possible and in any event within 5 days after execution by, receipt by or delivery by or to a Loan Party thereof, copies of any default or termination notices that any Loan Party executes, delivers or receives in connection with any Material Contract;

(xiii)         as soon as possible and in any event within 5 days after being posted on an official court docket for the Oracle Litigation, notice to the Origination Agent and the Administrative Agent of such posting of any non-privileged, material notices, motions or pleadings that any Loan Party executes, submits, delivers or receives in connection with the Oracle Litigation;

(xiv)         as soon as possible and in any event within 5 days after execution by, receipt by or delivery by or to a Loan Party thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party (other than Equity Issuances described in clause (c) of the definition of Excluded Equity Issuances);

(xv)           as soon as possible and in any event within 5 Business Days after the delivery thereof to the Parent’s or the Borrower’s Board of Directors, copies (redacted to the extent necessary to preserve attorney-client privilege) of all reports or other written information so delivered, excluding any and all reports or other information (1) which relates to the Loan Documents or any matters arising out of the Loan Documents, or relates to any Agent, any Lender or any of their respective Related Parties, or (2) whose disclosure is prohibited by applicable law;

(xvi)         promptly, and in any event within 5 Business Days after (A) the sending or filing thereof, copies of (or, to the extent publicly available, hyperlinks to; provided, that upon the Origination Agent’s or the Administrative Agent’s reasonable request, the Borrowers shall provide to such requesting Agent by electronic mail electronic versions of such documents) all material statements, reports and notices any Loan Party sends to any holders of its Indebtedness or its securities generally or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any default notice received by a Loan Party from any holder of its Indebtedness (other than the Obligations) having an aggregate principal amount outstanding in excess of $500,000;

(xvii)       promptly, and in any event within ten Business Days after receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xviii)     promptly, and in any event within 5 Business Days after the Parent’s receipt of written request therefor, any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Borrowers’ compliance with Section 7.02(r);

(xix)         simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more consolidated statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Origination Agent; and

(xx)           promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as the Origination Agent may from time to time may reasonably request.

(b)               Additional Borrowers, Guarantors and Collateral Security. Subject to the last paragraph of this Section 7.01(b), cause:

(i)                 each Subsidiary of any Loan Party not in existence on the Effective Date, and each Subsidiary of any Loan Party which is a non-borrowing Subsidiary on the Effective Date or upon formation or acquisition but later ceases to be a non-borrowing Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Origination Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Origination Agent and the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii)               each Loan Party that is an owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Origination Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Origination Agent.

Notwithstanding the foregoing, no Foreign Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above; provided, however, that if the Equity Interests of a Foreign Subsidiary are owned directly by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Origination Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Foreign Subsidiary; provided, further, that, so long as no Event of Default has occurred and is continuing, the Origination Agent will not request such foreign law governed pledge agreement with respect to any Subsidiary that represents less than 5.00% of the consolidated total revenue of the Parent and its Subsidiaries) and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned directly by such Loan Party.

(c)                Compliance with Laws; Payment of Taxes.

(i)                 Comply, and cause each of its Subsidiaries to comply, in all material respects, with (x) any applicable material Requirement of Law (including, without limitation, all Environmental Laws), except to the extent the failure to do so would not adversely affect the material operations of the Borrowers, and (y) judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).

(ii)               Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all federal and other material taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries in an aggregate amount for all such federal and other material taxes, assessments and other governmental charges exceeding $100,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and except for the sales tax liability described in Schedule 7.01(c)(ii).

(d)               Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)                Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)                Inspection Rights. Permit, and cause each of its Subsidiaries to permit upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (to the extent reasonably requested by the Collateral Agent (acting at the direction of the Required Lenders) and without duplication of existing Phase I Environmental Site Assessments and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently (subject to reasonable advance notice giving representative of such Person the opportunity to participate) or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f). So long as no Event of Default has occurred and is continuing, Borrowers shall only have to reimburse the Agents for one (1) such visit in any fiscal quarter.

(g)               Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h)               Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Origination Agent (it being agreed that the amount, adequacy and scope of the Loan Parties’ insurance coverage as in effect on the Effective Date is acceptable to the Origination Agent). All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)                 Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)                 Environmental. (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any material Environmental Liens; (ii) except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

(k)               Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement), it being agreed that the Parent and its Subsidiaries may change their Fiscal Year end to the end of February, subject to (i) receipt by the Agents of not less than 60 days’ prior written notice from the Administrative Borrower of such change and (ii) entry into an amendment to this Agreement to update covenant levels in Section 7.03 to reflect the changes to the Parent’s and its Subsidiaries’ Fiscal Year.

(l)                 Landlord Waivers; Collateral Access Agreements. At any time any Collateral with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or other Collateral Access Agreements, as the case may be, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent.

(m)             After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) (i) with a Current Value (as defined below) in excess of $100,000, immediately so notify the Collateral Agent in writing, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n)               Anti-Bribery and Anti-Corruption Laws. Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(o)               Lender Meetings and Discussions.

(i)                 Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders.

(ii)               Promptly after the end of each month, senior officers of the Parent shall have a discussion (either via telephone or in-person meeting) with representatives of the Origination Agent with respect to (i) the Loan Parties’ and their Subsidiaries’ compliance with business practices regarding non-infringement of third party intellectual property and (ii) the status of the Oracle Litigation.

(p)               Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority (subject to Permitted Liens) of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party on or after the Effective Date.

(q)               HSBC Control Agreement. Within fifteen (15) Business Days after the Effective Date (or such later date as agreed to by the Origination Agent in writing in its sole discretion), the Loan Parties shall deliver or cause to be delivered to the Agents a Control Agreement with respect to the Deposit Accounts maintained by any Loan Party at HSBC Bank USA, National Association and such agreement shall be in full force and effect; provided, that prior to delivery of such Control Agreement, the aggregate amount on deposit by the Loan Parties with HSBC Bank USA, National Association at the end of any day shall not exceed $10,000.

Section 7.02        Negative Covenants. So long as any principal of or interest on any Loan or any other outstanding Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)                Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)               Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)                Fundamental Changes; Dispositions.

(i)                 Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; and

(ii)               Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)               Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e)                Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)                Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g)               Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any twelve consecutive fiscal-month period to be greater than three percent (3.00%) of the total revenues of the Loan Parties and their Subsidiaries for such period.

(h)               Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments. For the avoidance of doubt, this Section 7.02(h) shall not prohibit or restrict the conversion of preferred equity of the Parent into common equity of the Parent.

(i)                 Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)                 Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $100,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.

(k)               Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)             this Agreement and the other Loan Documents;

(B)              any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)              any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)             in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)              customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)               customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or

(G)             customary restrictions in contracts that prohibit the assignment of such contract.

(l)                 Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues in favor of the Collateral Agent, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except for such prohibitions and restrictions existing under or by reason of: (i) this Agreement and the other Loan Documents, (ii)  any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such prohibitions, restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such prohibitions, restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary provisions in leases or subleases restricting the assignment or sublet thereof, (v) leases or subleases, or licenses or sublicenses of Intellectual Property, entered into in the ordinary course of business; (vi) customary net worth and similar financial maintenance provisions contained in real property leases or subleases; (vii) encumbrances or restrictions on cash or other deposits or net worth required to be maintained by customers in the ordinary course of business, (viii) an agreement in existence at the time the applicable Loan Party or Subsidiary party to such agreement is acquired pursuant to a Permitted Acquisition (or similar Investment permitted hereunder); provided that such agreement was not entered into in contemplation of such Permitted Acquisition or Investment, (ix) any document or instrument governing Liens permitted pursuant to clauses (d), (f) and (n) of the definition of Permitted Liens and (x) applicable law.

(m)             Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)                 Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)               except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), or (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; or

(iii)             amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(n)               Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)               ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(p)               Environmental. Except as could not reasonably be expected to result in a Material Adverse Effect, permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

(q)               Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r)                 Anti-Money Laundering and Anti-Terrorism Laws.

(i)                 None of the Loan Parties, nor any of their Covered Affiliates, shall:

(A)             conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)              deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C)              use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)             violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)               None of the Loan Parties, nor any Covered Affiliate of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(s)                Anti-Bribery and Anti-Corruption Laws. None of the Loan Parties shall:

(i)                 offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)               act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(t)                 IPO Expenses. Permit or cause the fees and disbursements of legal counsel to the Loan Parties and their Subsidiaries (which, for greater certainty, shall not include any filing fees, underwriters’ fees, printer fees, accounting or audit fees, listing fees or any other costs of expenses to other services providers who are not legal counsel to the Loan Parties and their Subsidiaries) incurred for preparing and effecting the registration of an initial public offering of the Equity Interests of the Parent or any of its Subsidiaries (or their direct or indirect parent) (but expressly excluding fees and disbursements that are either paid from the proceeds of such initial public offering or incurred for any extraordinary or atypical matters arising in connection with such initial public offering process or the sale of such Equity Interests) to be greater than $3,000,000 for any four consecutive fiscal-quarter period of the Loan Parties and their Subsidiaries, commencing from the Effective Date and thereafter.

(u)               Worldwide Cash and Cash Equivalents. Permit the aggregate cash and Cash Equivalents held by (i) any Foreign Subsidiaries (other than Rimini Street Brazil Serviços de Tecnologia Ltda. and any other Subsidiary organized in Brazil) to exceed $10,000,000 at any time or (ii) Rimini Street Brazil Serviços de Tecnologia Ltda. and any other Subsidiary organized in Brazil to exceed $6,000,000 at any time.

Section 7.03        Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)                Leverage Ratio. At any time after the Loans in respect of the Delayed Draw A Term Loan Commitments have been made hereunder, permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
September 30, 2016	3.75 to 1.00
December 31, 2016	3.75 to 1.00
March 31, 2017	3.50 to 1.00
June 30, 2017	3.25 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017	2.75 to 1.00
March 31, 2018	1.50 to 1.00
June 30, 2018 and on the last day of each fiscal quarter thereafter	1.00 to 1.00

(b)               Liquidity. At any time, permit the Liquidity of the Parent and its Subsidiaries to be less than the sum of (x) the amount set forth in the table below for the applicable period:

Period	Amount
From the Effective Date through and including December 31, 2016	$14,000,000
From January 1, 2017 through and including January 31, 2017	$14,500,000
From February 1, 2017 through and including February 28, 2017	$15,000,000
From March 1, 2017 through and including March 31, 2017	$15,500,000
From April 1, 2017 through and including April 30, 2017	$16,000,000
From May 1, 2017 through and including May 31, 2017	$16,500,000
From June 1, 2017 through and including June 30, 2017	$17,000,000
From July 1, 2017 through and including July 31, 2017	$17,500,000
From August 1, 2017 through and including August 31, 2017	$18,000,000
From September 1, 2017 through and including September 30, 2017	$18,500,000
From October 1, 2017 through and including October 31, 2017	$19,000,000
From November 1, 2017 through and including November 30, 2017	$19,500,000
At all times from and after December 1, 2017	$20,000,000

plus (y) the amount of any Retained Equity Issuance Proceeds at such time plus (z) with respect to any Retained Insurance Proceeds, the amounts set forth in the table below (calculated on a cumulative basis):

Aggregate Amount of Retained Insurance Proceeds	Applicable percentage of such Retained Insurance Proceeds to be added to the minimum Liquidity requirement pursuant to clause (z) above
$0 - $20,000,000	90%
$20,000,001 - $30,000,000	70%
$30,000,001 - $40,000,000	50%
Greater than $40,000,000	0%

(c)                Churn Rate. Permit the Churn Rate of the Parent and its Subsidiaries to exceed 20% during any period of four consecutive fiscal quarters of the Parent and its Subsidiaries.

(d)               Asset Coverage Ratio. Permit the Asset Coverage Ratio of the Parent and its Subsidiaries as of the end of any fiscal month of the Parent and its Subsidiaries to be less than:

(i) at any time prior to the making of any Term Loans pursuant to the Lenders’ Delayed Draw A Term Loan Commitments, 3.00 to 1.00; and

(ii) at any time after the Term Loans in respect of the Lenders’ Delayed Draw A Term Loan Commitments have been made hereunder, the ratio set forth opposite the date set forth below:

Fiscal Month End	Asset Coverage Ratio
June 30, 2016	2.00 to 1.00
July 31, 2016	2.00 to 1.00
August 31, 2016	2.00 to 1.00
September 30, 2016	2.00 to 1.00
October 31, 2016	2.00 to 1.00
November 30, 2016	2.00 to 1.00
December 31, 2016	2.00 to 1.00
January 31, 2017	2.25 to 1.00
February 28, 2017	2.25 to 1.00

March 31, 2017	2.25 to 1.00
April 30, 2017	2.50 to 1.00
May 31, 2017	2.50 to 1.00
June 30, 2017	2.50 to 1.00
July 31, 2017	2.75 to 1.00
August 31, 2017	2.75 to 1.00
September 30, 2017	2.75 to 1.00
October 31, 2017	2.75 to 1.00
November 30, 2017	2.75 to 1.00
December 31, 2017	2.75 to 1.00
January 31, 2018	3.25 to 1.00
February 28, 2018	3.25 to 1.00
March 31, 2018	3.25 to 1.00
April 30, 2018 and on the last day of each fiscal month thereafter	3.50 to 1.00

(e)                Marketing Return Ratio. Permit the Marketing Return Ratio of the Parent and its Subsidiaries for any period of four consecutive fiscal quarters of the Parent and its Subsidiaries to be less than 1.35 to 1.00.

(f)                Minimum Gross Margin. Permit the Gross Margin of the Parent and its Subsidiaries as of the end of any fiscal quarter of the Parent, for any period of four consecutive fiscal quarters of the Parent and its Subsidiaries, to be less than 55%.

(g)               Budget Compliance.

(i)                 Permit the aggregate amount of disbursements made by the Loan Parties during any month to be more than 110% of the forecasted aggregate amount of disbursements set forth in the Monthly Cash Disbursement Report for such month, as set forth in the Budget Compliance Report for such period.

(ii)               Permit the aggregate amount of any Specified Disbursement by the Loans Parties during any month to be more than 115% of the forecasted aggregate amount of such Specified Disbursement set forth in the Monthly Cash Disbursement Report for such month, as set forth in the Budget Compliance Report for such period.

(iii)             Permit the aggregate amount of customer invoices issued by the Loan Parties during any month to be less than 90% of the forecasted aggregate amount of such invoices set forth in the Monthly Cash Disbursement Report for such month, as set forth in the Budget Compliance Report for such period.

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS

Section 8.01        Cash Management Arrangements. (a)  The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b) or Section 8.01(e), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a primary, permanently blocked Cash Management Account (the “Blocked Collection Account”). The Loan Parties shall not be permitted to give instructions with respect to the Blocked Collection Account. From and after the Effective Date, the Loan Parties shall cause all Specified Collections to be deposited directly into an operating Cash Management Account of the Parent, as directed by the Parent. From and after the Effective Date, the Loan Parties shall cause all Retained Equity Issuance Proceeds and any Net Cash Proceeds of any Excluded Equity Issuances described in clause (e) of the definition thereof to be deposited directly into the Blocked Collection Account.

(b)               On or prior to the Effective Date, the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. The Loan Parties shall not maintain, and shall not permit any of their Domestic Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c)                Not less than five 5 Business Days prior to the end of each month, the Parent shall deliver a certificate to the Agents, detailing the Loan Parties’ estimated aggregate customer billed invoices and the Loan Parties’ exact cash disbursement needs for the succeeding month (each, a “Monthly Cash Disbursement Report”); provided, that, during the first three full fiscal months after the Effective Date, the Parent shall also deliver a disbursement report with respect to (i) the first 15 days of such month, simultaneous with the delivery of the Monthly Cash Disbursement Report and (ii) the remainder of such month, not less than the 12th day of each such month (each, a “Semi-Monthly Report”). Each such report shall also include a report of the Loan Parties’ actual disbursements for the immediately preceding month with a comparison to the projected cash disbursements in the Monthly Cash Disbursement Report for such month (the “Budget Compliance Report”). Subject to the Origination Agent’s timely receipt and satisfaction with the Monthly Cash Disbursement Report (or, during the first three full fiscal months after the Effective Date, the Semi-Monthly Report), so long as no Event of Default has occurred and is continuing, the Origination Agent will direct the Collateral Agent in writing to direct, and the Collateral Agent shall direct, the Cash Management Bank to transfer the cash disbursement needs set forth in each Monthly Cash Disbursement Report (or, during the first three full fiscal months after the Effective Date, the Semi-Monthly Report) from the Blocked Collection Account to a Cash Management Account that is an operating or disbursement account of the Loan Parties on the first Business Day of the following month (or the 15th day of such month, if applicable); provided, that the Origination Agent may, in its discretion, direct the Collateral Agent to direct the Cash Management Bank to transfer additional disbursements from the Blocked Collection Account to an operating or disbursement account of the Loan Parties at additional times and in additional amounts. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may direct the Cash Management Bank to transfer funds in any Cash Management Account to the Administrative Agent’s Account.

(d)               So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Origination Agent and the Collateral Agent shall have consented (such consent not to be unreasonably withheld or delayed) in writing in advance to the opening of such Cash Management Account (other than Excluded Accounts) with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account (other than Excluded Accounts), each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Origination Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts (other than Excluded Accounts) or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Origination Agent’s reasonable judgment.

(e)                The proceeds of the Term Loan made on the Effective Date shall be disbursed and deposited as set forth in the Disbursement Letter. The Administrative Agent shall deposit the proceeds of each Term Loan made after the Effective Date pursuant to the instructions set forth in the applicable Notice of Borrowing.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01        Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)                any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Origination Agent Advance, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three Business Days or (ii) all or any portion of the principal of the Loans;

(b)               any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c)                any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a), Section 7.01(c), Section 7.01(d) (as to preservation and maintenance of existence), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(q), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with Sections 6(g), 6(h), 6(j) and 6(l) (other than 6(l)(ii) of the Security Agreement) of the Security Agreement;

(d)               any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 25 days (or, in the case of (i) Section 7.01(o), 5 Business Days and (ii) Section 6(l)(ii) of the Security Agreement, 5 Business Days) after the earlier of the date an Authorized Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)                the Parent or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $1,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)                the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)               any proceeding shall be instituted against the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)               any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)                 any Security Agreement, any Mortgage or any other security document that is a Loan Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results solely from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or other Loan Document or to file Uniform Commercial Code continuation statements and except to the extent, in the case of a Mortgage, that such loss is covered by a lender’s title insurance policy and the Collateral Agent (acting at the direction of the Required Lenders) shall be reasonably satisfied with the credit of such insurer;

(j)                 any of the following shall occur:

(i)                 other than with respect to the Oracle Litigation, one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $1,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (B) there shall be a period of 10 consecutive days after entry thereof during which (x) a stay of enforcement thereof is not be in effect or (y) the same is not vacated, discharged, stayed or bonded pending appeal,

(ii)               with respect to the litigation described in clause (i) of the definition of Oracle Litigation, either (I) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding the Threshold Amount in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (B) there shall be a period of 10 consecutive days after entry thereof during which (x) a stay of enforcement thereof is not be in effect or (y) the same is not vacated, discharged, stayed or bonded pending appeal, or (II) a Loan Party appeals an Appealable Claim in respect of such litigation and, as a result of any such appeal, a material increase to such award or judgment is entered, or

(iii)             with respect to the litigation described in clause (ii) of the definition of Oracle Litigation, an event or development occurs which would have a Material Adverse Effect;

(k)               the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority (other than if an order has been obtained suspending such enjoinment or restraint) from conducting all or any material part of the Parent’s business for more than 15 days;

(l)                 in each case to the extent not covered by insurance, any material damage to, or loss, theft or destruction of, any Collateral, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(m)             the indictment of the Parent or any of its Subsidiaries or the chief executive officer, chief financial officer, chief information officer, chief operating officer or president thereof under any criminal statute, or commencement of criminal or civil proceedings against the Parent or any of its Subsidiaries or the chief executive officer, chief financial officer, chief information officer, chief operating officer or president thereof, pursuant to which statute or proceedings the penalties or remedies sought include forfeiture to any Governmental Authority of any Collateral with an aggregate value in excess of $1,000,000;

(n)               any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;

(o)               any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(p)               a Change of Control shall occur; or

(q)               the Cooperation Party shall fail to perform or comply with any term, covenant or agreement contained in the Cooperation Agreement to be performed or observed by it,

then, and in any such event, the Collateral Agent and the Administrative Agent shall, at the written request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01          Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Origination Agent, the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including, as applicable to such Agent: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Origination Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and in the case of the Collateral Agent and the Administrative Agent, as applicable, upon the written instructions of the Origination Agent, and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the Origination Agent, as applicable, shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02          Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable written request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the case of the Collateral Agent and the Administrative Agent, as applicable, seeks the consent or approval of the Origination Agent, to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the case of the Collateral Agent and the Administrative Agent, as applicable, the Origination Agent have instructed such Agent to act or refrain from acting pursuant hereto.

(b)               Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03          Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form reasonably satisfactory to the Origination Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any liability and expense which may be incurred by it by reason of taking or continuing to take such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the case of the Collateral Agent and the Administrative Agent, as applicable, in accordance with the instructions of the Origination Agent.

Section 10.04          Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or electronic mail message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by the Agent.

Section 10.05          Indemnification. To the extent that any Agent or its Related Parties are not timely reimbursed or indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse and indemnify such Agent and its Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or its Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or its Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or its Related Party’s gross negligence or willful misconduct; and provided, however, that no action taken in furtherance of the directions of the Required Lenders or of the Origination Agent permitted under any Loan Document shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.05. The obligations of the Lenders hereunder shall not diminish the obligations of the Loan Parties to indemnify and reimburse the Agents and their Related Parties for such amounts. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans, the termination of this Agreement and the resignation of any Agent.

Section 10.06          Agents Individually. If an Agent is a Lender hereunder, such Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent (if such Agent is a Lender hereunder) in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07          Successor Agent. (a)  Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint, in consultation with the Administrative Borrower (so long as no Event of Default has occurred and is continuing), a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Secured Parties, in consultation with the Administrative Borrower (so long as no Event of Default has occurred and is continuing), appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the Resignation Effective Date, such retiring Agent shall be paid any and all reasonable fees and expenses due and owing to such retiring Agent, whether under the terms of the Agent Fee Letter, this Agreement or any other Loan Document.

(b)               With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08          Collateral Matters.

(a)                Subject to providing prior written notice to the Borrowers (provided, that, if (i) extenuating circumstances make the giving of such prior written notice impractical in the reasonable judgment of the Origination Agent or (ii) an Event of Default has occurred and is continuing, then, in the case of clause (i) or (ii) above, such prior notice shall not be required), the Origination Agent may from time to time make such disbursements and advances (“Origination Agent Advances”) which the Origination Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Origination Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to the Loans. The Origination Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Origination Agent shall notify each Lender and the Administrative Borrower in writing of each such Origination Agent Advance, which notice shall include a description of the purpose of such Origination Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Origination Agent, upon the Origination Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Origination Agent Advance. If such funds are not made available to the Origination Agent by such Lender, the Origination Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Origination Agent, at the Federal Funds Rate for three Business Days and thereafter at the rate applicable to the Loans.

(b)               The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Term Loan Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnification Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)                Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)               Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)                The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09          Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10          No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11          No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12          No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13          Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)                is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)               expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)                expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)               agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)                without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney’s fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14          Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 10.15          Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.16    Origination Agent as Advisor. Each Lender acknowledges that certain affiliates of Colbeck now are and may hereafter be advisors to the Parent and its Subsidiaries (the “Affiliated Advisors”), and the Affiliated Advisors may exercise their rights as advisors of the Loan Parties, in each case as though affiliates of Colbeck were not the Origination Agent or Lenders hereunder and without accounting to, or incurring any liability to, the Lenders as a result thereof. Notwithstanding the role of advisors to the Parent and its Subsidiaries, Colbeck and any funds or accounts managed by any Affiliate of Colbeck that are Lenders (collectively, “Colbeck Lenders”) shall have the same rights and powers hereunder as any Lender with respect to their Commitments, the Loans made by the Colbeck Lenders and the other obligations owing hereunder to the Colbeck Lenders, and the Colbeck Lenders may exercise the same rights and powers as if such Affiliated Advisors were not advisors to the Parent and its Subsidiaries. Colbeck’s affiliates are executing this Agreement solely in their capacities as Origination Agent and Lender and shall have no duties or responsibilities to the Lenders or any fiduciary responsibility to the Lenders, and no express or implied covenants, functions, responsibilities, duties, obligations or liabilities (for the performance by any Loan Party hereunder or otherwise) shall be read into this Agreement or any other Loan Document or exist against Colbeck or any Colbeck Lender, by reason of the Affiliated Advisors’ role as advisors to the Parent and its Subsidiaries. It is understood and agreed that Colbeck, its Related Funds and Affiliates (including, without limitation, the Origination Agent) may receive fees, Equity Interests and other compensation in connection with the arrangement of this Agreement and related Transactions that other Lenders are not receiving, and Colbeck, its Related Funds and Affiliates shall have no obligation to share such fees, Equity Interests and other compensation or account for such amounts and will not assume any additional duties or obligations to the Lenders by reason of the foregoing.

ARTICLE XI

GUARANTY

Section 11.01          Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02          Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)               any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)                any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)               the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)                any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)                any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03          Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04          Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05          Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06          Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01          Notices, Etc.

(a)                Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Origination Agent, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Rimini Street, Inc.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Attention: General Counsel
Telephone:
Email:

with a copy to (which copy shall not constitute notice):

Rimini Street, Inc.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Attention: Chief Financial Officer
Telephone:
Email:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: John T. Sheridan, Esq.
Telephone:
Telecopier:
Email:

if to the Administrative Agent and/or the Collateral Agent, to it at the following address:

Cortland Capital Market Services LLC
225 W. Washington Street, Suite 2100
Chicago, Illinois  60606
Attention:  Jeffrey Vaughn; Legal Department
Telephone:
Telecopier:
Email:

in each case, with a copy to (which copy shall not constitute notice):

Holland & Knight LLP
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attn: Joshua M. Spencer
Fax No.
Email:

if to the Origination Agent, to it at the following address:

CB Agent Services LLC

c/o Colbeck Capital Management
888 Seventh Avenue, 29th Floor
New York, New York 10106
Attention: Chief Operating Officer
Telephone:
Telecopier:
Email:

with a copy to (which copy shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Marc B. Friess, Esq.
Telephone:
Telecopier:
Email:

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)               Electronic Communications.

(i)                 Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)               Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02          Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Agent Fee Letter, the Commitment Fee Letter and the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)                 increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender (excluding mandatory prepayments), reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment (excluding mandatory prepayments) of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender; provided, that (x) modifications to payments required to be made under Section 2.03(a) (excluding payments due on the Final Maturity Date) will be governed by clause (ii) below) and (y) only the consent of the Required Lenders shall be necessary to amend the definition of “Post-Default Rate” or to waive any obligation of the Loan Parties to pay interest at the Post-Default Rate;

(ii)               postpone, waive or extend any scheduled date (other than the Final Maturity Date) fixed for any payment of principal of the Loans payable to any Lender pursuant to Section 2.03(a) without the written consent of the Required Supermajority Lenders;

(iii)             (x) increase the Total Term Loan Commitment without the written consent of each Lender, (y) increase the Total Delayed Draw A Term Loan Commitment without the written consent of each Lender with a Delayed Draw A Term Loan Commitment or (y) increase the Total Delayed Draw B Term Loan Commitment without the written consent of each Lender with a Delayed Draw B Term Loan Commitment;

(iv)             change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(v)               amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(vi)             release all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender;

(vii)           amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender; or

(viii)         amend the definition of “Effective Date Pro Rata Share”, “Delayed Draw A Pro Rata Share” or “Delayed Draw B Pro Rata Share”, in each case, without the written consent of each Lender affected thereby.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder (or other equity holder of the Parent) or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby, (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03 and (D) final drafts and executed copies of all amendments, waivers and consents shall be promptly provided after receipt thereof to the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, Permitted Holder (or other equity holder of the Parent) or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, Permitted Holder (or other equity holder of the Parent) or Affiliate).

(b)               If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Origination Agent and its Affiliates and Related Funds (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Origination Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding principal amount of the Loans without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the principal amount of the Loans of the Holdout Lender, the Commitments of the Holdout Lender, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03          No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04          Expenses; Attorneys’ Fees. The Borrowers will pay within 5 Business Days of receipt by the Administrative Borrower of written demand, all reasonable costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (o) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the retention by the Origination Agent of an independent consultant with respect to the Oracle Litigation or (n) the receipt of any advice from professionals retained by any Agent or any Lender with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all broker fees incurred by or on behalf of the Borrowers in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the reasonable and documented expenses of such Agent incurred in connection therewith shall be reimbursed by the Borrowers within 5 Business Days of receipt by the Administrative Borrower of written demand therefor. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations, the termination of this Agreement, and discharge of any Liens granted under the Loan Documents. This Section 12.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05          Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07          Assignments and Participations.

(a)                This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and each Agent and any such assignment without the Lenders’ and Agents’ prior written consent shall be null and void.

Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Origination Agent; provided, however, that no written consent of the Origination Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(b)               Assignments shall be subject to the following additional conditions:

(i)                 Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof);

(ii)               The parties to each such assignment shall execute and deliver to the Origination Agent, for its consent, and to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and

(iii)             No such assignment shall be made to (A) any Loan Party, any Permitted Holder (or other equity holder of the Parent) or any of their respective Affiliates, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) so long as no Event of Default has occurred and is continuing, any Ineligible Assignee.

(c)                Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)               By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(e)                The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)                Upon receipt by the Administrative Agent of a completed Assignment and Acceptance and all fees and expenses due and payable in connection with such assignment and upon verification by the Administrative Agent of all information requested on such assignee pursuant to the “know your customer” regulations and requirements of the USA PATRIOT ACT, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(g)               A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(h)               In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(i)                 Any Non-U.S. Lender who purchases or is assigned and any Person that participates in any portion of such Registered Loan shall comply with Sections 2.09(d) through (h).

(j)                 Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant that complies with the obligations of a Lender under Section 2.09 and Section 2.10 shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided, that a participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(k)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08          Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09          GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10          CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)                ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)               Each Loan Party hereby irrevocably appoints C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the state in which it is domiciled or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11          WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12          Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13          No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14          Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15          Indemnification; Limitation of Liability for Certain Damages.

(a)                In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)               The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)                No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)               The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16          Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17          Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18          Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19          Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, investors and/or partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.

Section 12.20          Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent (not to be unreasonably withheld) of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21          Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22          USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

RIMINI STREET, INC.

By:	/s/ Seth Ravin
Name: Seth Ravin
Title: Chief Executive Officer

ORIGINATION AGENT:

CB AGENT SERVICES LLC

By:	/s/ Morris Beyda
Name: Morris Beyda
Title: Partner & COO

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas Title: Associate Counsel

LENDER:

NORTH HAVEN CREDIT PARTNERS II L.P.

By: MS Credit Partners II GP L.P., its general partner

By: MS Credit Partners II GP Inc. its general partner

By:	/s/ Ashwin Krishnan
Name: Ashwin Krishnan
Title: Managing Director

LENDER:

CION Investment Corp.

By:	/s/ Michael Reisner
Name: Michael Reisner
Title: Co-President and Co-Chief Executive Officer

LENDER:

Colbeck Strategic Lending Master, L.P

By:	/s/ Morris Beyda
Name: Morris Beyda
Title: Authorized Signatory

LENDER:

Colbeck Capital Management, LLC

By:	/s/ Morris Beyda
Name: Morris Beyda
Title: Partner & COO

LENDER:

CB Participations SPV, LLC

By:	/s/ Morris Beyda
Name: Morris Beyda
Title: Partner & COO

Schedule 1.01(A)
Lenders and Lenders’ Commitments
Name of Lender	Effective Date Term Loan Commitment	Delayed Draw A Term Loan Commitment	Delayed Draw B Term Loan Commitment	Total Term Loan Commitment
North Haven Credit Partners II L.P.	$8,684,210.53	$18,815,789.47	$0	$27,500,000.00
CION Investment Corp.	$5,526,315.79	$11,973,684.21	$0	$17,500,000.00
Colbeck Capital Management LLC	$0	$0	$30,000,000.00	$30,000,000.00
Colbeck Strategic Lending Master, L.P.	$11,052,631.58	$23,947,368.42	$0	$35,000,000.00
CB Participations SPV, LLC	$4,736,842.11	$10,263,157.89	$0	$15,000,000.00
Total	$30,000,000	$65,000,000	$30,000,000	$125,000,000

SCHEDULE 1.01(B)
INELIGIBLE ASSIGNEES

(i) Oracle Corporation, (ii) SAP SE, and (iii) (x) any affiliate of Oracle Corporation or SAP SE or (y) any competitor of any Loan Party engaged in the provision of subscription-based enterprise software implementation, customization or support services (such competitor, a “Competitor”), in each case of this clause (iii), that is identified in writing by the Administrative Borrower to the Agents prior to the Effective Date as (A) an affiliate of Oracle Corporation or SAP SE or (B) a Competitor of a Loan Party, which list may be updated from time to time in writing by the Administrative Borrower with the consent of the Origination Agent (such consent not to be unreasonably withheld).

FNANCING AGREEMENT	Supplement to Schedule 1.01(B)
INELIGIBLE ASSIGNEES	June 24, 2016

Affiliates of Oracle Corporation

Subsidiaries	Place of Incorporation
GoldenGate Software Worldwide LLC	California
Logical Applications, Inc.	California
Logical Apps, Inc.	California
Milano Acquisition Corporation	California
Oracle Credit Corporation	California
Oracle Education Foundation	California
Oracle International Corporation	California
Oracle International Distribution, Inc.	California
Oracle International Technology Corporation	California
Oracle Siebel Scholars Foundation	California
Sun Microsystems International, Inc.	California
Sun Microsystems LLC	California
Sun Microsystems Management Services Corporation	California
Upshot Corporation	California
Vaau, Inc.	California
MOHR Development, Inc.	Connecticut
Agile Software Corporation	Delaware
BEA Crossgain, Inc.	Delaware
BEA Systems Holding B, Inc.	Delaware
BEA Systems, Inc.	Del aware
Business Online, Inc.	Delaware
Castek, Inc.	Delaware
Castek RGB, Inc.	Delaware
Castek Software Factory, Ltd.	Delaware
ECTone, Inc.	Delaware
Flashline, Inc.	Delaware
Fuego, Inc.	Delaware
Hyperion Solutions Corporation	Delaware
Hyperion Solutions Holdings LLC	Delaware
i-flex Processing Services, Inc.	Delaware
InterActive WorkPlace, Inc.	Delaware
Istante Software, Inc.	Delaware
Jade Acquisition Corporation	Delaware
Janna Systems (US) Inc.	Delaware
Mantas, Inc.	Delaware
MetaSolv, Inc.	Delaware
Moonshot Acquisition Corporation	Delaware
MySQL Americas, Inc.	Delaware
Niwot Acquisition Corp.	Delaware
Octet String, Inc.	Delaware
OIC Acquisition I Corporation	Delaware

Subsidiaries	Place of Incorporation
OIC Acquisition II Corporation	Delaware
OIC Acquisition VIII Corporation	Delaware
OnTarget Acquisition Sub LLC	Delaware
OnTarget Acquisition Sub II LLC	Delaware
OnTarget Acquisition Sub III LLC	Delaware
Oracle Acquisition I Corporation	Delaware
Oracle Acquisition II Corporation	Delaware
Oracle America, Inc.	Delaware
Oracle Americas Investment 2 LLC	Delaware
Oracle Americas Investment 3 LLC	Delaware
Oracle Americas Investment LLC	Delaware
Oracle BEA Spain Holding LLC	Delaware
Oracle Financial Services Software America, Inc.	Delaware
Oracle Financial Services Software, Inc.	Delaware
Oracle Global Holdings, Inc.	Delaware
Oracle GKS Hungary LLC	Delaware
Oracle Holdings, Inc.	Delaware
Oracle Japan Holding, Inc.	Delaware
Oracle Mauritius Holding Company	Delaware
Oracle OTC Holdings General Partnership	Delaware
Oracle OTC Holdings LLC	Delaware
Oracle Systems Corporation	Delaware
Oracle Taiwan LLC	Delaware
Orchestream USA, Inc.	Delaware
Pine Acquisition Corporation	Delaware
Plumtree Software, Inc.	Delaware
Q-Layer, Corp.	Delaware
RSIB, Inc.	Delaware
Siebel Helpline.com, Inc.	Delaware
Siebel Systems Holdings, LLC	Delaware
Siebel Systems International LLC	Delaware
Siebel Systems International LP	Delaware
Siebel Systems, Inc.	Delaware
Siebel Systems Ireland Holdings LLC	Delaware
SLP2 LLC	Delaware
Sotas, Inc.	Delaware
SPL WorldGroup Holdings, LLC	Delaware
SPL WorldGroup, Inc.	Delaware
StorageTek International Corporation	Delaware
Stratford Acquisition Corporation	Delaware
Sun Microsystems Exchange, Inc.	Delaware
Sun Microsystems Global Financial Services, LLC	Delaware
The Theory Center, Inc.	Delaware
Strategic Processing Corporation	Illinois
Monaco Acquisition Corporation	Maryland

Subsidiaries	Place of Incorporation
Lodestar Corporation	Massachusetts
RogersGrant LLP	Massachusetts
nquire Software, Inc.	Minnesota
Stellent, Inc.	Minnesota
Delphi Asset Management Corporation	Nevada
Reliaty, Inc.	New Hampshire
Nomadic Systems, Inc.	New Jersey
ISOPIA Corp.	New York
Softport Systems, Inc.	New York
The 20-20 Group, Ltd.	Ohio
Primavera Software, Inc.	Pennsylvania
Primavera Systems, Inc.	Pennsylvania
Prodika, Inc.	Texas
Oracle Argentina, S.A.	Argentina
Sun Microsystems de Argentina, S.A.	Argentina
A.C.N.# 075-333596	Australia
BEA Systems Pty Ltd.	Australia
edocs Asia-Pacific Pty Limited	Australia
Eontec Australia Pty Limited	Australia
G-Log Pty Ltd.	Australia
Haley (Australia) Pty. Limited	Australia
Hyperion Solutions Australia Pty. Ltd.	Australia
IQMS Pty Ltd.	Australia
J.D. Edwards Australia Pty. Ltd	Australia
J.D. Edwards World Solutions Company Pty Ltd.	Australia
LODESTAR Solutions Australia Pty. Ltd.	Australia
MetaSolv Australia Pty Limited	Australia
MySQL Australia Pty. Ltd.	Australia
Oracle Australia Holdings Pty. Ltd.	Australia
Oracle Australia Property Pty. Ltd.	Australia
Oracle Consolidation Australia Pty. Ltd.	Australia
Oracle Corporation Australia Pty. Limited	Australia
Oracle Superannuation Pty Limited	Australia
PeopleSoft Australia Pty. Ltd	Australia
Portal Software International Pty Ltd.	Australia
Retek Information Systems Pty Ltd.	Australia
RuleBurst Holdings Pty. Ltd.	Australia
SeeBeyond Pty. Ltd.	Australia
Sidewinder Asia Pacific Pty Ltd.	Australia
Siebel Systems Australia Pty. Limited	Australia
SPL (Australia) Pty Ltd.	Australia
SPL WorldGroup (Australia) Pty Ltd.	Australia
SPL WorldGroup Holdings (Australia) Pty Ltd.	Australia
Statute Technologies Pty. Limited	Australia
Stellent Asia Pty Ltd.	Australia

Subsidiaries	Place of Incorporation
Sun Microsystems Australia Pty. Ltd.	Australia
Vantive Australia Pty. Ltd.	Australia
Oracle Austria GmbH	Austria
Sun Microsystems Ges.m.b.H	Austria
BEA Systems (FSC) Inc.	Barbados
Hyperion Foreign Sales Corporation	Barbados
J.D. Edwards & Company Foreign Sales, Inc.	Barbados
Crest Group N.V.	Belgium
Oracle Belgium B.V.B.A/SPRL.	Belgium
Q-Layer BVBA	Belgium
Sun Microsystems Belgium N.V./S.A.	Belgium
GoldenGate Software Worldwide LP	Bermuda
Hyperion Solutions Technologies, LP	Bermuda
Solaris Indemnity, Ltd.	Bermuda
StorageTek (Bermuda) Finance Limited	Bermuda
Sun Microsystems Technology Ltd.	Bermuda
Oracle BH d.o.o. Sarajevo	Bosnia & Herzegovina
Oracle do Brasil Sistemas Limitada	Brazil
Sun Microsystems do Brasil Industria e Comercio Ltda.	Brazil
PSFT (BVI) Holding Corporation	British Virgin Islands
PeopleSoft China Holding Corporation	British Virgin Islands
3055855 Nova Scotia Company	Canada
514713 N.B. Inc.	Canada
BEA Systems, Ltd.	Canada
i-flex Solutions Inc. (Canada)	Canada
ISOPIA Company	Canada
GoldenGate Software Canada Ltd.	Canada
Oracle Canada ULC	Canada
Oracle Nova Scotia Company	Canada
Oracle Numetrix Company	Canada
Star Acquisition ULC	Canada
Steltor Corporation	Canada
Steltor General Partnership	Canada
Steltor Inc.	Canada
Sun Microsystems (B.C.) ULC	Canada
WebGain (Nova Scotia) Company	Canada
WebGain Canada Inc.	Canada
BEA CrossGain International	Cayman Islands
BEA International (fka BEA Cayman Holding III)	Cayman Islands
Oracle International Holding Company	Cayman Islands
SPL WorldGroup International Ltd.	Cayman Islands
Sun Microsystems (U.A.E.) Ltd.	Cayman Islands
Centro de Capacitacion Oracle Ltda.	Chile
Oracle Financial Services Software Chile Ltda.	Chile
Sistemas Oracle de Chile, S.A.	Chile

Subsidiaries	Place of Incorporation
Sun Microsystems de Chile, S.A.	Chile
Agile Software (Suzhou) Co., Ltd.	China
BEA Systems (China) Co., Ltd.	China
BEA Technology (Beijing) Co., Ltd.	China
Hyperion Solutions (China) Ltd.	China
J.D. Edwards Software (Beijing) Co. Ltd.	China
Oracle (China) Software Systems Company Limited	China
Oracle Financial Services Software (Shanghai) Limited	China
Oracle Research & Development Center, Shenzhen, Ltd.	China
Oracle Research & Development Center, Beijing, Ltd.	China
PeopleSoft (Beijing) Software Co. Ltd.	China
StorageTek (China) Services Company Limited	China
Sun Microsystems (China) Co. Limited	China
Sun Microsystems Consulting Limited	China
Sun Microsystems Products, Limited	China
Oracle Colombia Limitada	Colombia
Sun Microsystems de Colombia, S.A.	Colombia
Oracle CR SSC, S.A.	Costa Rica
Oracle de Centroamérica, S.A.	Costa Rica
Oracle Hrvatska d.o.o.	Croatia
Oracle Systems Limited	Cyprus
Sun Microsystems (Cyprus) Limited	Cyprus
Oracle Czech s.r.o.	Czech Republic
Sun Microsystems Czech s.r.o.	Czech Republic
Oracle Danmark ApS	Denmark
Sun Microsystems Danmark A/S	Denmark
Oracle Egypt Ltd.	Egypt
Sun Microsystems (Egypt) Ltd.	Egypt
Innobase OY	Finland
Oracle Finland OY	Finland
Sun Microsystems OY	Finland
Oracle France, S.A.S.	France
Retek Information Systems S.A.	France
Sun Microsystems France S.A.S.	France
Sun Microsystems Services France S.A.S.	France
Blitz F09-eins GmbH	Germany
G-Log GmbH	Germany
innotek GmbH	Germany
Oracle Deutschland GmbH	Germany
PeopleSoft Unterstützungskasse GmbH	Germany
Sun Microsystems GmbH	Germany
Oracle Financial Services Software S.A.	Greece
Oracle Hellas, S.A.	Greece
Sun Microsystems (Hellas) S.A.	Greece
BEA Systems Hong Kong Ltd.	Hong Kong

Subsidiaries	Place of Incorporation
Hyperion Solutions (Hong Kong) Ltd.	Hong Kong
Oracle Hong Kong Holdings Limited	Hong Kong
Oracle Systems Hong Kong Limited	Hong Kong
PeopleSoft Hong Kong Ltd.	Hong Kong
Portal Software (Asia Pacific) Limited	Hong Kong
RuleBurst (Asia) Limited	Hong Kong
Sun Microsystems China Limited	Hong Kong
Sun Microsystems of California Limited	Hong Kong
Oracle Hungary Kft.	Hungary
Qualification Development Számítástechnikai Korlátolt Felelősségű Társaság	Hungary
Sun Microsystems Kft.	Hungary
Agile Software Enterprise Private Limited	India
AmberPoint Technology India Private Limited	India
BEA Systems India Private Ltd.	India
BEA Systems India Technology Center Private Ltd.	India
ECTone (India) Private Limited	India
GoldenGate Technologies South Asia Pte Ltd.	India
Hyperion Solutions India Private Limited	India
J.D. Edwards India Software Pvt. Ltd.	India
Logical Apps Solutions Pvt. Ltd.	India
Mantas (India) Private Limited	India
mValent Technologies Pvt. Ltd.	India
Oracle Financial Services Software Limited	India
Oracle India Private Limited	India
Oracle (OFSS) ASP Private Limited	India
Oracle (OFSS) BPO Services Limited	India
Oracle (OFSS) Processing Services Limited	India
Oracle Solution Services (India) Private Ltd.	India
PeopleSoft India Private Ltd.	India
Portal Information Technology India Private Limited	India
ProfitLogic Software Private Limited	India
Relsys (India) Private Limited	India
Siebel Systems Software (India) Private Limited	India
Sophoi Technologies Private Limited	India
Sunday Bazaar Internet Sales	India
Sun Microsystems India Private Limited	India
PT Oracle Indonesia	Indonesia
BEA Systems Ireland Holding Limited	Ireland
BEA Systems Ireland Sales Support & Services Ltd	Ireland
Eontec Limited	Ireland
J.D. Edwards Europe Limited	Ireland
MySQL Ireland Ltd.	Ireland
Netsure Telecom Limited	Ireland
OCAPAC Distributor Partner	Ireland
OCAPAC Hardware Partner	Ireland

Subsidiaries	Place of Incorporation
OCAPAC Holding Company	Ireland
OCAPAC Korea Holding Company	Ireland
OCAPAC NIH1 Company	Ireland
OCAPAC NIH3 Company	Ireland
OCAPAC Operating Company	Ireland
OCAPAC Research Company	Ireland
OCAPAC Research Partner	Ireland
OCAPAC Vietnam Holding Company	Ireland
Oracle CAPAC Services Limited	Ireland
Oracle East Central Europe Limited	Ireland
Oracle EMEA Holdings	Ireland
Oracle EMEA Limited	Ireland
Oracle Technology Company	Ireland
Siebel Systems EMEA Limited	Ireland
Siebel Systems Ireland Holdings Limited	Ireland
SPL WorldGroup (Ireland) Limited	Ireland
Sun Microsystems Ireland Limited	Ireland
BEA Systems Middle East Ltd.	Israel
Convergin Israel Ltd.	Israel
Oracle Demantra R&D Center Israel Ltd.	Israel
Oracle HyperRoll Ltd.	Israel
Oracle Primavera Ltd.	Israel
Oracle Software Systems Israel Limited	Israel
SPL WorldGroup 2000 Ltd.	Israel
Sun Microsystems Israel Limited	Israel
Oracle Italia S.R.L.	Italy
Sun Microsystems Italia S.p.A.	Italy
Oracle Corporation Japan	Japan
Oracle Information Systems (Japan) K.K.	Japan
Sun Microsystems Global Finance K.K.	Japan
Sun Microsystems K.K.	Japan
Oracle Consulting Kazakhstan LLP	Kazakhstan
Oracle Korea, Ltd.	Korea
Sun Microsystems Korea, Limited	Korea
Oracle CAPAC Finance S.a.r.l.	Luxembourg
Oracle Finance S.a.r.l.	Luxembourg
PeopleSoft Luxembourg S.a.r.l.	Luxembourg
SPL Acquisition S.a.r.l.	Luxembourg
Sun Microsystems Investments S.a.r.l.	Luxembourg
Sun Microsystems Luxembourg S.a.r.l.	Luxembourg
G-Log Sdn Bhd.	Malaysia
Oracle Corporation Malaysia Holdings Sdn. Bhd.	Malaysia
Oracle Corporation Malaysia Sdn. Bhd.	Malaysia
Oracle MSC Sdn. Bhd.	Malaysia
PeopleSoft Worldwide (M) Sdn. Bhd.	Malaysia

Subsidiaries	Place of Incorporation
StorageTek (Malaysia) Sdn. Bhd.	Malaysia
Sun Microsystems Malaysia Sdn. Bhd.	Malaysia
AmberPoint Technology Mauritius Private Ltd.	Mauritius
ISP Internet Mauritius Company	Mauritius
OCAPAC Mauritius Holding Company	Mauritius
Oracle Global (Mauritius) Ltd.	Mauritius
Oracle de Mexico, S.A. de C.V.	Mexico
Sun Microsystems de Mexico, S.A. de C.V.	Mexico
BEA Systems Distribution B.V.	Netherlands
edocs Europe Netherlands B.V.	Netherlands
G-Log B.V.	Netherlands
Oracle Corporation UK Finance B.V.	Netherlands
Oracle Deutschland Verwaltung B.V.	Netherlands
Oracle Distribution B.V.	Netherlands
Oracle East Central Europe Services BV	Netherlands
Oracle Financial Services Software B.V.	Netherlands
Oracle Nederland B.V.	Netherlands
Oracle Scheduler B.V.	Netherlands
PeopleSoft International B.V.	Netherlands
SPL WorldGroup B.V.	Netherlands
Stellent Holding B.V.	Netherlands
Sun Microsystems European Holding B.V.	Netherlands
Sun Microsystems Europe Properties B.V.	Netherlands
Sun Microsystems Global Services B.V.	Netherlands
Sun Microsystems International B.V.	Netherlands
Sun Microsystems International Holding B.V.	Netherlands
Sun Microsystems (Middle East) B.V.	Netherlands
Sun Microsystems Nederland B.V.	Netherlands
Sun Microsystems Scotland B.V.	Netherlands
Tinoway Nederland B.V.	Netherlands
Oracle Holding Antilles N.V.	Netherlands Antilles
Oracle New Zealand	New Zealand
Oracle Software (Nigeria) Limited	Nigeria
Oracle Norge AS	Norway
Sun Microsystems AS	Norway
Oracle Systems Pakistan (Private) Limited	Pakistan
Sistemas Oracle del Peru, S.A.	Peru
Oracle (Philippines) Corporation	Philippines
SPL WorldGroup (Philippines), Inc.	Philippines
BEA Systems Poland SP Z.o.o.	Poland
Oracle Polska, Sp.z.o.o.	Poland
Sun Microsystems Poland Sp.z.o.o.	Poland
Oracle Portugal - Sistemas de Informação Lda.	Portugal
Sun Microsystems (Portugal) Tecnicas de Informatica, Sociedade Unipessoal, Limitada	Portugal

Subsidiaries	Place of Incorporation
Oracle Caribbean, Inc.	Puerto Rico
Oracle Support Renewals EMEA SRL	Romania
Oracle Romania SRL	Romania
MySQL LLC	Russia
SPL Worldgroup LLC	Russia
Sun Microsystems AO	Russia
Sun Microsystems SPB LLC	Russia
Oracle Systems Limited	Saudi Arabia
Saudi Oracle Limited (under liquidation)	Saudi Arabia
Sun Microsystems Scotland Holding LP	Scotland
Sun Microsystems Scotland Limited	Scotland
Sun Microsystems Scotland LP	Scotland
Oracle SRBIJA CRNA GORA d.o.o.	Serbia
G-Log Pte Ltd.	Singapore
GoldenGate Software Asia Pacific Pte. Ltd.	Singapore
Haley (Singapore) Pte. Ltd.	Singapore
Hyperion Software Pte. Ltd.	Singapore
Hyperion Solutions Asia Pte. Ltd.	Singapore
Mantas Singapore Pte. Ltd.	Singapore
Oracle Corporation Singapore Pte. Ltd.	Singapore
Oracle Financial Services Consulting Pte. Ltd.	Singapore
Oracle Financial Services Software Pte. Ltd.	Singapore
Oracle Singapore Holdings Pte. Ltd.	Singapore
Sun Microsystems Pte. Ltd.	Singapore
Oracle Slovensko spol. s.r.o.	Slovakia
Sun Microsystems Slovakia, s.r.o.	Slovakia
Oracle Software d.o.o. Ljubljana	Slovenia
Oracle Corporation (South Africa)(Pty) Limited	South Africa
Oracle Empowerment (Pty) Ltd.	South Africa
Sun Microsystems (South Africa) (Pty) Limited	South Africa
Oracle Iberica, S.R.L.	Spain
Sun Microsystems Iberica, S.A.U.	Spain
MySQL AB	Sweden
Oracle Svenska AB	Sweden
Sun Microsystems AB	Sweden
Oracle GmbH	Switzerland
Oracle Software (Schweiz) GmbH	Switzerland
Plumtree Software GmbH	Switzerland
Sun Microsystems (Schweiz) AG	Switzerland
J.D. Edwards (Taiwan) Company Ltd.	Taiwan
PeopleSoft Taiwan Ltd. Co.	Taiwan
Sun Microsystems Taiwan Limited	Taiwan
Oracle Corporation (Thailand) Company Limited	Thailand
Sun Microsystems (Thailand) Limited	Thailand
Oracle Bilgisayar Sistemleri Limited Sirketi	Turkey
Oracle Bilgi Sistemleri Sanayi Ve Ticaret Limited Sirketi	Turkey

Subsidiaries	Place of Incorporation
Sun Microsystems (Bilgisayar Sistemleri) Limited Sirketi	Turkey
Sun Microsystems Ukraine LLC	Ukraine
PeopleSoft Middle East FZ-LLC	United Arab Emirates
Siebel Systems Middle East FZ-LLC	United Arab Emirates
Acsera Limited	United Kingdom
Advanced Visual Technology	United Kingdom
Advanced Visual Technology Americas	United Kingdom
Haley (Europe)	United Kingdom
Mantas Limited	United Kingdom
MySQL UK Ltd.	United Kingdom
Oracle Corporation Nominees Limited	United Kingdom
Oracle Corporation UK Holdings Limited	United Kingdom
Oracle Corporation UK Limited	United Kingdom
Oracle Corporation UK Trustee Company Limited	United Kingdom
Oracle EMEA Management	United Kingdom
Oracle Sun Acquisition	United Kingdom
Oracle Sun Integration Limited	United Kingdom
Pertmaster Limited	United Kingdom
Primavera UK Acquisition Limited	United Kingdom
Relsys UK Limited	United Kingdom
Siebel Systems UK	United Kingdom
Skywire Software	United Kingdom
Sun Microsystems Holdings Limited	United Kingdom
Sun Microsystems Limited	United Kingdom
Oracle de Venezuela, C.A.	Venezuela
Sun Microsystems de Venezuela, S.A.	Venezuela
Oracle Vietnam Pte. Ltd.	Vietnam

June [ ], 2016
Affiliates of SAP SE

Subsidiaries and Location
SRS Software - und Systemhaus Dresden GmbH, Germany
SAP Retail Solutions GmbH & Co., Germany
Steeb Anwendungssysteme GmbH., Germany
SAP Systems Integration GmbH., Germany
Asset GmbH Assessment & Training Technologies Friedrichshafen, Germany
STEEB-CAS Informationstechnik GmbH i.L., Germany
DACOS Software Holding GmbH., Germany
SAP (UK) Limited, UK
SAP FRANCE SYSTEMES APPLICATIONS ET PROGICIELS S.A., France
SAP (Schweiz) AG, Switzerland
SAP Nederland B.V., Netherlands
SAP Osterreich, Systeme, Anwendungen und Produkte in der Datenverabeitung Gesellschaft m.b.H., Austria
SAP Danmark A/S, Denmark
SAP Svenska Aktiebolag, Sweden
SAP ESPANA Y PORTUGAL SISTEMAS APLICACIONES Y PRODUCTOS EN LA INFORMATICA, S.A., Spain
S.A.P. Italia Sistemi Applicazioni Prodotti in Data Processing S.p.A.
NV SAP Belgium S.A., Belgium
SAP CR, s.r.o., Czech Republic
SAP Polska Sp. z.o.o., Poland
SAP Consult C.I.S., Russia
SAP Service and Support Centre (Ireland) Limited, Ireland
DACOS Software S.A., Switzerland
STEEB-CAS Informationstechnik AG in Liq., Switzerland
SAP Ireland Ltd., Ireland
SAP Retail Solutions Nederland B.V., Netherlands
SAP Hungary Rendszerek, Alkalmazasok es Termekek az Adatfeldolgozasban Kft., Hungary
SAP America, Inc., Delaware
SAP Canada Systems, Applications and Products in Data Processing Inc., Canada
SAP BRASIL COMERCIO E REPRESENTACOES LTDA.
SAP Labs, Inc. formerly SAP Technology, Inc., Delaware
SAP MEXICO S.A. DE C.V., Mexico
SAP ARGENTINA S.A., Argentina
SAP Andina y del Caribe S.A., Venezuela
SAP International, Inc., Delaware
SAP America Public Sector, Inc., Delaware
WS Investment Holdings, L.P., Delaware
SAP Japan Co., Ltd., Japan
SAP AUSTRALIA PTY LTD, Australia
SAP Asia Systems, Applications and Products in Data Processing Pte. Ltd., Singapore
SAP Korea Limited, Korea
SAP India Systems, Applications and Products in Data Processing Private Limited, India
SAP Data Processing (Malaysia) Sdn Bhd, Malaysia
SAP New Zealand Limited, New Zealand
SAP SYSTEMS, APPLICATIONS AND PRODUCTS IN DATA PROCESSING (THAILAND) LTD., Thailand
SAP (Beijing) Software System Co., Ltd., China
SAP Taiwan Co. Ltd., Taiwan
SAP HONG KONG Co. Limited, Hong Kong
SAP PHILIPPINES SYSTEMS, APPLICATIONS AND PRODUCTS IN DATA PROCESSING, INC., Philippines
SAP India (Holding) Pte. Ltd., Singapore
PT SAP Asia, Indonesia
SYSTEMS APPLICATIONS PRODUCTS (SOUTHERN AFRICA) (PTY) LTD, South Africa
Ariba, Inc., Palo Alto, CA, United States
Concur Technologies, Inc., Bellevue, WA, United States

Subsidiaries and Location
LLC SAP CIS, Moscow, Russia
SAP (Beijing) Software System Co., Ltd., Beijing, China
SAP (Schweiz) AG, Biel, Switzerland
SAP (UK) Limited, Feltham, United Kingdom
SAP America, Inc., Newtown Square, PA, United States
SAP Asia Pte Ltd, Singapore, Singapore
SAP Australia Pty Ltd, Sydney, Australia
SAP Brasil Ltda, São Paulo, Brazil
SAP Canada, Inc., Toronto, Canada
SAP Deutschland SE & Co. KG, Walldorf, Germany
SAP France, Levallois Perret, France
SAP India Private Limited, Bangalore, India
SAP Industries, Inc., Newtown Square, PA, United States
SAP Italia Sistemi Applicazioni Prodotti in Data Processing S.p.A., Vimercate, Italy
SAP Japan Co., Ltd., Tokyo, Japan
SAP Labs India Private Limited, Bangalore, India
SAP Labs, LLC, Palo Alto, CA, United States
SAP Nederland B.V., ‘s-Hertogenbosch, the Netherlands
SAP Service and Support Centre (Ireland) Limited, Dublin, Ireland
SuccessFactors, Inc., South San Francisco, CA, United States
Sybase, Inc., Dublin, CA, United States
“SAP Kazakhstan” LLP, Almaty, Kazakhstan
110405, Inc., Newtown Square, PA, United States
Ambin Properties (Proprietary) Limited, Johannesburg, South Africa
Ariba Czech s.r.o., Prague, Czech Republic
Ariba India Private Limited, Gurgaon, India
Ariba International Holdings, Inc., Wilmington, DE, United States
Ariba International Singapore Pte Ltd, Singapore, Singapore
Ariba International, Inc., Wilmington, DE, United States
Ariba Investment Company, Inc., Wilmington, DE, United States
Ariba Slovak Republic s.r.o., Košice, Slovakia
Ariba Software Technology Services (Shanghai) Co., Ltd., Shanghai, China
Ariba Technologies India Private Limited, Bangalore, India
Ariba Technologies Netherlands B.V., ‘s-Hertogenbosch, the Netherlands
Beijing Zhang Zhong Hu Dong Information Technology Co., Ltd., Beijing, China
b-process, Paris, France
Business Objects (UK) Limited, London, United Kingdom
Business Objects Holding B.V., ‘s-Hertogenbosch, the Netherlands
Business Objects Option LLC, Wilmington, DE, United States
Business Objects Software (Shanghai) Co., Ltd., Shanghai, China
Business Objects Software Limited, Dublin, Ireland
Christie Partners Holding C.V., Utrecht, the Netherlands
ClearTrip Inc. (Mauritius), Ebene, Mauritius
ClearTrip Inc., George Town, Cayman Islands
Cleartrip MEA FZ LLC, Dubai, United Arab Emirates
ClearTrip Private Limited, Mumbai, India
CNQR Operations Mexico S. de. R.L. de. C.V., San Pedro Garza Garcia, Mexico
Concur (Austria) GmbH, Vienna, Austria
Concur (Canada), Inc., Toronto, Canada
Concur (France) SAS, Paris, France
Concur (Germany) GmbH, Frankfurt am Main, Germany
Concur (Italy) S.r.l., Milan, Italy
Concur (Japan) Ltd., Bunkyo-ku, Japan
Concur (New Zealand) Limited, Wellington, New Zealand
Concur (Philippines) Inc., Makati City, Philippines
Concur (Switzerland) GmbH, Zurich, Switzerland
Concur Czech (s.r.o.), Prague, Czech Republic

Subsidiaries and Location
Concur Denmark ApS, Frederiksberg, Denmark
Concur Holdings (France) SAS, Paris, France
Concur Holdings (Netherlands) B.V., Amsterdam, the Netherlands
Concur Holdings (US) LLC, Wilmington, DE, United
Concur Technologies (UK) Limited, London, United Kingdom
ConTgo Consulting Limited, London, United Kingdom
ConTgo Limited, London, United Kingdom
ConTgo MTA Limited, London, United Kingdom
ConTgo Pty. Ltd., Sydney, Australia
Crossgate UK Limited, Slough, United Kingdom
Crystal Decisions (Ireland) Limited, Dublin, Ireland
Crystal Decisions Holdings Limited, Dublin, Ireland
Crystal Decisions UK Limited, London, United Kingdom
EssCubed Procurement Pty. Ltd., Johannesburg, South Africa
Extended Systems, Inc., Dublin, CA, United States
Fieldglass AsiaPac PTY Ltd, Brisbane, Australia
Fieldglass Europe Limited, London, United Kingdom
Financial Fusion, Inc., Dublin, CA, United States
FreeMarkets International Holdings Inc. de Mexico, de S. de R.L. de C.V., Mexico City, Mexico
FreeMarkets Ltda., São Paulo, Brazil
Gelco Information Network, Inc., Minneapolis, MN, United States
GlobalExpense (Consulting) Limited, London, United Kingdom
GlobalExpense (UK) Limited, London, United Kingdom
H-G Holdings, Inc., Wilmington, DE, United States
H-G Intermediate Holdings, Inc., Wilmington, DE, United States
hybris (US) Corp., Wilmington, DE, United States
hybris AG, Zug, Switzerland
hybris Australia Pty Limited, Surry Hills, Australia
hybris GmbH, Munich, Germany
hybris Hong Kong Limited, Hong Kong, China
hybris UK Limited, London, United Kingdom
Inxight Federal Systems Group, Inc., Wilmington, DE, United States
KXEN Limited, Feltham, United Kingdom
LLC “SAP Labs”, Moscow, Russia
LLC “SAP Ukraine”, Kiev, Ukraine
Merlin Systems Oy, Espoo, Finland
Multiposting SAS, Paris, France
Multiposting Sp.z o.o., Warsaw, Poland
Nihon Ariba K.K., Tokyo, Japan
OutlookSoft Deutschland GmbH, Walldorf, Germany
Plateau Systems Australia Ltd, Brisbane, Australia
Plateau Systems LLC, South San Francisco, CA, United States
PT SAP Indonesia, Jakarta, Indonesia
PT Sybase 365 Indonesia, Jakarta, Indonesia
Quadrem Africa Pty. Ltd., Johannesburg, South Africa
Quadrem Australia Pty Ltd., Brisbane, Australia
Quadrem Brazil Ltda., Rio de Janeiro, Brazil
Quadrem Chile Ltda., Santiago de Chile, Chile
Quadrem Colombia SAS, Bogotá, Colombia
Quadrem International Ltd., Hamilton, Bermuda
Quadrem Netherlands B.V., Amsterdam, the Netherlands
Quadrem Overseas Cooperatief U.A., Amsterdam, the Netherlands
Quadrem Peru S.A.C., Lima, Peru
Ruan Lian Technologies (Beijing) Co., Ltd., Beijing, China
San Borja Partricipadoes LTDA, São Paulo, Brazil

Subsidiaries and Location
SAP Andina y del Caribe, C.A., Caracas, Venezuela
SAP Argentina S.A., Buenos Aires, Argentina
SAP Asia (Vietnam) Co., Ltd., Ho Chi Minh City, Vietnam
SAP Azerbaijan LLC, Baku, Azerbaijan
SAP Belgium NV/SA, Brussels, Belgium
SAP Beteiligungs GmbH, Walldorf, Germany
SAP Bulgaria EOOD, Sofia, Bulgaria
SAP Business Compliance Services GmbH, Siegen, Germany
SAP Business Services Center Europe s.r.o., Prague, Czech Republic
SAP Business Services Center Nederland B.V., ‘s-Hertogenbosch, the Netherlands
SAP Chile Limitada, Santiago, Chile
SAP China Co., Ltd., Shanghai, China
SAP China Holding Co., Ltd., Beijing, China
SAP Colombia SAS., Bogotá, Colombia
SAP Commercial Services Ltd., Valletta, Malta
SAP Costa Rica, S.A., San José, Costa Rica
SAP ČR, spol. s r.o., Prague, Czech Republic
SAP Cyprus Ltd, Nicosia, Cyprus
SAP d.o.o., Zagreb, Croatia
SAP Danmark A/S, Copenhagen, Denmark
SAP Dritte Beteiligungs- und Vermögensverwaltungs GmbH, Walldorf, Germany
SAP East Africa Limited, Nairobi, Kenya
SAP Egypt LLC, Cairo, Egypt
SAP EMEA Inside Sales S.L., Barcelona, Spain
SAP Erste Beteiligungs- und Vermögensverwaltungs GmbH, Walldorf, Germany
SAP Espana – Sistemas, Aplicaciones y Productos en la Informática, S.A., Madrid, Spain
SAP Estonia OÜ, Tallinn, Estonia
SAP Financial, Inc., Toronto, Canada
SAP Finland Oy, Espoo, Finland
SAP Foreign Holdings GmbH, Walldorf, Germany
SAP France Holding, Levallois Perret, France
SAP Fünfte Beteiligungs- und Vermögensverwaltungs GmbH, Walldorf, Germany
SAP Global Marketing, Inc., New York, NY, United States
SAP Hellas S.A., Athens, Greece
SAP Holdings (UK) Limited, Feltham, United Kingdom
SAP Hong Kong Co., Ltd., Hong Kong, China
SAP Hosting Beteiligungs GmbH, St. Leon-Rot, Germany
SAP Hungary Rendszerek, Alkalmazások és Termékek az Adatfeldolgozásban Informatikai Kft., Budapest, Hungary
SAP India (Holding) Pte Ltd, Singapore, Singapore
SAP International Panama, S.A., Panama City, Panama
SAP International, Inc., Miami, FL, United States
SAP Investments, Inc., Wilmington, DE, United States
SAP Ireland Limited, Dublin, Ireland
SAP Ireland-US Financial Services Ltd., Dublin, Ireland
SAP Israel Ltd., Ra’anana, Israel
SAP Korea Ltd., Seoul, South Korea
SAP Labs Bulgaria EOOD, Sofia, Bulgaria
SAP Labs Finland Oy, Espoo, Finland
SAP Labs France SAS, Mougins, France
SAP Labs Israel Ltd., Ra’anana, Israel
SAP Labs Korea, Inc., Seoul, South Korea
SAP Latvia SIA, Riga, Latvia
SAP Malaysia Sdn. Bhd., Kuala Lumpur, Malaysia
SAP Malta Investments Ltd., Valletta, Malta
SAP México S.A. de C.V., Mexico City, Mexico
SAP Middle East and North Africa L.L.C., Dubai, United Arab Emirates

Subsidiaries and Location
SAP National Security Services, Inc., Newtown Square, PA, United States
SAP Nederland Holding B.V., ‘s-Hertogenbosch, the Netherlands
SAP New Zealand Limited, Auckland, New Zealand
SAP Norge AS, Lysaker, Norway
SAP North West Africa Ltd, Casablanca, Morocco
SAP Österreich GmbH, Vienna, Austria
SAP PERU S.A.C., Lima, Peru
SAP Philippines, Inc., Makati, Philippines
SAP Polska Sp. z o.o., Warsaw, Poland
SAP Portals Europe GmbH, Walldorf, Germany
SAP Portals Holding Beteiligungs GmbH, Walldorf, Germany
SAP Portals Israel Ltd., Ra’anana, Israel
SAP Portugal – Sistemas, Aplicações e Produtos Informáticos, Sociedade Unipessoal, Lda., Porto Salvo, Portugal
SAP Projektverwaltungs- und Beteiligungs GmbH, Walldorf, Germany
SAP Public Services Hungary Kft., Budapest, Hungary
SAP Public Services, Inc., Washington, DC, United States
SAP Puerto Rico GmbH, Walldorf, Germany
SAP Retail Solutions Beteiligungsgesellschaft mbH, Walldorf, Germany
SAP Romania SRL, Bucharest, Romania
SAP Saudi Arabia Software Services Ltd, Riyadh, Kingdom of Saudi Arabia
SAP Saudi Arabia Software Trading Ltd, Riyadh, Kingdom of Saudi Arabia
SAP Sechste Beteiligungs- und Vermögensverwaltungs GmbH, Walldorf, Germany
SAP sistemi, aplikacije in produkti za obdelavo podatkov d.o.o., Ljubljana, Slovenia
SAP Slovensko s.r.o., Bratislava, Slovakia
SAP Software and Services LLC, Doha, Qatar
SAP Svenska Aktiebolag, Stockholm, Sweden
SAP Systems, Applications and Products in Data Processing (Thailand) Ltd., Bangkok, Thailand
SAP Taiwan Co., Ltd., Taipei, Taiwan
SAP Technologies Inc., Palo Alto, CA, United States
SAP Training and Development Institute FZCO, Dubai, United Arab Emirates
SAP Türkiye Yazilim Üretim ve Ticaret A.Ş., Istanbul, Turkey
SAP UAB, Vilnius, Lithuania
SAP Ventures Investment GmbH, Walldorf, Germany
SAP Vierte Beteiligungs- und Vermögensverwaltungs GmbH, Walldorf, Germany
SAP West Balkans d.o.o., Belgrade, Serbia
SAP Zweite Beteiligungs- und Vermögensverwaltungs GmbH, Walldorf, Germany
Sapphire SAP HANA Fund of Funds, L.P., Wilmington, DE, United States
Sapphire Ventures Fund I, L.P., Wilmington, DE, United States
Sapphire Ventures Fund II, L.P., Wilmington, DE, United States
SAPV (Mauritius), Ebene, Mauritius
SeeWhy (UK) Limited, Windsor, United Kingdom
Shanghai SuccessFactors Software Technology Co., Ltd., Shanghai, China
SuccessFactors (Philippines), Inc., Pasig City, Philippines
SuccessFactors (UK) Limited, London, United Kingdom
SuccessFactors Asia Pacific Limited, Hong Kong, China
SuccessFactors Australia Holdings Pty Ltd, Brisbane, Australia
SuccessFactors Australia Pty Limited, Brisbane, Australia
SuccessFactors Cayman, Ltd., Grand Cayman, Cayman Islands
SuccessFactors Hong Kong Limited, Hong Kong, China
SuccessFactors International Holdings, LLC, San Mateo, CA, United States
Sybase (UK) Limited, Maidenhead, United Kingdom
Sybase 365 Ltd., Tortola, British Virgin Islands
Sybase 365, LLC, Dublin, CA, United States
Sybase Angola, LDA, Luanda, Angola
Sybase Iberia S.L., Madrid, Spain
Sybase India Ltd., Mumbai, India

Subsidiaries and Location
Sybase International Holdings Corporation, LLC, Dublin, CA, United States
Sybase Philippines, Inc., Makati City, Philippines
Sybase Software (China) Co., Ltd., Beijing, China
Sybase Software (India) Private Ltd., Mumbai, India
Syclo International Limited, Leeds, United Kingdom
Systems Applications Products Africa (Proprietary) Limited, Johannesburg, South Africa
Systems Applications Products Africa Region (Proprietary) Limited, Johannesburg, South Africa
Systems Applications Products Nigeria Limited, Victoria Island, Nigeria
Systems Applications Products South Africa (Proprietary) Limited, Johannesburg, South Africa
TechniData GmbH, Markdorf, Germany
Technology Licensing Company, LLC, Atlanta, GA, United States
TomorrowNow, Inc., Bryan, TX, United States
Travel Technology, LLC, Atlanta, GA, United States
TripIt LLC, Wilmington, DE, United States
TRX Data Service, Inc., Glen Allen, VA, United States
TRX Europe Limited, London, United Kingdom
TRX Fulfillment Services, LLC, Atlanta, GA, United States
TRX Germany GmbH, Berlin, Germany
TRX Luxembourg, S.a.r.l., Luxembourg City, Luxembourg
TRX Technologies India Private Limited, Raman Nagar, India
TRX Technology Services, L.P., Atlanta, GA, United States
TRX UK Limited, London, United Kingdom
TRX, Inc., Atlanta, GA, United States
China DataCom Corporation Limited, Guangzhou, China
Convercent, Inc., Denver, CO, United States
Evature Technologies (2009) Ltd., Ramat Gan, Israel
Greater Pacific Capital (Cayman) L.P., Grand Cayman, Cayman Islands
Nor1, Inc., Santa Clara, CA, United States
Procurement Negócios Eletrônicos S/A, Rio de Janeiro, Brazil
SAP - NOVABASE, A.C.E., Porto Salvo, Portugal
StayNTouch Inc., Bethesda, MD, United States
Visage Mobile Inc., San Francisco, CA, United States
Yapta, Inc., Seattle, WA , United States
Alchemist Accelerator Fund I LLC, San Francisco, CA, United States
All Tax Platform - Solucoes Tributarias S.A., São Paulo, Brazil
Alteryx, Inc., Irvine, CA, United States
Amplify Partners II L.P., Cambridge, MA, United States
Amplify Partners L.P., Cambridge, MA, United States
AP Opportunity Fund, LLC, Menlo Park, CA, United States
ArisGlobal Holdings LLC, Stamford, CT, United States
Char Software, Inc., Boston, MA, United States
Costanoa Venture Capital II L.P., Palo Alto, CA, United States
Costanoa Venture Capital QZ, LLC, Palo Alto, CA, United States
Cyphort, Inc., Santa Clara, CA, United States
Data Collective II L.P., San Francisco, CA, United States
Data Collective III L.P., San Francisco, CA, United States
EIT ICT Labs GmbH, Berlin, Germany
FeedZai S.A., Lisbon, Portugal
Follow Analytics, Inc., San Francisco, CA, United States
GK Software AG, Schöneck, Germany
IDG Ventures USA III, L.P., San Francisco, CA, United States
InnovationLab GmbH, Heidelberg, Germany
Integral Ad Science, Inc., New York, NY, United States
iYogi Holdings Pvt. Ltd., Port Louis, Mauritius
Jibe, Inc., New York, NY, United States
Kaltura, Inc., New York, NY, United States

Subsidiaries and Location
Krux Digital, Inc., San Francisco, CA, United States
Lavante, Inc., San Jose, CA, United States
Local Globe VII, L.P., St. Peter Port, Guernsey, Channel Islands
Looker Data Sciences, Inc., Santa Cruz, CA, United States
MuleSoft, Inc., San Francisco, CA, United States
MVP Strategic Partnership Fund GmbH & Co. KG, Grünwald, Germany
Narrative Science, Inc., Chicago, IL, United States
Notation Capital, L.P., Brooklyn, NY, United States
On Deck Capital, Inc., New York, NY, United States
OpenX Software Limited, Pasadena, CA, United States
Patent Quality, Inc., Bellevue, WA, United States
Point Nine Capital Fund II GmbH & Co. KG, Berlin, Germany
Point Nine Capital Fund III GmbH & Co. KG, Berlin, Germany
Post for Systems, Cairo, Egypt
PubNub, Inc., San Francisco, CA, United States
Realize Corporation, Tokyo, Japan
Return Path, Inc., New York, NY, United States
Rome2rio Pty. Ltd., Albert Park, Australia
Scytl, S.A., Barcelona, Spain
Smart City Planning, Inc., Tokyo, Japan
Socrata, Inc., Seattle, WA, United States
Storm Ventures V, L.P., Menlo Park, CA, United States
SV Angel IV L.P., San Francisco, CA, United States
T3C Inc., Mountain View, CA, United States
TableNow, Inc., San Francisco, CA, United States
Technologie- und Gründerzentrum Walldorf Stiftung GmbH, Walldorf, Germany
The Currency Cloud Group Limited, London, United Kingdom
The SAVO Group Ltd., Chicago, IL, United States
TidalScale, Inc., Santa Clara, CA, United States
Upfront V, L.P., Santa Monica, CA, United States

SCHEDULE 2.03

AMORTIZATION SCHEDULE

Commencing on the Amortization Commencement Date, the outstanding principal of the Term Loan shall be repayable on the first Business Day of every month, as set forth below:

Month	Amortization Payment
July 2016	$0
August 2016	$0
September 2016	$0
October 2016	$250,000
November 2016	$250,000
December 2016	$250,000
January 2017	$500,000
February 2017	$500,000
March 2017	$500,000
April 2017	$500,000
May 2017	$500,000
June 2017	$500,000
July 2017	$1,000,000
August 2017	$1,000,000
September 2017	$1,000,000
October 2017	$1,000,000
November 2017	$1,000,000
December 2017	$1,000,000
January 2018	$1,000,000
February 2018	$1,000,000
March 2018	$1,000,000

2

Month	Amortization Payment
April 2018	$1,000,000
May 2018	$1,000,000
June 2018	$1,000,000
July 2018	$1,250,000
August 2018	$1,250,000
September 2018	$1,250,000
October 2018	$1,250,000
November 2018	$1,250,000
December 2018	$1,250,000
January 2019	$1,250,000
February 2019	$1,250,000
March 2019	$1,250,000
April 2019	$1,250,000
May 2019	$1,250,000
June 2019	$1,250,000
July 2019	$1,250,000
August 2019	$1,250,000
September 2019	$1,250,000
October 2019	$1,250,000
November 2019	$1,250,000
December 2019	$1,250,000
January 2020	$1,250,000
February 2020	$1,250,000
March 2020	$1,250,000
April 2020	$1,250,000
3

Month	Amortization Payment
May 2020	$1,250,000
June 2020	$1,250,000

Notwithstanding the foregoing, (i) no payments set forth in the table above shall be due prior to the Amortization Commencement Date, and for the sake of clarity, any payments in the table above that are scheduled to occur prior to the Amortization Commencement Date shall be deferred until the Final Maturity Date and (ii) the Borrowers shall repay in full the unpaid principal amount of the Term Loan on the Final Maturity Date.
4

SCHEDULE 6.01(e)
CAPITALIZATION; SUBSIDIARIES

Rimini Street, Inc.	Number of Shares Authorized	Number of Shares Issued	Ownership
Common Stock	500,000,000	0	Please see attached capitalization table
Class A Common Stock	500,000,000	333,261
Class B Common Stock	192,000,000	100,995,771

Series A Preferred Stock	5,499,900	5,499,900
Series B Preferred Stock	38,545,560	38,545,560

Rimini Street, Inc.	Number of Options Available for Grant	Number of Options Outstanding
2007 Stock Plan	0	42,721,999
2013 Equity Incentive Plan	11,103,530	10,880,657

Rimini Street, Inc.	Available for Grant	Outstanding
Warrants	0	344,828

The Company’s Amended and Restated Shareholders’ Agreement, dated as of June 19, 2009, provides certain stockholders with a right of first refusal over certain non-permitted sales or transfers of Company shares.

Subsidiary	Number of Shares Authorized	Number of Shares Issued	Ownership
RSI International Holdings, Inc.	1,000	1,000	100% directly owned by Rimini Street, Inc.
RSI International Holdings, LLC	-	-	100% directly owned by RSI International Holdings, Inc.
Rimini Street Australia Pty Ltd.	100	100	100% directly owned by Rimini Street, Inc.
Rimini Street GmbH	25,000	25,000	100% directly owned by Rimini Street, Inc.
Nihon Rimini Street KK	30,000	30,000	100% directly owned by RSI International Holdings, Inc.

Rimini Street (HK) Limited	1	1	100% directly owned by RSI International Holdings, Inc.
Rimini Street Limited	100	100	100% directly owned by RSI International Holdings, Inc.
Rimini Street AB	50,000	50,000	100% directly owned by RSI International Holdings, Inc.
Rimini Street Israel Ltd.	100,000	10,000	100% directly owned by RSI International Holdings, Inc.
Rimini Street Brazil Serviços de Tecnologia Ltda.	3,385,614	3,385,614	~99% directly owned by RSI Industrial Holdings, Inc. ~1% directly owned by RSI International Holdings, LLC.
Rimini Street India Operations Pvt Ltd.	2,000,000	319,973	~99% directly owned by RSI Industrial Holdings, Inc. ~1% directly owned by RSI International Holdings, LLC.
Rimini Street Software Technical Services (Beijing) Co., Ltd.	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.
Rimini Street SAS[1]	TBD	TBD	To be 100% directly owned by RSI International Holdings, Inc.
1 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.

Rimini Street Korea[2]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.
Rimini Street Taiwan[3]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.
Rimini Street Singapore[4]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.

2 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.
3 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.
4 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.

Report Date	:	06/22/16	RiminiStreet, Inc.	Page 1 of 1
Date Printed	:	06/22/2016 at 10:12:55 AM	SUMMARY CAPITALIZATION

POST-08/01/06 SPLIT
POST-08/01/12 SPLIT

Stock	Conversion Ratio	Authorized	Shares Outstanding	% Owned Outstanding	Shares Outstanding As Converted	% Owned On As Converted Basis	Shares Outstanding Fully Diluted	% Owned On Fully Diluted Basis
STOCK
COMMON STOCK	1.0000000000	500,000,000
CLASS A COMMON STOCK	1.0000000000	500,000,000	333,261	0.23%	333,261	0.23%	333,261	0.16%
CLASS B COMMON STOCK	1.0000000000	192,000,000	100,995,771	69.47%	100,995,771	69.47%	100,995,771	48.00%
PREFERRED STOCK	1.0000000000	44,045,460
SERIESA PREFERRED STOCK	1.0000000000	5,499,900	5,499,900	3.78%	5,499,900	3.78%	5,499,900	2.61%
SERIES B PREFERRED STOCK	1.0000000000	38,545,560	38,545,560	26.52%	38,545,560	26.51%	38,545,560	18.32%
Total Stock:			145,374,492	100.00%	145,374,492	100.00%	145,374,492	69.09%
RIGHTS TO ACQUIRE STOCK:
2007 Stock Plan		47,632,173
Options Outstanding							42,721,999	20.30%
Options Available							0	0.00%
Plan Total:							42,721,999	20.30%
2013 Equity Incentive Plan		21,985,520
Options Outstanding							11,103,530	5.28%
Options Available							10,880,657	5.17%
Plan Total:							21,984,187	10.45%
WARRANTS TO PURCHASE:
CLASS A COMMON STOCK	1.0000000000						344,828	0.16%
Total Rights:							65,051,014	30.91%
Total Diluted Shares:							210,425,506	100.00%

Footnotes:
DUAL CLASS COMMON STOCK: CLASS A ENTITLED TO ONE VOTE PER SHARE: CLASS B ENTITLED TO 15 VOTES PER SHARE.

PREFERRED STOCK IS CONVERTIBLE INTO SHARES OF CLASS B COMMON STOCK.

NOTE:  This report assumes that all plans involve securities with a 1:1 conversion rate to common stock.

Report Name:          Capitalization.rpt

SCHEDULE 6.01(f)
LITIGATION

1.	Oracle Litigation

a.	Oracle USA, Inc., et al. v. Rimini Street, Inc., et al., Case No. 2:10-cv-00106, United States District Court, District of Nevada, filed January 25, 2010

b.	Rimini Street, Inc. v. Oracle International Corp., Case No. 2:14-cv-01699, United States District Court, District of Nevada, filed October 15, 2014

2.	Insurance Claims related to Oracle Litigation

a.
Rimini Street, Inc. v. Hartford Fire Insurance Company, et al., Case No. A-15-722003-B, Eighth Judicial District Court, Clark County, Nevada, filed July 23, 2015; case removed to United States District Court, District of Nevada on December 4, 2015, Case No. 2:15-cv-02292

b.
Rimini Street, Inc. v. Scottsdale Insurance Company, et al., Case No. A-15-722084-B, Eighth Judicial District Court, Clark County, Nevada, filed July 23, 2015; case removed to United States District Court, District of Nevada on December 11, 2015, Case No. 2:15-cv-02374

c.
Rimini Street, Inc. v. Charter Oak Fire Insurance Company, et al., Case No. A-15-721312-B, Eighth Judicial District Court, Clark County, Nevada, filed July 10, 2015; case removed to United States District Court, District of Nevada on September 14, 2015, Case No. 2:15-cv-01761

SCHEDULE 6.01(i)
ERISA

None.

SCHEDULE 6.01(l)
NATURE OF BUSINESS

Rimini Street, Inc. (“Rimini Street,” “we” or “us”) is an independent provider of subscription-based enterprise software support services and provides enterprise software licensees a choice of maintenance and support programs with differentiated service and pricing compared to the maintenance and support services traditionally provided by enterprise software vendors for their software.

SCHEDULE 6.01(q)
ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.01(r)
INSURANCE

[See attached]

Exhibit A - Rimini Street Insurance
Type of Insurance	Insurer	Limits
Commercial General Liability	Travelers Property Casualty Co. of America	Each Occurrence: Aggregate:	$1,000,000 $2,000,000
Automobile Liability	Travelers Property Casualty Co. of America	Combined Single Limit	$1,000,000
Umbrella Liability	Travelers Property Casualty Co. of America	Each Occurrence: Aggregate:	$5,000,000 $5,000,000
Workers’ Compensation Employers’ Liability	Travelers Property Casualty Co. of America Travelers Property Casualty Co. of America	Each Accident: Each Accident: Each Disease - Each Employee: Each Disease - Policy Limit:	Per Statute $1,000,000 $1,000,000 $1,000,000
Property	Travelers Property Casualty Co. of America	Values:	Reported Values
Professional Liability	National Union Fire Insurance Co. Pitts., PA	Each Occurrence: Aggregate:	$5,000,000 $5,000,000
Cyber Liability	National Union Fire Insurance Co. Pitts., PA	Each Occurrence: Aggregate:	$5,000,000 $5,000,000
International Liability	Travelers Property Casualty Co. of America	Each Occurrence: Aggregate:	$1,000,000 $2,000,000
International Property	Travelers Property Casualty Co. of America	Values:	Reported Values
International Auto Liability	Travelers Property Casualty Co. of America	Combined Single Limit	$1,000,000
Foreign Voluntary Workers’ Comp	Travelers Property Casualty Co. of America	Each Accident:	Per State or Country Statute
Foreign Employers’ Liability	Travelers Property Casualty Co. of America	Each Accident: Each Disease - Each Employee: Each Disease - Policy Limit:	$1,000,000 $1,000,000 $1,000,000

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
DOMESTIC PACKAGE - PROPERTY
WHAT IT COVERS:          Indemnifies the owner or user of property for its loss due to a covered peril, ex. Fire. Includes Building/Real Property, Contents, Stock, Personal Property, Furniture, Computer Equipment, Machinery, and Personal Property of others per policy terms and conditions.

COVERED LOCATIONS:
1) 113 N Myers St, Suite 300, Charlotte, NC 28202
2) 6601 Koll Center Parkway, Suite 300, Pleasanton, CA 94566
3) 47923 Warm Springs Blvd, Fremont, CA 94539
4) 3993 Howard Hughes Pkwy, Suite 780, Las Vegas, NV 89169

Blanket Business Personal Property
Business Income / Extra Expense
Hardware
Software
Total Insured Values
Flood - Annual Aggregate
Flood - Loc 1
Flood - Loc 2, 3 & 4

Flood Business Income
$7,631,496 $4,752,500 Included in BPP Included in BPP $12,383,996 $1,000,000 $1,000,000 $1,000,000 Included	$1,000 24 Hours $1,000 $1,000 See below $100,000 $50,000 24 Hours (Loc 1. - 48 hours)	11/14/2015 to 11/14/2016		Great Northern Insurance Company	3603-15-88	Total Insured Values: $12,383,996	$64,232 Note: This price included appx. $50k for Earthquake coverage which was replaced in favor of the Earthquake DIC policy.
ENDORSEMENTS & EXCLUSIONS
EARTHQUAKE EXCLUSION
PROPERTY DECLARATIONS
PROPERTY SUPPLEMENTARY DECLARATIONS
PROPERTY SUPPLEMENTARY DEC.-BUSINESS INCOME
SUPP DEC-IMPAIRMENT OF COMP SERVICES
BUILDING AND PERSONAL PROPERTY
BUSINESS INCOME WITH EXTRA EXPENSE
ELECTRONIC DATA PROCESSING PROPERTY EXTRA EXPENSE
ACCTS REC, FINE ARTS, MONEY & SEC, VAL PAPERS
IMPAIRMENT OF COMPUTER SERVICES-MALICIOUS PGM
PROPERTY/BI CONDITIONS & DEFINITIONS
ADDITIONAL PERIL-EARTHQUAKE/EQSL
ADD’L PERIL - FLOOD LIMIT/DED OR WAIT.PERIOD ELECTRONIC DATA AND PERIL CHANGES
CAP ON CERT. TERRORISM LOSSES (ALL PREMISES)
DEF-BUSINESS INCOME R&D CONTINUING EXPENSES
ORD OR LAW & EXISTING GREEN STANDARDS LPB
MECH. OR ELECT. SYSTEM OR APPARATUS DEF AMEND
SPECIAL WAITING PERIOD PROVISION ADDED
ADDITIONAL COVG ADDED - PROHIBITION OF ACCESS

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
EARTHQUAKE DIC
WHAT IT COVERS:          Indemnifies the owner or user of property for its loss to covered property (i.e. personal property, computer equipment, etc.) due to a covered peril (Earthquake only) per policy terms and conditions.

COVERED LOCATIONS: 1) 113 N Myers St, Suite 300, Charlotte, NC 28202 2) 6601 Koll Center Parkway, Suite 300, Pleasanton, CA 94566 3) 47923 Warm Springs Blvd, Fremont, CA 94539 4) 3993 Howard Hughes Pkwy, Suite 780, Las Vegas, NV 89169 5) 5 Penn Plaza, 19th Floor; New York, NY 10001 Earthquake	$1,000,000	5% / $50,000 Minimum	12/08/2015 to 11/14/2016	Insurance Company of the West	XHO 800264800	Locations and Values	$23,625
ENDORSEMENTS & EXCLUSIONS
*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
DOMESTIC PACKAGE - GENERAL LIABILITY
WHAT IT COVERS: Covers premises liability for bodily injury or property damage to third parties arising out of Rimini’s negligent acts, ex. Slip / trip / fall exposure per policy terms and conditions.
Combined Total Aggregate Limit General Aggregate (applies per location) Products/Completed Operations Aggregate Personal & Advertising Injury Each Occurrence Damage to Premises Rented to You Medical Expense Employee Benefits - Aggregate Employee Benefits - Each Employee Employee Benefits - Retroactive Date	$10,000,000 $2,000,000 $2,000,000 $1,000,000 $1,000,000 $1,000,000 $10,000 $3,000,000 $1,000,000 11/14/2012	GL: None EBL: $1,000	11/14/2015 to 11/14/2016	Great Northern Insurance Company	3603-15-88	Sales $108,774,000	$6,449
ENDORSEMENTS & EXCLUSIONS
04-01 CONDITION-WAIVER OF TRANS./RIGHTS OF RECOVERY
03-05 CONDITION - PREMIUM AUDIT
10-09 COVERAGE TERRITORY, SCHEDULED
05-07 ADDL INSURED-SCHEDULED PERSON OR ORGANIZATION
04-94 LIABILITY DECLARATIONS
04-01 GENERAL LIABILITY
06-98 EMPLOYEE BENEFITS ERRORS OR OMISSIONS
07-09 PRIMARY NONCONTRIBUTORY-SCHEDULE PERS OR ORG
04-01 EXCLUSION - PRIVACY
01-15 CAP ON CERTIFIED TERRORISM LOSSES
08-04 EXCLUSION-PROFESSIONAL LIABILITY, TOTAL
01-13 EXCL-INFO LAWS INCL UNAUTH OR UNSOLICT COMMUN
06-05 PER LOCATION/PROJECT LMTS W/COMBINED TOTL AGG
09-06 DEDUCTIBLES
05-10 EXCL - INTELLECTUAL PROPERTY LAWS OR RIGHTS
04-12 EXCLUSION - POLLUTION
04-12 EXCLUSION - LOSS OF USE ELECTRONIC DATA
01-14 EXCL-ALCOHOLIC BEVERAGE TYPE BUSINESSES

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
DOMESTIC PACKAGE - AUTOMOBILE LIABILITY
WHAT IT COVERS:    Covers hired & non-owned auto liability exposure from employees using their personal vehicles on company business and/or employees renting vehicles on company business.  The employees personal automobile insurance is always primary when there are no company owned or leased vehicles provided to employees per policy terms and conditions.

Hired & Non-Owned Auto Liability Hired Car Physical Damage Auto Symbols	$1,000,000 ACV or Cost to Repair 8, 9	$1,000 comp / $1,000 coll	11/14/2015 to 11/14/2016	Great Northern Insurance Company	7359-16-08	Estimated Annual Cost of Hire $100,000 & # of Employees: 492	$4,043
ENDORSEMENTS & EXCLUSIONS
PREMIUM STATEMENT - VARIOUS STATES
PREMIUM STATEMENT - VARIOUS STATES
COMPLIANCE W/APPLIC TRADE SANCTION LAWS
SIGNATURE PAGE - GTNO
CALCULATION OF PREMIUM
COMMON POLICY CONDITIONS
NUCLEAR ENERGY LIABILITY EXCLUSION ENDT
NEVADA CHGS-CONCEALMENT, MISREP OR FRAUD
NEVADA CHANGES-CANC & NONRENL
BUSINESS AUTO COVERAGE FORM DECLARATIONS
BUSINESS AUTO COVERAGE FORM DECLARATIONS
BUSINESS AUTO COVERAGE FORM DECLARATIONS
SELECTED EXCLUSIONS, ENDORSEMENTS OR OTHER FORMS
BUSINESS AUTO COVERAGE FORM DECLARATIONS
BUSINESS AUTO COVERAGE FORM DECLARATIONS
BUSINESS AUTO COVERAGE FORM DECLARATIONS
BUSINESS AUTO COVERAGE FORM DECLARATIONS
CHUBB BROAD FORM ENDORSEMENT
REDUCING AUTO LOSSES
ADVISORY NOTICE TO POLICYHOLDERS - OFAC
DIRECT BILL NOTICE TO POLICYHOLDERS
IMPORTANT NOTICE
BUSINESS AUTO COVERAGE FORM
NEVADA CHANGES
EXCL OF TERRORISM INVOLVING NUC/BIO/CHEM

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
WORKERS COMPENSATION & EMPLOYERS LIABILITY
WHAT IT COVERS:      Covers Rimini’s two key exposures arising out of injuries sustained by employees.  Part One covers Rimini’s statutory liabilities under Workers Compensation laws, and Part Two covers liability arising out of employees’ work-related injuries that do not fall under Workers Compensation statute per policy terms and conditions.

Workers’ Compensation Employers Liability Bodily Injury By Accident - Each Accident Bodily Injury By Disease - Policy Limit Bodily Injury By Disease - Each Employee Experience Modification Factor - California Experience Modification Factor - NCCI States Total Payroll Covered States: AL, AZ, AR, CA, CO, CT, DE, FL, GA, ID, IL, IN, KS, KY, LA, MD, MA, MI, MN, MO, MT, NE, NV, NH, NJ, NM, NY, NC, OH, OK, OR, PA, RI, SC, TX, UT, VA, WA Other States Coverage: All States except ND, OH, WA, WY	Statutory $1,000,000 $1,000,000 $1,000,000 1.41 0.74 $53,649,559	Nil	11/14/2015 to 11/14/2016	Chubb Indemnity Insurance Company	7175-37-27	Total Payroll $53,649,559	$122,712
ENDORSEMENTS & EXCLUSIONS
VARIOUS STATE AMENDATORY ENDORSEMENTS
Catastrophe (other than Certified Acts of Terrorism)
Blanket Waiver of Subrogation

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
UMBRELLA LIABILITY
WHAT IT COVERS: Provides excess coverage over the underlying General Liability, Automobile Liability, Employers Liability and Foreign Liability policies per policy terms and conditions.
General Aggregate (Other than Products/Completed Operations) Products/Completed Operations Aggregate Coverage A - Bodily Injury and Property Damage Coverage B - Personal and Advertising Injury Crisis Assistance for Excess and Umbrella	$20,000,000 $20,000,000 $20,000,000 $20,000,000 Lesser of 3% of Ea. Occ. Limit or $300,000	Nil	11/14/2015 to 11/14/2016	Federal Insurance Company	7989-66-21	Underlying: GL, EBL, AL, EL & Foreign GL, AL, EL	$22,500
ENDORSEMENTS & EXCLUSIONS
IMPORTANT NOTICE TO POLICYHOLDERS-TRIA 2002
IMPORTANT NOTICE - OFAC
AOD IMPORTANT POLICYHOLDER NOTICE
DEFENSE WITHIN LIMITS NOTICE
COMMERCIAL EXCESS AND UMBRELLA DECLARATIONS
CHUBB COMMERCIAL EXCESS & UMBRELLA INSURANCE
NEVADA CANCELLATION AND WHEN WE DO NOT RENEW
COMPLIANCE WITH APPLICABLE TRADE SANCTIONS
COVERAGE-CRISIS ASSISTANCE EXCESS AND UMB
COND - CIVIL UNIONS OR DOMESTIC PARTNERSHIPS
POL DEF-PERSONAL INJURY-PRIVACY ELIMINATED
POL EXCL-INFO LAWS INCL UNAUT OR UNSOL COMMUN
POLICY EXCLU-GOODS, PRODS, SVCS OR WORK E&O
COV B EXCL-INTELLECTUAL PROP LAWS OR RIGHTS
POLICY EXCL-LOSS OF USE OF ELECTRONIC DATA
CLAIMS MADE - COV. A EXCESS FOLLOW-FORM
FOREIGN LIABILITY EXCL. BI/PD/AI/PI COV. B
SUPPLEMENTARY PAYMENTS
SCHEDULE OF UNDERLYING INSURANCE
CAP ON CERTIFIED TERRORISM LOSSES

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
ERRORS & OMISSIONS, CYBER LIABILITY & CANADA ERRORS OMISSIONS
WHAT IT COVERS:      ERRORS & OMISSIONS:
Covers financial loss of a third party arising from failure of Rimini’s product to perform as intended or expected as well as financial loss of a third party arising from an act, error or omission committed in the course of Rimini’s performance of services for another per policy terms and conditions.

CYBER LIABILITY:
Covers matters involving and/or pertaining to: privacy & security liability, crisis management, business interruption, denial of service attack and lost income, cyber extortion and media or web content liability per policy terms and conditions

CANADA ERRORS & OMISSIONS:
*See above.  This policy was placed due to a requirement in a contract with the British Columbian Government.

.

Specialty Professional Liability Retroactive Date Continuity Date	$5,000,000 11/14/2006 11/14/2013	$25,000	11/14/15 to 11/14/16	AIG	02-580-79-34	Estimated Annual Sales	$58,626
Security & Privacy Liability Retroactive Date & Continuity Date	$5,000,000 11/14/2013
Regulatory Action Sublimit Retroactive Date & Continuity Date	$2,000,000 11/14/2013
Event Management Insurance Retroactive Date (N/A) & Continuity Date Coinsurance	$1,000,000 11/14/2013 0%
Cyber Extortion Retroactive Date Continuity Date	$5,000,000 Not Applicable 11/14/2013
ENDORSEMENTS & EXCLUSIONS
ENDORSEMENT 1 - TECHNOLOGY SERVICES COVERAGE
ENDORSEMENT 2 - PERSONAL PERIL COVERAGE
ENDORSEMENT 3 - CYBEREDGE LOSS PREVENTION SERVICES ENDORSEMENT
ENDORSEMENT 4 - INDEPENDENT CONTRACTOR
ENDORSEMENT 5 - TIE-IN OF LIMITS (ABSOLUTE)
ENDORSEMENT 6 - PASSPORT WORLDWIDE COVERAGE STRUCTURE
ENDORSEMENT 7 - EVENT MANAGEMENT COVERAGE ENHANCEMENT
ENDORSEMENT 8 - CYBER EXTORTION COVERAGE ENHANCEMENT
ENDORSEMENT 9 - SPLIT RETROACTIVE DATE ENDOSREMENT (S&P ONLY) $1M X $1M REG ACTION - 11/14/2015
ENDORSEMENT 10 - NEVADA CANCELLATION-NONRENEWAL
ENDORSEMENT 11 - ECONOMIC SANCTIONS
ENDORSEMENT 12 - FORMS INDEX

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

RIMINI STREET INC.
November 14, 2014-15 Summary of Insurance

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
EXCESS ERRORS & OMISSIONS, CYBER LIABILITY
WHAT IT COVERS: Provides excess coverage over the underlying General Liability, Automobile Liability, Employers Liability and Foreign Liability policies per policy terms and conditions.
Excess Professional Liability	$5,000,000 excess of $5,000,000	N/A	11/14/15 to 11/14/16	Axis	MCN 790657/01/2015	Estimated Annual Sales	#33,700
ENDORSEMENTS & EXCLUSIONS
ENDORSEMENT 1 - ABSOLUTE PENDING & PRIOR LITIGATION
EXCLUSION FOR HIGHER LIMITS
ENDORSEMENT 2 - APPLICATION RELIANCE ENDORSEMENT
ENDORSEMENT 3 - RETROACTIVE DATE ADDED ENDORSEMENT
ENDORSEMENT 4 - NEVADA AMENDATORY ENDORSEMENT
ENDORSEMENT 5 - STATE FRAUD STATEMENTS

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

$500,000 Blanket Limit for:
Accounts Receivable
Electronic Data Processing Property
Fine Arts
Leasehold Interest - Bonus Payment, Prepaid Rent, Sublease Profit, Tenants’ Lease Interest
Leasehold Interest - Undamaged Tenants’ Improvements & Betterments
Non-Owned Detached Trailers
Outdoor Trees, Shrubs, Plants or Lawns
Pair and Set
Personal Property of Employees
Public Safety Service Charges
Research and Development Property
Valuable Papers
ADDITIONAL PROPERTY COVERAGES
Any other location for:
Accounts Receivable $ 75,000
Building Components $ 75,000
EDP Property $ 75,000
Fine Arts $ 75,000
Personal Property $ 75,000
R&D Property $ 75,000
Valuable Papers $ 75,000
Debris Removal
25% of direct damage loss, plus:
Premises Shown in the Declarations $ 500,000
Any Other Location $ 50,000
In Transit $ 50,000
Deferred Payments $ 50,000
Exhibition, Fair or Trade Show:
EDP Property $ 75,000
Fine Arts $ 75,000
Personal Property $ 75,000
Extra Expense $ 250,000
Fungus Clean-Up or Removal $ 50,000
Impairment of Computer Services - Malicious Programming:
Inside Attack $ 100,000
Outside Attack - Per Occurrence $ 10,000
Outside Attack - Annual Aggregate $ 50,000
Installation:
Any Job Site $ 50,000
In Transit $ 50,000
In Transit for:
Accounts Receivable $ 50,000
Building Components $ 50,000
EDP Property $ 50,000
Fine Arts $ 50,000
Personal Property $ 50,000
Valuable Papers $ 50,000

Loss of Master Key $ 25,000
Loss Prevention Expenses $ 25,000
Mobile Communication Property $ 25,000 / Minimum Deductible $3,500
Money & Securities:
On Premises $ 25,000
Off Premises $ 25,000
Pollutant Cleanup or Removal $ 50,000
Processing Water $ 25,000
Preparation of Loss Fees $ 25,000
Newly Acquired Premises Or Newly Acquired Or Constructed Property for 180 days
Building $5,000,000
Personal Property $2,500,000
Personal Property at
Existing Premises $ 100,000
EDP Equipment $2,500,000
Electronic Data $ 250,000
Communication Property $ 250,000
Fine Arts $ 50,000
BUSINESS INCOME - Additional Coverages
Any Other Location $ 50,000
Contractual Penalties $ 25,000
Loss of Utilities (excludes Overhead Trans. Lines) $ 25,000
Exhibition, Fair or Trade Show $ 25,000
Ingress & Egress $ 50,000
Newly Acquired Premises – Business Income $250,000 for 180 days
Pollutant Clean-Up or Removal $ 25,000
Preparation of Loss Fees $ 25,000
Worldwide Dependent Business Premises $250,000

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
INTERNATIONAL PACKAGE - PROPERTY & GENERAL LIABILITY
WHAT IT COVERS: Non-admitted policy that covers foreign locations, operations and employee travel overseas per policy terms and conditions..
PROPERTY

COVERED LOCATIONS:

(1) 9 Hamenofim St. Bldg A 8 Fl, Hertzelia Pituach 462560 Israel

(2) Av. Dr. Chucri Zaidan, 940-16 andar-conjunto Sao Paolo Brazil

(3) Westhafenplatz 1 60327 Frankfurt, Germany

(4) 25 Canada Square, London UK

(5) Level 34 AMP Tower 50 Bridge Street, Sydney NSW Australia

(6) Level 31-120 Collins Street Melbourne VIC Australia

(7) Ananth Info Park, Hi-Tech City, Madhapur, Hyderabad, Telangana India

(8) Suite #4W, Neil Tower, Neil Rao Towers, Plot #117,
Road # 3, EPIP Phase-1, Whitefield Bengaluru India

(9) Shinjuku Park Tower N30th 3-7-1 Nishi Shinjuku Tokyo

(10) Centennial Tower, 3 Teasek Ave, Singapore

			11/15/2015 to 11/15/2016	ACE	PHFD 38243172001	$726,811 Total Insured Values	$750
Hardware	$726,811	$5,000
Business Income and Extra Expense	$50,000	$5,000
Earthquake	$500,000	$25,000
Flood	$500,000	$25,000
Windstorm	$500,000	$25,000
GENERAL LIABILITY						$37,181,594 Estimated Annual Sales	$1,357
General Aggregate	$2,000,000
Personal & Advertising Injury	$2,000,000
Each Occurrence	$1,000,000	Nil
Damage to Premises Rented to You	$1,000,000
Medical Expenses	$25,000
ENDORSEMENTS & EXCLUSIONS
PROPERTY
ENDORSEMENT - ELECTRONIC DATA EXCLUSION
ENDORSEMENT - EXLCUSION - TERRORISM - WAR
ENDORSEMENT - SCHEDULE OF SPECIFIC LIMITS
ENDORSEMENT - GOVERNMENT ACTIVITY ENDORSEMENT
ENDORSEMENT - INFLATION GUARD
ENDORSEMENT - UNINTENTIONAL ERROR OR OMISSION
ENDORSEMENT - SUB LIMITS OF LIABILITY - NEIGHBOR’S RECOURSE AND TENANT’S LIBILTY; TAX LIABILITY

GENERAL LIABILITY
ENDORSEMENT - ADDITIONAL INSURED - BY CONTRACT
ENDORSEMENT - GLOBAL PROGRAM SOLUTIONS ENDORSEMENT
ENDORSEMENT - COVERAGE TERRITORY - INCLUDE CANADA
ENDORSEMENT - ADDITIONAL INSURED - VENDORS
ENDORSEMENT - LIMITED ELECTRONIC DATA LOSS COVERAGE
ENDORSEMENT - $1,000,000 EACH OCCURRENCE AND ELECTRONIC DATA LOSS AGGREGATE LIMIT $1,000,000
ENDORSEMENT - CAPPING OF LIMITS ENDORSEMENT $4,000,000
ENDORSEMENT - WAIVER OF TRANSFER OF RIGHTS OF RECOVERY AGAINST OTHERS TO US
ENDORSEMENT - POLLUTION EXCLUSION, HOSTILE FIRE EXCEPTION
ENDORSEMENT - BROADCASTERS, TELECASTERS, PUBLISHERS AND PRINTERS ACTS, ERRORS OR OMISSIONS ENDORSEMENT
EXCLUSION - WAR OR TERRORISM
EXCLUSION - PROFESSIONAL SERVICES

*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
INTERNATIONAL PACKAGE - AUTO DIC / EXCESS LIABILITY, FOREIGN VOLUNTARY WORKERS COMPENSATION & EMPLOYERS LIABILITY
WHAT IT COVERS: Non-admitted policy that covers foreign locations, operations and employee travel overseas per policy terms and conditions.
AUTO Hired & Non-Owned Auto Liability Auto Medical Payments Hired & Non-Owned Physical Damage - Any One Loss Hired & Non-Owned Physical Damage - Any One Period NOTE: local admitted coverage should always be purchase by employees renting vehicles overseas	$1,000,000 $50,000 $50,000	Nil	11/15/2015 to 11/15/2016	ACE	PHFD 38243172001	Rental Vehicles	$240
FOREIGN VOLUNTARY WORKERS COMPENSATION COVERED EMPLOYEES: - US National employees & Third Country National employees APPLICABLE WORKERS COMPENSATION LAW - WC law of covered employee’s state of province of hire or - WC law of covered employee’s country of permanent residence EMPLOYERS LIABILITY COVERED EMPLOYEES: - Permanent residents of the U.S. - Permanent residents of countries outside the U.S. - Local national employees Bodily Injury by Accident - Each Accident Bodily Injury by Disease - Each Employee Bodily Injury by Disease - Aggregate Transportation Expenses Aggregate	$1,000,000 $1,000,000 $1,000,000 $1,000,000	Nil				Payroll	$1417
ENDORSEMENTS & EXCLUSIONS
CONTINGENT AUTO LIABILITY
ENDORSEMENT - FELLOW EMPLOYEE COVERAGE
ENDORSEMENT - HIRED AUTO PHYSICAL DAMAGE COVERAGE
EXCLUSION - WAR ON TERRORISM
FOREIGN VOLUNTARY WORKERS COMPENSATION
ENDORSEMENT - EMPLOYER’S RESPONSIBILITY COVERAGE WITH EXECUTIVE ASSISTANCE
ENDORSEMENT - EXCLUSION - LEAD
ENDORSEMENT - WAR COVERAGE ENDORSEMENT
ENDORSEMENT - EMERGENCY POLITICAL REPATRIATION AND EMERGENCY RELOCATION
ENDORSEMENT - ACE EXECUTIVE ASSISTANCE SERVICES TRAVEL APP
ENDORSEMENT - COVERAGE TERRITORY ENDORSEMENT - CANADA
*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
INTERNATIONAL PACKAGE - BUSINESS TRAVEL ACCIDENTAL DEATH AND DISMEMBERMENT & SPECIAL CASE
WHAT IT COVERS: Non-admitted policy that covers foreign locations, operations and employee travel overseas per policy terms and conditions.
BUSINESS TRAVEL ACCIDENTAL DEATH AND DISMEMBERMENT Employee AD&D Coverage Total Limit Non-Occupational Employee Medical Expense	$50,000 $1,500,000 $10,000	Nil	11/15/2015 to 11/15/2016	ACE	PHFD 38243172001	24 Trips per Year	Included
KIDNAP AND EXTORTION Ransom Transit Legal Costs Additional Expenses	$250,000 $250,000 $250,000 $250,000						Included

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
UNITED KINGDOM EMPLOYERS LIABILITY
WHAT IT COVERS: Local admitted policy that covers liability arising out of United Kingdom employees’ work-related injuries that do not fall under.
Limit of Liability	£10,000,000	Nil	11/15/2015 to 11/15/2016	ACE	TBD	$4,596,146	$3,280
ENDORSEMENTS & EXCLUSIONS
*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
CANADA, INDIA, GERMANY, JAPAN
WHAT IT COVERS: Local admitted policy that covers third party bodily injury and property damage arising out of negligent acts per policy terms and.
Limit of Liability	$1,000,000 USD	Nil	11/15/2015 to 11/15/2016	ACE	TBD	Estimated Sales	$9,547
ENDORSEMENTS & EXCLUSIONS
*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
INDIA PROPERTY
WHAT IT COVERS: Admitted Property coverage for India Locations
Limit: (1) Hyderabad (2) Bangalore	(1) $406,000 (2) $150,000	See Policy	11/15/2015 to 11/15/2016	ACE	TBD	TIV	$343
ENDORSEMENTS & EXCLUSIONS
*additional coverage, limits, sub-limits, endorsements, exclusions, terms & conditions per policy form

COVERAGE	LIMITS	DEDUCTIBLE - RETENTION	POLICY TERM	CARRIER	POLICY #	EXPOSURES	PREMIUM
BRAZIL GENERAL LIABILITY
WHAT IT COVERS: Local admitted policy that covers third party bodily injury and property damage arising out of Rimini Street Brazil Servico de
Limit of Liability	(R$) $1.000.000	(R$) $2.500,00	5/4/2015 to 5/4/2016	Chartis Seguros Brasil S.A.	TBD	Estimated Sales	$3,110
ENDORSEMENTS & EXCLUSIONS

SCHEDULE 6.01(u)
INTELLECTUAL PROPERTY

Registered Intellectual Property

Copyrights

None.

Trademarks

Company/Assignee	Country	Trademark	Application or Registration No.	Filing Date	Registration Date	Other Assignees
Rimini Street, Inc.	U.S.	RIMINI STREET	3,760,791	7/29/09	3/16/10	Not applicable
Rimini Street, Inc.	Australia	RIMINI STREET	1330573	11/9/09	11/9/09	Not applicable
Rimini Street, Inc.	Brazil	RIMINI STREET	902117203	11/13/09	1/14/14	Not applicable
Rimini Street, Inc.	Canada	RIMINI STREET	TMA810,123	11/9/09	10/25/11	Not applicable
Rimini Street, Inc.	China	RIMINI STREET	7978488	1/8/10	2/28/11	Not applicable
Rimini Street, Inc.	European Union	RIMINI STREET	008673816	11/9/09	4/29/10	Not applicable
Rimini Street, Inc.	Hong Kong	RIMINI STREET	302136014	1/11/12	6/29/12	Not applicable
Rimini Street, Inc.	Iceland	RIMINI STREET	V0097717	8/12/15	3/31/16	Not applicable
Rimini Street, Inc.	India	RIMINI STREET	1882761	11/10/09	11/10/09	Not applicable
Rimini Street, Inc.	Indonesia	RIMINI STREET	IDM000427693	2/27/12	9/25/14	Not applicable
Rimini Street, Inc.	Israel	RIMINI STREET	244469	2/20/12	9/2/13	Not applicable

Company/Assignee	Country	Trademark	Application or Registration No.	Filing Date	Registration Date	Other Assignees
Rimini Street, Inc.	Japan	RIMINI STREET	5326395	11/9/09	5/28/10	Not applicable
Rimini Street, Inc.	Liechtenstein	RIMINI STREET	17662	10/06/15	4/7/16	Not applicable
Rimini Street, Inc.	Malaysia	RIMINI STREET	2012000680	1/13/12	1/13/12	Not applicable
Rimini Street, Inc.	Mexico	RIMINI STREET	1291157	1/17/12	6/14/12	Not applicable
Rimini Street, Inc.	New Zealand	RIMINI STREET	854969	1/11/12	7/12/12	Not applicable
Rimini Street, Inc.	Norway	RIMINI STREET	20151650	12/11/15	12/11/15	Not applicable
Rimini Street, Inc.	Philippines	RIMINI STREET	4-2012-000604	1/17/12	9/13/12	Not applicable
Rimini Street, Inc.	Qatar	RIMINI STREET	81169	4/23/13	Pending	Not applicable
Rimini Street, Inc.	Russia	RIMINI STREET	2015704323	2/19/15	Pending	Not applicable
Rimini Street, Inc.	Saudi Arabia	RIMINI STREET	143403743	2/2/13	1/22/14	Not applicable
Rimini Street, Inc.	Singapore	RIMINI STREET	T0913021A	11/11/09	7/15/10	Not applicable
Rimini Street, Inc.	South Africa	RIMINI STREET	2015/22058	8/11/15	Pending	Not applicable
Rimini Street, Inc.	South Korea	RIMINI STREET	41-0260498	1/11/12	6/5/13	Not applicable
Rimini Street, Inc.	Taiwan	RIMINI STREET	1545966	1/11/12	11/1/12	Not applicable
Rimini Street, Inc.	Thailand	RIMINI STREET	Bor63320	10/10/12	8/25/14	Not applicable
Rimini Street, Inc.	Turkey	RIMINI STREET	2015/15296	2/23/15	Pending	Not applicable
Rimini Street, Inc.	United Arab Emirates	RIMINI STREET	186358	2/6/13	8/26/14	Not applicable
Rimini Street, Inc.	U.S.	ENGINEERED FOR SUPPORT	86/890,380	1/28/16	Pending	Not applicable

Patents

Assignee	Country	Title	Application or Patent No.	Filing Date	Issue Date	Other Assignees
Rimini Street, Inc.	U.S.	Capturing and Reviewing Changes Impacting Enterprise Resource Planning Systems	12/907,436	10/19/10	Pending	N/A
Rimini Street, Inc.	U.S.	Proxy for Modifying HTTP Messages to Comply with Browser	14/260,024	4/23/14	Pending	N/A
Rimini Street, Inc.	U.S.	Automatic Software-Update Framework	14/729,579	6/3/15	Pending	N/A

Material Unregistered Intellectual Property

Company/ Assignee	Country	Trademark	Application or Registration No.	Filing Date	Registration Date	Other Assignees
Rimini Street, Inc.	Not applicable	ServiceFirst Methodology	Unregistered	Not applicable	Not applicable	Not applicable
Rimini Street, Inc.	Not applicable	legislature-to-live	Unregistered	Not applicable	Not applicable	Not applicable

Material Intellectual Property Contract

None.

SCHEDULE 6.01(v)
MATERIAL CONTRACTS

None.

SCHEDULE 7.01(c)(ii)
CERTAIN TAX LIABILITIES

State Sales Tax

Type of Tax	Tax Jurisdiction	Amount
State sales tax	Colorado	$ 321,000
State sales tax	New Jersey	1,403,000
State sales tax	New York	779,000
State sales tax	Texas	2,153,000
State sales tax	Washington	130,000
State sales tax	Other	702,000
	Sales tax liability at 5/31/16	$ 5,508,000

Rimini Street, Inc. has recognized an accrual under ASC 450 related to the potential state sales tax exposure, including interest and penalties, from the sale of its service offerings in states where it may have nexus.  While most states do not impose sales tax on sales of services, there are a handful of states that do aggressively tax data processing and information services.  Because of the innovative nature of Rimini Street’s service offerings and a number of other variables, any actual amounts payable to taxing authorities have yet to be determined.

SCHEDULE 7.02(a)
EXISTING LIENS

None.

SCHEDULE 7.02(b)
EXISTING INDEBTEDNESS

None.

SCHEDULE 7.02(e)
EXISTING INVESTMENTS

1)	Equity Investments in Subsidiaries existing on the Effective Date

Subsidiary	Number of Shares	Total Investment USD[1]	Ownership
RSI International Holdings, Inc.	1,000	$1	100% directly owned by Rimini Street, Inc.
RSI International Holdings, LLC	-	$100	100% directly owned by RSI International Holdings, Inc.
Rimini Street Australia Pty Ltd.	100	$92	100% directly owned by Rimini Street, Inc.
Rimini Street GmbH	25,000	$34,108	100% directly owned by Rimini Street, Inc.
Nihon Rimini Street KK	30,000	$294,140	100% directly owned by RSI International Holdings, Inc.
Rimini Street (HK) Limited	1	$1	100% directly owned by RSI International Holdings, Inc.
Rimini Street Limited	100	$158	100% directly owned by RSI International Holdings, Inc
Rimini Street AB	50,000	$6,035	100% directly owned by RSI International Holdings, Inc.

1 These investments are locked into historical exchange rates at the time of investments and are not subject to subsequent changes in currency rates.

Rimini Street Israel Ltd.	10,000	$25	100% directly owned by RSI International Holdings, Inc.
Rimini Street Brazil Serviços de Tecnologia Ltda.	3,385,614	$1,301,491	~99% directly owned by RSI Industrial Holdings, Inc. ~1% directly owned by RSI International Holdings, LLC.
Rimini Street India Operations Pvt Ltd.	2,000,000	$48,105	~99% directly owned by RSI Industrial Holdings, Inc. ~1% directly owned by RSI International Holdings, LLC.
Rimini Street Software Technical Services (Beijing) Co., Ltd.[2]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.
Rimini Street SAS[3]	TBD	TBD	To be 100% directly owned by RSI International Holdings, LLC
Rimini Street Korea[4]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.
Rimini Street Taiwan[5]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.
Rimini Street Singapore[6]	TBD	TBD	To be 100% directly owned by Rimini Street (HK) Ltd.

2 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.
3 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.
4 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.
5 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.
6 New subsidiary in the process of formation.  Formation to be completed after the Effective Date.

2)	Other

Company	Description of Investment Property
Rimini Street, Inc.	100 shares Oracle Corporation 100 shares SAP SE

SCHEDULE 7.02(k)
LIMITATIONS ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS

None.

SCHEDULE 8.01
CASH MANAGEMENT ACCOUNTS

Company	Bank or Broker	Address	Account No.	Account Type
Rimini Street, Inc.	Bridge Bank N.A.	55 Almaden Blvd., San Jose, CA 95113		Operating commercial account
Rimini Street, Inc.	Bridge Bank N.A.	55 Almaden Blvd., San Jose, CA 95113		Collateral account
Rimini Street, Inc.	Bridge Bank N.A.	55 Almaden Blvd., San Jose, CA 95113		Zero balance account (FSA/HSA)
Rimini Street, Inc.	Bridge Bank N.A.	55 Almaden Blvd., San Jose, CA 95113		Zero balance account (Payroll)
Rimini Street, Inc.	Bridge Bank N.A.	55 Almaden Blvd., San Jose, CA 95113		Money market account
Rimini Street, Inc.	HSBC Bank USA, N.A.	601 Montgomery St., Suite 1500, San Francisco, CA 94111		Analyzed business checking account
Rimini Street, Inc.	Bank of America	1655 Grant Street, 11th Floor, Concord, CA 94520		EURO denominated commercial account
		315 Montgomery St. 13th Floor, San Francisco, CA 94104[7]		Collection Account
Operating Account
Disbursement Account
Payroll/FSA/HSA Account
Rimini Street, Inc.	American Express Bank, FSB[8]	4315 South 2700 West, Salt Lake City, UT 84184		Certificate of deposit

7 Effective June 27, 2016, the address will be 555 California St., 10th Floor, San Francisco, CA 94104.
8 Account securing corporate credit card program of approximately $100,000.

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of ________ __, 20__ (this “Agreement”), to the Financing Agreement referred to below is entered into by and among [NAME OF ADDITIONAL GUARANTOR], a _____________________ (the “Additional Guarantor”), the Borrowers (as defined below), and the Guarantors (as defined below), for the benefit of Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Lenders (as defined below) (in such capacity, together with any successors and assigns, if any, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with any successors and assigns, if any, the “Administrative Agent”) and CB Agent Services LLC, a Delaware limited liability company (“Colbeck”) as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns, in such capacity the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”).

WHEREAS, Rimini Street, Inc., a Nevada Corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” under the Financing Agreement referred to below, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined in the Financing Agreement), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and the Agents have entered into that certain Financing Agreement, dated as of June 24, 2016 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Financing Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrowers (each a “Loan” and collectively the “Loans”) in an aggregate principal amount set forth therein;

WHEREAS, pursuant to each Guaranty entered into in connection with the Financing Agreement, the Borrowers’ obligation to repay the Loans and all other Obligations are guaranteed by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional Guarantor is required to become a Guarantor by, among other things, executing and delivering this Agreement to the Agents and the Lenders; and

WHEREAS, the Additional Guarantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional Guarantor.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.      Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2.      Joinder of Additional Guarantor.

(a)                Pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional Guarantor hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant to any Loan Document on or prior to the date hereof are true and correct as to the Additional Guarantor on and as of the effective date of this Agreement as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional Guarantor shall be a party to the Financing Agreement and shall be bound, as a Guarantor, by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the Guarantors, including, without limitation, the guaranty of the Obligations made by the Guarantors jointly and severally, in favor of the Agents and the Lenders pursuant to the Guaranty in Article XI of the Financing Agreement. The Additional Guarantor hereby agrees that from and after the effective date of this Agreement each reference to a “Guarantor” or a “Loan Party” and each reference to the “Guarantors” or the “Loan Parties” in the Financing Agreement and any other Loan Document shall include the Additional Guarantor. The Additional Guarantor acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b)               Attached hereto are updated copies of each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional Guarantor. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such update.

SECTION 3.      Effectiveness. This Agreement shall become effective upon its execution by the Collateral Agent and receipt by the Collateral Agent of the following to the extent required under the Financing Agreement or Security Agreement, in each case in form and substance reasonably satisfactory to the Collateral Agent:

(i)                 original counterparts to this Agreement, duly executed by the Borrowers, each Guarantor, the Additional Guarantor, together with the Schedules referred to in Section 2(b) hereof;

(ii)               a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the “Security Agreement Supplement”), duly executed by the Additional Guarantor, and any instruments of assignment or other documents required to be delivered to the Collateral Agent pursuant to the terms thereof, including any Copyright Security Agreements, Trademark Security Agreements or Patent Security Agreements reasonably requested by the Collateral Agent and Control Agreements to the extent required under Article VIII of the Financing Agreement;

(iii)             a Pledge Amendment to the Security Agreement to which the parent company of the Additional Guarantor is a party, in the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interests of the Additional Guarantor to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv)             (A) certificates, if any, representing (1) 100% of the issued and outstanding Equity Interests of the Additional Guarantor required to be pledged pursuant to the Security Agreement and Financing Agreement and (2) the percentage of the issued and outstanding Equity Interests of each Subsidiary of the Additional Guarantor required to be pledged pursuant to the Security Agreement and Financing Agreement and (B) all original promissory notes of such Additional Guarantor, if any, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(v)               to the extent required under Section 7.01(b) of the Financing Agreement (A) a Mortgage, in form and substance reasonably satisfactory to the Collateral Agent (the “Additional Mortgage”), duly executed by the Additional Guarantor, with respect to the real property owned by the Additional Guarantor, and (B) a Title Insurance Policy covering such real property, together with such other agreements, instruments and documents as the Collateral Agent may reasonably require comparable to the documents required under Section 7.01(m) of the Financing Agreement;

(vi)             a supplement to the Intercompany Subordination Agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the Additional Guarantor;

(vii)           appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage;

(viii)         to the extent required by the Origination Agent pursuant to Section 7.01(b)(i) of the Financing Agreement, a written opinion of counsel to the Loan Parties as to such matters as the Origination Agent may reasonably request; and

(ix)             such other agreements, instruments or other documents reasonably requested by the Collateral Agent in order to create, perfect, or establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement Supplement or Additional Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets (other than Excluded Property) of such Subsidiary shall become Collateral for the Obligations, to the extent required by the Loan Documents, free and clear of all Liens other than Permitted Liens.

SECTION 4.      Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), emailed or delivered by hand, Federal Express or other reputable overnight courier, if to the Additional Guarantor, to it at its address set forth below its signature to this Agreement, and if to any Borrowers, any Guarantor, any Lender or any Agent, to it at its address specified in the Financing Agreement; or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 4. All such notices and other communications shall be effective, (a) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (b) if emailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), or (c) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to the any Agent pursuant to Article II of the Financing Agreement shall not be effective until received by such Agent.

SECTION 5.      General Provisions. (a) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(b)               The Additional Guarantor hereby expressly (i) authorizes the Collateral Agent to file appropriate financing statements on or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import (but excluding Excluded Property)) in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens to be created by this Agreement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)                This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(d)               Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e)                THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(f)                In addition to and without the limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of the terms and conditions contained in Sections 12.04, 12.10 and 12.11 of the Financing Agreement, mutatis mutandis.

(g)               This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADDITIONAL GUARANTOR:

[_________________________]

By:
Name:
Title:

Address:

PARENT:

RIMINI STREET, INC.

By:
Name:
Title:

GUARANTORS:

[_________________________]

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of _____ __, 20__ between ___________ (“Assignor”) and ______________ (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1.                  In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (expect as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Commitments and Loans as specified on Annex I.

2.                  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.                  The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Origination Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.                  Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Origination Agent, for its consent, and to the Administrative Agent, for its acceptance The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date the Origination Agent has consented, and the Administrative Agent has accepted this Assignment Agreement, (c) the date of receipt by the Origination Agent of a processing and recordation fee in the amount of $5,000,1 (d) the settlement date specified on Annex I, (e) the receipt by Assignor of the Purchase Price specified in Annex I, and (f) the date the Administrative Agent has received and verified all information requested on such assignee pursuant to the “know your customer” regulations and requirements of the USA PATRIOT ACT.

5.                  As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6.                  Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.                  THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.          EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.          This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank]

1 The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

NOTICE ADDRESS FOR ASSIGNOR

[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

[ASSIGNEE]

By:
Name:
Title:
Date:

NOTICE ADDRESS FOR ASSIGNEE

[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

Accepted and Agreed to this ___ day
 of _____, 20__:

Cortland Capital Market Services LLC

By:_________________________
           Its:_______________________

ACCEPTED AND CONSENTED TO this ___ day
of ________, 20__

CB Agent Services LLC,
as Origination Agent

By:
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.
Borrowers: Rimini Street, Inc., a Nevada corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” under the Financing Agreement, each a “Borrower” and collectively, the “Borrowers”).

2.
Name and Date of Financing Agreement: Financing Agreement, dated as of June 24, 2016 (as amended, supplemented or otherwise modified from time to time), by and among the Borrowers, each Person listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as thereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and CB Agent Services LLC, a Delaware limited liability company (“Colbeck”) as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”).

3.	Date of Assignment Agreement:

4.	Amount of Term Loan Assigned:

5.	Amount of Delayed Draw Term Loan Commitment Assigned:

6.	Purchase Price:

7.	Settlement Date:

8.	Wire Instructions and Notice Information:

Assignee:	Assignor:

Attn: ______________________________________	Attn: ______________________________________
Fax No.: ______________________________________	Fax No.: ______________________________________

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT C

FORM OF NOTICE OF BORROWING

RIMINI STREET, INC.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169

                                                                                                    Date:  ________ __, 20__
Cortland Capital Market Services LLC, as Administrative Agent
under the below-referenced Financing Agreement
225 W. Washington Street, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

The undersigned, Rimini Street, Inc., a Nevada Corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” under the Financing Agreement referred to below, each a “Borrower” and collectively, the “Borrowers”), refers to the Financing Agreement, dated as of June 24, 2016, by and among the Borrowers, each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined in the Financing Agreement), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and CB Agent Services LLC, a Delaware limited liability company (“Colbeck”) as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”), and hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement (the “Proposed Loan”), and in that connection sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Financing Agreement. All capitalized terms used herein but not defined herein have the same meanings herein as set forth in the Financing Agreement.

(i)	The aggregate principal amount of the Proposed Loan is $__________.[1]

(ii)	The borrowing date of the Proposed Loan is __________ ___, 20__.[2]

(iii)	The proceeds of the Proposed Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions set forth on Annex I hereto.

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1 Each Proposed Loan made after the Effective Date shall be made in a minimum amount of $[           ] and shall be in an integral multiple of $[              ].
2  This date must be a Business Day.

The Parent hereby certifies that (i) the representations and warranties of the Loan Parties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant to any Loan Document on or prior to the date of the Proposed Loan [are true and correct on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date)]3 [are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date)]4, (ii) at the time of and after giving effect to the making of the Proposed Loan and the application of the proceeds thereof, no Default or Event of Default has occurred or is continuing or will result from the making of the Proposed Loan, and (iii) the conditions set forth in [Section 5.01][Section 5.02] [Section 5.03] of the Financing Agreement have been satisfied as of the date of the Proposed Loan.

Very truly yours,

RIMINI STREET, INC.

By:

By:
Name:
Title:

3 For Effective Date
4 For any borrowing after the Effective Date

Notice of Borrowing

ANNEX I

Payment Instructions

Name of Bank:

ABA No:
Account Name:
Attention:
Account No:
Ref:

EXHIBIT D

FORM OF PERFECTION CERTIFICATE

Reference is made to the proposed financing facility (the “Financing Facility”) among Rimini Street, Inc. (the “Parent”) and certain of its subsidiaries (together with the Parent, each a “Company” and, collectively, the “Companies”), CB Agent Services LLC (the “Agent”), and each of the other agents and lenders from time to time party thereto (together with the Agent, collectively the “Lenders”).

The undersigned does hereby certify to the Lenders as follows:

1.          Persons.  Schedule I sets forth for each Company (a) the full and correct legal name and state of incorporation or organization of such Company (in each case as it appears on its certificate or articles, as the case may be, of incorporation or organization or its certificate of formation), (b) the federal employer identification number for such Company, (c) the organizational identification number for such Company, and (d) each state in which such Company is qualified to do business and states whether such Company is in good standing under the laws of each such state.

2.          Other Names.  Schedule II sets forth for each Company (a) all names (including trade names and similar appellations) presently used by such Company or any of its divisions or other business units and (b) all names (including former legal names and trade names or similar appellations) used by such Company or any of its divisions or other business units during the past five years.

3.          Locations.  Schedule III sets forth for each Company (a) the location (including county and zip code) of its chief executive office, (b) the location (including county and zip code) of its chief place of business, (c) each location (including county and zip code) where its books and records are maintained, (d) each location (including county and zip code) where material inventory and/or equipment are maintained, and (e) each location (including county and zip code) previously maintained by such Company during the past four months (and in the case of its chief executive office, during the past five years) for any of the purposes listed above.

4.          Outside Locations of Collateral.  Schedule IV sets forth for each Company (a) the name and location (including county and zip code) of each person or entity (other than a Company) that has or may have possession of any inventory, equipment or other assets of such Company, (b) the name and location (including county and zip code) of each person or entity (other than a Company) that has previously had possession of any inventory, equipment or other assets of such Company during the past four months.

5.          Cash/Accounts.  Schedule V sets forth for each Company all cash, money, currency and all deposit accounts, including demand, time, savings, passbooks or similar accounts maintained with banks, savings and loan associations, or other financial institutions of such Company.

6.          Investment Property.  Schedule VI sets forth for each Company all investment property (as defined in the Uniform Commercial Code as in effect in the State of New York), including, without limitation, all securities and security accounts (as each such term is defined in the Uniform Commercial Code as in effect in the State of New York), whether or not evidenced by certificates or instruments, and all of the certificates and instruments, if any, representing or evidencing such investment property and all security therefor of such Company.

7.          Securities; Instruments; Chattel Paper.  Schedule VII sets forth for each Company all securities (whether debt or equity and whether or not evidenced by a certificate), instruments and chattel paper held by or on behalf of, and all letters of credit issued in favor of, such Company.

8.          Intellectual Property.  Schedule VIII sets forth for each Company (a) all trademarks, service marks, trade names, business names, logos or other business identifiers of like nature, all applications or recordings in respect thereof, and all licenses or contracts in respect of the foregoing, (b) all letters patent, design patents and utility patents, all applications or recordings in respect thereof, and all licenses or contracts in respect of the foregoing, and (c) all copyrights, copyright registrations, all applications or recordings in respect thereof, and all licenses (other than licenses to customers in the ordinary course of business) or contracts in respect of the foregoing. Please indicate whether any Company derives revenues from copyrights that are not registered with the U.S. Copyright Office.

9.          Real Property.  Schedule IX sets forth for each Company (a) all real property owned or leased by such Company, (b) if such property is leased, the landlord and the term of the lease, and (c) if such property is held in fee, the holder of any lien on such real property.

10.          Vehicles.  Schedule X sets forth for each Company all of the motor vehicles owned by such Company, identifying (a) the unit and VIN numbers, (b) the state where such vehicle is titled, (c) any existing lienholders and (d) the make, model and year of such vehicle.

11.          Other Titled Collateral.  Schedule XI set forth for each Company all aircraft and boats and all other inventory, equipment and other goods of the Company which are subject to any certificate of title or other registration statute of the United States, any state or any other jurisdiction, and provides a description of such goods and indicates the registration system and jurisdiction of such goods.

12.          Commercial Tort Claims.  Schedule XII sets forth for each Company all commercial tort claims (as defined in the Uniform Commercial Code as in effect in the State of New York) of such Company.

13.          Acknowledgment.  The undersigned acknowledges that this Perfection Certificate is provided in connection with the Financing Facility and that the Lenders will rely upon the information contained herein.  The undersigned further acknowledges and agrees that the information contained herein shall be deemed to be a representation and warranty under the Financing Facility, and that any material misstatements or material omissions contained herein may constitute a default under the Financing Facility.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Perfection Certificate this ___ day of________________.

RIMINI STREET, INC.

By:
Name:
Title:

SCHEDULE I

Persons

Company Name	State of Organization	Federal Employer I.D.	Organizational I.D.	States where Qualified to do Business

SCHEDULE II

Other Names

Company	Present Names	Former Names

SCHEDULE III

Locations

Company*	Chief Executive Office	Chief Place of Business	Books and Records	Inventory, Equipment, Etc.

* Indicate whether any of the locations listed above is a previously maintained location.

SCHEDULE IV

Outside Locations of Collateral

Company*	Outside Locations of Collateral

* Indicate whether any of the locations listed above is a previously maintained location.

SCHEDULE V

Cash/Accounts

Company	Bank or Broker	Address	Account No.	Account Type

SCHEDULE VI

Investment Property

Company	Bank or Broker	Address	Account No.	Account Type

Company	Description of Investment Property

SCHEDULE VII

Securities; Instruments; Chattel Paper

Company	Debtor or Issuer	Amount	Security Agreements

SCHEDULE VIII

Intellectual Property

Trademarks

Company	Country	Trademark	Application or Registration No.	Filing Date	Registration Date	Assignees

Patents

Company	Country	Title	Application or Patent No.	Filing Date	Issue Date	Assignees

Copyrights

Company	Country	Title	Type of Work	Application or Registration No.	Issue Date	Assignees

SCHEDULE IX

Real Property

Company	Location	Leasehold or Fee	Lessor or Mortgagee	Lease or Mortgage Term	Other Liens

SCHEDULE X

Motor Vehicles

Company	Unit Number	VIN Number	Title State	Existing Lienholder	Make/Model/Year

SCHEDULE XI

Other Titled Collateral

SCHEDULE XII

Commercial Tort Claims

Company	Description of Commercial Tort Claim

EXHIBIT E

FORM OF NOTE

$[_________________]	[Date]

FOR VALUE RECEIVED, Rimini Street, Inc., a Nevada corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” under the Financing Agreement (as hereinafter defined), each a “Borrower” and collectively, the “Borrowers”), hereby promise to pay to the order of [_____________________________] (the “Specified Lender”) the principal amount of [_____________________________] ($[          ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan held by the Specified Lender under the Financing Agreement referred to below) pursuant to the terms of the Financing Agreement, dated as of June 24, 2016, by and among the Borrowers, each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined in the Financing Agreement), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and CB Agent Services LLC, a Delaware limited liability company (“Colbeck”), as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”) (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Financing Agreement”).  This Note is one of the promissory notes referred to in the Financing Agreement.  Terms capitalized but not defined herein shall have the meanings given to them respectively in the Financing Agreement.  Reference is made to the Financing Agreement for a statement of the terms and conditions under which the Term Loan evidenced hereby has been made, is secured, and may be prepaid or accelerated.

Until maturity (whether by acceleration or otherwise), interest shall accrue and be payable on the outstanding principal balance hereof at the annual rates of interest set forth in the Financing Agreement.  In accordance with the provisions of Section 2.04(b) of the Financing Agreement, upon the occurrence and during the continuance of an Event of Default, at the election of the Origination Agent, interest shall accrue at the Post-Default Rate.  Outstanding principal and accrued and unpaid interest shall be payable in accordance with the terms and conditions of the Financing Agreement.

All amounts payable by the Borrowers hereunder shall be paid in accordance with the Financing Agreement in immediately available funds (except as otherwise expressly provided in the Loan Documents).

Each Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

[signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

RIMINI STREET, INC.

By:
Name:
Title:

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

RIMINI STREET, INC.

CB Agent Services LLC, as
Origination Agent
888 Seventh Avenue, 29th Floor
New York, New York 10106
Attention:  Tony Hokayem

Re:          Compliance Certificate dated: _________, ____

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of June 24, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among Rimini Street, Inc., a Nevada corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined in the Financing Agreement), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC, (“Cortland), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and CB Agent Services LLC, a Delaware limited liability company (“Colbeck”) as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Financing Agreement unless specifically defined herein.

Pursuant to Section 7.01(a)(iv) of the Financing Agreement, the undersigned Authorized Officer of the Parent hereby certifies, on the date hereof, in his/her capacity as an Authorized Officer of the Parent and not in any individual capacity, that:

1.          I have reviewed the provisions of the Financing Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review of the condition and operations of the Parent and its Subsidiaries during the fiscal period covered by the financial statements delivered pursuant to Section 7.01(a)[(i)][(ii)][(iii)] of the Financing Agreement for the [fiscal month] [fiscal quarter] [Fiscal Year] ended as of the above date, with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of the Financing Agreement and the other Loan Documents during such [fiscal month] [fiscal quarter] [Fiscal Year].

2.          Such review has not disclosed the occurrence and continuance during such fiscal period, and I have no knowledge of the occurrence and continuance during such fiscal period, of a Default or Event of Default, except as listed on Schedule 1 hereto, describing the nature and period of existence thereof and the action the Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

3.          [Each Loan Party is in compliance with the applicable covenants contained in Sections 7.02(g), 7.02(t) and 7.03 of the Financing Agreement as demonstrated on Schedule 2 hereto, in form and detail reasonably satisfactory to the Origination Agent.]1

4.          [Set forth on Schedule 3 hereto is a management discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, in form and detail reasonably satisfactory to the Origination Agent.]2

5.          [Set forth on Schedule 4 hereto, to extent the Fiscal Year of the Parent and its Subsidiaries has been modified either (x) during the prior four-quarter period (in the case of quarterly financial statements delivered under clause (ii) of Section 7.01(a)) or (y) after the most recent annual financial statements delivered under clause (iii) of Section 7.01(a), is a reconciliation for such change in Fiscal Year, in form and detail reasonably satisfactory to the Origination Agent.]3

6.          [Set forth on Schedule [4][5] hereto, is a summary detailing the contracted revenue on a month to month basis (both in the aggregate and on a client by client basis), including deferred revenue, invoicing, cash receipts, newly added service level agreements, in form and substance reasonably satisfactory to the Origination Agent.]4

7.          [Set forth on Schedule [5][6] hereto, is a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, [together with such other related documents and information as the Origination Agent has reasonably required].]5

1 To be included in certificates accompanying the delivery of the quarterly and annual financial statements of the Parent and its Subsidiaries required to be delivered by clauses (ii) and (iii) of Section 7.01(a).
2 To be included in certificates accompanying the delivery of the quarterly and annual financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of Section 7.01(a).
3 Reconciliations to be included to extent the Fiscal Year of the Parent and its Subsidiaries has been modified either (x) during the prior four-quarter period (in the case of quarterly financial statements delivered under clause (ii) of Section 7.01(a)) or (y) after the most recent annual financial statements delivered under clause (iii) of Section 7.01(a).
4 To be included in certificates accompanying the delivery of the monthly financial statements of the Parent and its Subsidiaries required to be delivered by clause (i) of Section 7.01(a).
5 To be included in certificates accompanying the delivery of the annual financial statements of the Parent and its Subsidiaries required to be delivered by clause (iii) of Section 7.01(a).

8.          [There have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to Section 7.01(a)(iv) of the Financing Agreement[, except as contained in the updated Perfection Certificate attached hereto as Schedule [6][7]].]6

6 To be included in certificates accompanying the delivery of the annual financial statements of the Parent and its Subsidiaries required to be delivered by clause (iii) of Section 7.01(a).

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned, solely as an officer of the Parent and not in any individual capacity, as of the date hereof.

RIMINI STREET, INC.

By:
Name:
Title:

SCHEDULE 1

Default or Event of Default

[See Attached]

SCHEDULE 2

Financial Covenants

SCHEDULE 3

Discussion of Financial Condition and Results of Operations

[See Attached]

SCHEDULE [4]

Reconciliation

SCHEDULE [4][5]

Contracted Revenue

SCHEDULE [5][6]

Material Insurance Coverage

[See Attached]

SCHEDULE [6][7]

Updated Perfection Certificate

[See Attached]

EXHIBIT G

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of June 24, 2016, is made by the Obligors (as defined below) in favor of Cortland Capital Market Services LLC, as collateral agent for the Lenders referred to below (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Rimini Street, Inc., a Nevada corporation (the “Parent”; and together with each other Person that executes a joinder agreement and becomes a “Borrower” under the Financing Agreement referred to below, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as therein after defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”),  the Collateral Agent, Cortland Capital Market Services LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and CB Agent Services, LLC, a Delaware limited liability company (“Colbeck”) as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”) are parties to that certain Financing Agreement, dated as of June 24, 2016 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Financing Agreement”), pursuant to which the Lenders have agreed to make loans and other financial accommodations (the “Loans”) to the Borrowers;

WHEREAS, in order to induce the Agents and the Lenders to enter into the Financing Agreement, each of the Guarantors has executed and delivered a Guaranty in favor of the Collateral Agent, for the benefit of the Secured Parties, with respect to certain of the obligations owing by the Borrowers to the Secured Parties pursuant to the Financing Agreement;

WHEREAS, each Obligor (as defined below) has made or may make certain loans or advances from time to time to one or more other Obligors; and

WHEREAS, each Obligor has agreed to the subordination of such indebtedness of each other Obligor to such Obligor, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Lenders to make and maintain the Loans pursuant to the Financing Agreement, the Obligors hereby jointly and severally agree with the Agents and the Lenders as follows:

SECTION 1.          Definitions; Interpretation.

(a)          Terms Defined in Financing Agreement.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

(b)          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Additional Obligor” has the meaning set forth in Section 15 hereto.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Agent” and “Agents” have the meanings set forth in the preamble hereto.

“Borrowers” has the meaning set forth in the preamble hereto.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Financing Agreement” has the meaning set forth in the recitals hereto.

“Guarantors” has the meaning set forth in the recitals hereto.

“Insolvency Event” has the meaning set forth in Section 3 hereto.

“Lenders” has the meaning set forth in the recitals hereto.

“Obligors” means, collectively, the Borrowers, the Guarantors, any Subsidiaries of the Borrowers or the Guarantors signatories hereto and any Additional Obligors.

“Senior Debt” means, collectively, the Obligations (as defined in the Financing Agreement) and the Guaranteed Obligations (as defined in the Financing Agreement and each Guaranty).

“Subordinated Debt” means, with respect to each Obligor, all indebtedness, liabilities, and other obligations of any other Obligor owing to such Obligor in respect of any and all loans or advances made by such Obligor to such other Obligor whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any other Obligor to such Obligor under or in connection with any documents or instruments related thereto.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

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(c)          Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof”, “hereby” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Subsections, Clauses, Exhibits, Schedules and Annexes shall be construed to refer to Articles of, Sections of, Subsections of, Clauses of, Exhibits to, Schedules to and Annexes to, this Agreement, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to.  The captions and headings contained herein are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 2.          Subordination to Payment of Senior Debt.  As to each Obligor, until the Termination Date, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the payment in full in cash (except as otherwise expressly set forth in the Loan Documents) of the Senior Debt (other than Contingent Indemnity Obligations).

SECTION 3.          Subordination Upon Any Distribution of Assets of the Obligors.  As to each Obligor, during the existence of an Event of Default, in the event of any payment or distribution of assets of any other Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Obligor or its property, whether voluntary or involuntary, or in an Insolvency Proceeding, or upon any other marshaling or composition of the assets and liabilities of such other Obligor, or otherwise (such events, collectively, “Insolvency Events”):  (a) all amounts owing on account of the Senior Debt shall first be paid in full in cash (except as otherwise expressly set forth in the Loan Documents) (other than Contingent Indemnity Obligations) before any Subordinated Debt Payment is made; and (b) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Obligor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to the Collateral Agent (or its designee) for the benefit of the Secured Parties for application to the payment of the Senior Debt in accordance with clause (a), after giving effect to any concurrent payment or distribution or provision therefor to the Secured Parties in respect of such Senior Debt.

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SECTION 4.          Payments on Subordinated Debt.

(a)          Permitted Payments.  To the extent expressly permitted by the Financing Agreement and so long as no Event of Default shall have occurred and be continuing, each Obligor may make, and each other Obligor shall be entitled to accept and receive, payments and prepayments (as permitted pursuant to the terms of the Financing Agreement) on account of the Subordinated Debt in the ordinary course of business.

(b)          No Payment Upon Senior Debt Defaults.  So long as any Event of Default has occurred and is continuing no Obligor shall make, and no other Obligor shall accept or receive, any Subordinated Debt Payment.

SECTION 5.          Subordination of Remedies.  Until the Termination Date, no Obligor shall, without the prior written consent of the Collateral Agent:

(a)          accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of the obligations of any other Obligor owing to such Obligor;

(b)          exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c)          exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of such Obligor to any other Obligor against any of the Subordinated Debt; or

(d)          commence, or cause to be commenced, or join with any creditor other than the Secured Parties in commencing, any Insolvency Proceeding or receivership proceeding against any other Obligor.

SECTION 6.          Payment Over to Collateral Agent.  In the event that, notwithstanding the provisions of Sections 3, 4, and 5, any Subordinated Debt Payments shall be received in contravention of such Sections 3, 4, and 5 by any Obligor before the Termination Date, such Subordinated Debt Payments shall be held in trust for the benefit of the Secured Parties and shall be paid over or delivered to the Collateral Agent (or its designee) for the benefit of the Secured Parties for application to the payment in full in cash (except as otherwise expressly provided in the Loan Documents) of all Senior Debt remaining unpaid (other than Contingent Indemnity Obligations) to the extent necessary to give effect to such Sections 3, 4, and 5, after giving effect to any concurrent payments or distributions to the Secured Parties in respect of the Senior Debt.

SECTION 7.          Authorization to Collateral Agent.  If, while any Subordinated Debt is outstanding and until the Termination Date, any Insolvency Event shall occur and be continuing with respect to any Obligor or its property:  (a) the Collateral Agent hereby is irrevocably authorized and empowered (in the name of each Obligor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties; and (b) each Obligor shall promptly take such action as the Collateral Agent reasonably may request (i) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to the Collateral Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (iii) to collect and receive any and all Subordinated Debt Payments.

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SECTION 8.          Certain Agreements of Each Obligor.

(a)          No Benefits.  Each Obligor understands that there may be various agreements between any Secured Party and any other Obligor evidencing and governing the Senior Debt, and each Obligor acknowledges and agrees that such agreements are not intended to confer any benefits on such Obligor and that no Secured Party shall have any obligation to such Obligor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to it under such agreements.

(b)          No Interference.  Each Obligor acknowledges that each other Obligor has granted to the Collateral Agent, for the benefit of the Secured Parties, a Lien on the Collateral of such Obligor and agrees not to interfere with or in any manner oppose a disposition of any such Collateral by the Secured Parties in accordance with applicable law and the terms of the applicable Loan Documents.

(c)          Reliance by the Secured Parties.  Each Obligor acknowledges and agrees that the Secured Parties will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making the financial accommodations thereunder.

(d)          Waivers.  Except as provided under the Financing Agreement, each Obligor hereby waives (to the extent permitted by applicable law) any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e)          Obligations of Each Obligor Not Affected.  Each Obligor hereby agrees that, subject to the terms and conditions of the Loan Documents, at any time and from time to time, without notice to or the consent of such Obligor (except as otherwise expressly required by the terms of any applicable Loan Document), without incurring responsibility to such Obligor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of the Secured Parties hereunder: (i) the time for any other Obligor’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by the Secured Parties; (ii) the agreements of any other Obligor with respect to the Loan Documents may from time to time be modified by such other Obligor and the Secured Parties for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such other Obligor or the Secured Parties thereunder; (iii) the manner, place, or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by any other Obligor and the Secured Parties; (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of the Collateral Agent may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against any other Obligor, any other Person, or with respect to any Collateral may be exercised (or the Secured Parties may waive or refrain from exercising such rights).

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(f)          Rights of the Agent and the Lenders Not to Be Impaired.  No right of any Secured Party to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Obligor, any Secured Party hereunder or under or in connection with any other Loan Document or by any noncompliance by any Obligor with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof any Secured Party may have or otherwise be charged with.

(g)          Financial Condition of the Obligors.  Except as provided under the Financing Agreement or any other Loan Document, no Obligor shall have any right to require any Secured Party to obtain or disclose any information with respect to:  (i) the financial condition or character of any other Obligor or the ability of any other Obligor to pay and perform the Senior Debt; (ii) the Senior Debt, subject, however to such Obligor’s right to make inquiry of the Administrative Agent to ascertain the amount of the Senior Debt at any reasonable time; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of any Secured Party or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

SECTION 9.          Subrogation.

(a)          Subrogation.  Until the Termination Date, no Obligor shall have, nor shall it directly or indirectly exercise, any rights that such Obligor may acquire by way of subrogation under this Agreement, by any payment or distribution to the Secured Parties hereunder or otherwise.  Upon the Termination Date, each Obligor shall be subrogated to the rights of the Secured Parties to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full.  For the purposes of the foregoing subrogation, no payments or distributions to any Secured Party of any cash, property, or securities to which any Obligor would be entitled except for the provisions of Section 3, 4, or 5 shall, as among such Obligor, its creditors (other than the Secured Parties), and any other Obligor, be deemed to be a payment by any other Obligor to or on account of the Senior Debt.

(b)          Payments Over to the Obligors.  If any payment or distribution to which any Obligor would otherwise have been entitled but for the provisions of Section 3, 4, or 5 shall have been applied pursuant to the provisions of Section 3, 4, or 5 to the payment of all amounts payable under the Senior Debt, such Obligor shall be entitled to receive from the Secured Parties any payments or distributions received by the Secured Parties in excess of the amount sufficient to pay in full in cash (except as otherwise expressly provided in the Loan Documents) all amounts payable under or in respect of the Senior Debt (other than Contingent Indemnity Obligations).  If any such excess payment is made to the Secured Parties, the Secured Parties shall promptly remit such excess payment to such Obligor and until so remitted shall hold such excess payment for the benefit of such Obligor.

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SECTION 10.          Continuing Agreement; Reinstatement.

(a)          Continuing Agreement.  This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Obligor until the Termination Date.  The subordinations, agreements, and priorities set forth herein shall remain in full force and effect until the Termination Date regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with any other Obligor.

(b)          Reinstatement.  This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any other Obligor shall be rescinded or must otherwise be restored by any Secured Party, under Section 12.14 of the Financing Agreement.

SECTION 11.          Transfer of Subordinated Debt.  Except as expressly permitted under the Financing Agreement or any other Loan Document, no Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of the Collateral Agent, and any such assignment without the Collateral Agent’s prior written consent shall be null and void unless such transfer is otherwise permitted by the Financing Agreement.  Any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby in a manner reasonably satisfactory to the Collateral Agent.

SECTION 12.          Obligations of the Obligors Not Affected.  The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Obligor against the other Obligors, on the one hand, and of the Secured Parties against the Obligors, on the other hand.  Nothing contained in this Agreement shall (i) impair, as between each Obligor and the other Obligors, the obligation of each other Obligor to pay its respective obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of each Obligor against the other Obligors, on the one hand, and of the creditors (other than the Secured Parties) of the other Obligors against the other Obligors, on the other hand.

SECTION 13.          Endorsement of Obligor Documents; Further Assurances and Additional Acts.

(a)          Endorsement of Obligor Documents.  At the request of the Collateral Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Obligor shall promptly deliver to the Collateral Agent evidence of the same.

(b)          Further Assurances and Additional Acts.  Each Obligor shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as the Collateral Agent shall deem reasonably necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide the Collateral Agent with evidence of the foregoing in form and substance reasonably satisfactory to the Collateral Agent.

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SECTION 14.          Miscellaneous.

(a)          Notices.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be mailed, emailed, or delivered in accordance with the notice provisions contained in the Financing Agreement.

(b)          No Waiver; Cumulative Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Secured Parties.

(c)          Survival.  All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect until the Termination Date.

(d)          Benefits of Agreement.  This Agreement is entered into for the sole protection and benefit of the parties hereto and their respective successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

(e)          Binding Effect.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Obligor and each Secured Party, except that no Obligor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Collateral Agent in accordance with Section 11.

(f)          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(g)          Entire Agreement.  This Agreement constitutes the entire agreement of each of the Obligors with respect to the matters set forth herein and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

(h)          Amendments and Waivers.  No amendment or waiver of any provision of this Agreement and no consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Obligors and the Collateral Agent.  Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

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(i)          Conflicts.  In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

(j)          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)          Interpretation.  This Agreement is the result of negotiations between, and has been reviewed by the respective counsel to, the Obligors, the Agents and the Lenders and is the product of all parties hereto.  Accordingly, this Agreement shall not be construed against the Agents and the Lenders merely because of their involvement in the preparation hereof.

(l)          Counterparts; Telecopy Execution.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopy or electronic mail shall be equally effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopy or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(m)          Termination of Agreement.  Upon the Termination Date, this Agreement shall terminate and the Collateral Agent on behalf of the Secured Parties shall, at the sole cost and expense of the Obligors, promptly execute and deliver to each Obligor such documents and instruments as shall be reasonably requested by such Obligor to evidence such termination.

(n)          Additional Provisions.  In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.04, 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

SECTION 15.          Additional Obligors.  The initial Obligors hereunder shall be such of the Obligors as are signatories hereto as of the date hereof.  From time to time subsequent to the date hereof, additional Obligors, as required by the Financing Agreement or the other Loan Documents, may become parties hereto, as additional Obligors (each, an “Additional Obligor”), by executing and delivering a counterpart of this Agreement.  Upon delivery of any such counterpart to the Collateral Agent, notice of which is hereby waived by each other Obligor, each such Additional Obligor shall be an Obligor hereunder and shall be as fully a party hereto as if such Additional Obligor were an original signatory hereof.  Each Obligor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Obligor hereunder.  This Agreement shall be fully effective as to any Obligor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be an Obligor hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

OBLIGORS:

RIMINI STREET, INC.

By:

By:
Name:
Title:

[INTERCOMPANY SUBORDINATION AGREEMENT]

COLLATERAL AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:
Name:
Title:

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